UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☐                    Filed by a Party other than the Registrant  ☒

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

AEROJET ROCKETDYNE HOLDINGS, INC.

(Name of Registrant as Specified In Its Charter)

COMMITTEE FOR AEROJET ROCKETDYNE SHAREHOLDERS AND VALUE MAXIMIZATION

comprised of the following individuals

speaking individually and not as or on behalf of the company:

GAIL BAKER

MARION C. BLAKEY

MAJ. GEN. CHARLES F. BOLDEN, USMC (RET.)

GENERAL KEVIN P. CHILTON, USAF (RET.)

THOMAS A. CORCORAN

EILEEN P. DRAKE

DEBORAH LEE JAMES

GENERAL LANCE W. LORD, USAF (RET.)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

The Committee for Aerojet Rocketdyne Shareholders and Value Maximization (the “Committee”) is disclosing the transcript of the May 23, 2022 trial proceedings in In re Aerojet Rocketdyne Holdings, Inc., C.A. No. 2022-0127-LWW, as additional soliciting materials.

Shareholders with questions can contact our solicitor: D.F. King & Co., (212) 269-5550 (collect) or via e-mail at AJRD@dfking.com.

Important Information

This document is being sent by members of the Committee in their individual capacity, and not on or behalf of Aerojet Rocketdyne Holdings, Inc (the “Company”). No Company resources were used in connection with these materials. On May 3, 2022, Eileen P. Drake and the other members of the Committee For Aerojet Rocketdyne Shareholders and Value Maximization filed a definitive solicitation statement with the Securities and Exchange Commission in connection with the solicitation of agent designations to call a special meeting of stockholders of the Company.

Contact:

D.F. King & Co., Inc.

Edward T. McCarthy / Tom Germinario

AJRD@dfking.com

Committee’s Website:

https://maximizeajrdvalue.com

1

IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

IN RE AEROJET ROCKETDYNE	: C.A. No.
HOLDINGS, INC.	: 2022-0127-LWW

Chancery Courtroom No. 12B

Leonard L. Williams Justice Center

500 North King Street

Wilmington, Delaware

Monday, May 23, 2022

9:19 a.m.

BEFORE: HON. LORI W. WILL, Vice Chancellor

TRIAL TRANSCRIPT – VOLUME I

CHANCERY COURT REPORTERS

Leonard L. Williams Justice Center

500 North King Street - Suite 11400

Wilmington, Delaware 19801

(302) 255-0526

2

APPEARANCES:

A. THOMPSON BAYLISS, ESQ.

MICHAEL A. BARLOW, ESQ.

ELIEZER Y. FEINSTEIN,, ESQ.

FLORENTINA D. FIELD, ESQ.

SAMUEL D. CORDLE, ESQ.

CALEB VOLZ, ESQ.

Abrams & Bayliss LLP

-and-

R. BRIAN TIMMONS, ESQ.

of the California Bar

Quinn Emanuel Urquhart & Sullivan, LLP

-and-

ELLISON WARD MERKEL, ESQ.

K. MCKENZIE ANDERSON, ESQ.

of the New York Bar

Quinn Emanuel Urquhart & Sullivan, LLP

-and-

JOSEPH MARGOLIES, ESQ.

of the Illinois Bar

Quinn Emanuel Urquhart & Sullivan, LLP

for Plaintiff Warren G. Licktenstein

PETER J. WALSH, JR., ESQ.

MATTHEW F. DAVIS, ESQ.

LAURA G. READINGER, ESQ.

ABRAHAM C. SCHNEIDER, ESQ.

PATRICK A. LOCKWOOD, ESQ.

Potter, Anderson & Corroon LLP

for Plaintiffs James R. Henderson, Audrey A. McNiff, and Martin Turchin

RAYMOND J. DiCAMILLO, ESQ.

KEVIN M. GALLAGHER, ESQ.

DANIEL E. KAPROW, ESQ.

CAROLINE M. McDONOUGH, ESQ.

Richards, Layton & Finger, PA

-and-

DAVID J. MARGULES, ESQ.

ELIZABETH A. SLOAN, ESQ.

BRITTANY M. GIUSINI, ESQ.

Ballard Spahr LLP

-and-

Appearances Cont’d ...

CHANCERY COURT REPORTERS

3

. . . Appearances Cont’d

TERENCE GRUGAN, ESQ.

of the Pennsylvania Bar

Ballard Spahr LLP

-and-

MARK A. KIRSCH, ESQ.

ADAM H. OFFENHARTZ, ESQ.

DANA E. SHERMAN, ESQ.

BETHANY SAUL, ESQ.

of the New York Bar

Gibson, Dunn & Crutcher LLP

-and-

BRIAN M. LUTZ, ESQ.

COLIN B. DAVIS, ESQ.

KATIE BEAUDIN, ESQ.

of the California Bar

Gibson, Dunn & Crutcher LLP

-and-

JEFFREY S. ROSENBERG, ESQ.

of the District of Columbia Bar

Gibson, Dunn & Crutcher LLP

for Eileen P. Drake, Thomas A. Corcoran, Kevin P. Chilton, and Lance W. Lord

ALBERT H. MANWARING, IV, ESQ.

Morris James LLP

for Nominal Party Aerojet Rocketdyne Holdings, Inc.

GARRETT B. MORITZ, ESQ. (Via Zoom)

BENJAMIN Z. GROSSBERG, ESQ.

Ross Aronstam & Moritz LLP

for Mr. Boehle

CHANCERY COURT REPORTERS

4

(In session at 9:19 a.m.)

THE COURT: Good morning.

VARIOUS COUNSEL: Good morning, Your Honor.

THE COURT: I have a couple of housekeeping matters before we get started. First of all, I’m sure you saw my letter on Friday afternoon strongly encouraging you-all to wear masks, and I thank you very much for doing that. Candidly, we had a number of cases in the court over the past week, so we wanted to take some precautions.

You have tabletop podiums. You can see them right there. I encourage you to use those as well.

In terms of our schedule for today, we’ll be beginning each day at 9:15. And I promise not to be late again. We’ll go for about an hour and a half, take a 15-minute break, go for another hour and a half. We’ll take an hour for lunch, from 12:30 to 1:30, pick it back up for an hour and a half until 3:00, take our afternoon recess, 3:00 to 3:15, and then we’ll continue until we recess for the day at 4:45.

If you have any scheduling issues that

CHANCERY COURT REPORTERS

5

come up as we go along and you need us to stay a little later or adjust, just let me know and I’m happy to do that.

That is all that I had on my list, but I’m happy to hear any matters that we should take up before we begin.

ATTORNEY M. DAVIS: Your Honor, I believe we don’t have any housekeeping matters to address with the Court.

THE COURT: Great.

ATTORNEY M. DAVIS: And we can just get started.

THE COURT: All right. That’s a good place to start. Thank you.

ATTORNEY M. DAVIS: For the record, Matthew Davis of Potter Anderson & Corroon. And plaintiffs call James Henderson.

And, Your Honor, while Mr. Henderson gets situated, we have some witness binders. May we distribute those?

THE COURT: You may.

ATTORNEY M. DAVIS: Thank you.

JAMES R. HENDERSON, having first been duly affirmed, was examined and testified as follows:

CHANCERY COURT REPORTERS

J. Henderson - Direct	6

ATTORNEY M. DAVIS: Your Honor, may we proceed?

THE COURT: You may proceed. Thank you.

ATTORNEY M. DAVIS: Thank you.

DIRECT EXAMINATION

BY ATTORNEY M. DAVIS:

Q.    Good morning, Mr. Henderson.

A.    Good morning.

Q.    Are you currently a member of the board of directors of Aerojet Rocketdyne?

A.    Yes, I am.

Q.    How long have you been an Aerojet Rocketdyne director?

A.    Since 2008.

Q.    And before we focus on your role as a director at Aerojet, could you give us a little background on your professional experience.

A.    Yes. I’ve been CEO of seven companies. Five of them were public, two of them were private. I’ve been on the board of directors of 12 companies, 10 of them were public and two of them were private. Most of them, it’s some type of turnaround situation.

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J. Henderson - Direct	7

Q.    And as a general matter, in what industry is the bulk of your professional experience?

A.    The bulk of it was defense military, but it was also involved in manufacturing, operations, logistics, that type of stuff.

Q.    Are you an attorney or do you have any legal training?

A.    No.

Q.    Do you know Warren Lichtenstein?

A.    Yes.

Q.    Who is he?

A.    He’s the chairman and chief executive officer of Aerojet Rocketdyne and also the chairman and CEO of Steel Partners.

Q.    Did you previously work for Steel Partners?

A.    I did.

Q.    In what capacity?

A.     I was what they call an operating partner. I was — they had the analysts up in New York who do the analysis of the companies, and basically, I was the one who went in and worked at the board level or at the CEO level to make changes within that company.

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Q.    And when did your employment with Steel Partners end?

A.    It ended in 2011.

Q.    So approximately 11 years ago?

A.    Yes.

Q.    And other than you being an Aerojet director, could you describe all current professional relationships that you or any member of your family has with Mr. Lichtenstein or anyone at Steel Partners?

A.    There’s none.

Q.    Are there any social relationships between you or any member of your family with Mr. Lichtenstein or Steel Partners?

A.    No.

Q.    Are you invested in Steel Partners or in any companies in which they are invested other than Aerojet?

A.    Not to my knowledge, no.

Q.    Other than Aerojet, are you a member of the board of directors of any company in which Steel Partners is invested?

A.    No.

Q.    Do you have any consulting arrangement with Steel Partners or with any company affiliated

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with Steel Partners?

A.    No.

Q.    Do you receive any income from Steel Partners or from any company affiliated with Steel Partners?

A.    No.

Q.    Now, you testified earlier that you joined the Aerojet board in 2008. How did you come to be an Aerojet director?

A.    Steel Partners put a proxy together with a slate of three directors to be nominated, and we were selected by the shareholders to represent them on the board.

Q.    And do you receive compensation for your service as a director of Aerojet?

A.    Yes.

Q.    Is the director compensation that you receive from Aerojet material to your income?

A.    No. I believe it’s been ten years I’ve been deferred on my income, so . . .

Q.    And since you joined the Aerojet board, what roles have you held?

A.    I’ve been the chairman of the company. I’ve been on the audit committee. I’m currently the

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J. Henderson - Direct	10

chair of the audit committee. I’ve been the chair of the nominating committee. I’m a member of the nominating committee currently. We had a real estate committee. I was on that with Marty Turchin. And I was also on the nonmanagement committee.

Q.    Okay. And what do you do as chair of the audit committee?

A.    My primary responsibility is to ensure all public disclosures are accurate and the financials that are presented in the 10-K, 10-Q are reliable and there’s SOX reporting, internal — like, internal auditing and that type of stuff we oversee.

Q.    You had also mentioned the nonmanagement committee. What is that?

A.    It was a committee the board put together to investigate some allegations from Eileen Drake towards Warren Lichtenstein.

Q.    And as chair of the audit committee — I’m going to go back to the audit committee. Do you work closely with management?

A.    Yes.

Q.    Who do you work with?

A.    Mostly the CFO, Dan Boehle.

Q.    And before the negotiations of the

CHANCERY COURT REPORTERS

J. Henderson - Direct	11

Lockheed merger, what was your working relationship with management like?

A.    They were good.

Q.    Could you describe how they were good.

A.    They — they were good in the sense of when we requested information, we received it in a timely manner. It was even when good news or bad news occurred, sometimes we’d get a call and just give us the information. So it was very transparent. There was no information being held back, and I think it was a good working relationship.

Q.    And do you still have a good working relationship with management?

A.    No. Not really.

Q.    About when did that change occur?

A.    It started in the negotiation of the Lockheed Martin deal and continued through there to get worse.

Q.    And what changed?

A.    Two things, I would say, changed. The first was Eileen Drake and — and Warren really just had difference of opinions on a lot of the business issues, to the point where Eileen would even refuse to work with Warren or meet with Warren.

CHANCERY COURT REPORTERS

J. Henderson - Direct	12

And that kind of just, you know, worked right through the board level and through her management team.

The second is the CFO. Used to be we would have monthly meetings — excuse me, quarterly meetings to go over the financial numbers. And we requested certain data, and it was very, very difficult to get the data on a quarterly basis. You just — we would get it, but it was usually very late and — and this is information that wasn’t, like, just, you know, created for the audit committee. This is stuff that was given to the outside auditors, they had internal to the company. All we wanted was copies of it to review it. And it was very difficult to get the information.

Q.    You mentioned Eileen Drake. Who is Ms. Drake?

A.    She’s the CEO of the company.

Q.    Were you ever concerned that the merger with Lockheed wouldn’t go through?

A.    Not at first, but when we start pushing out — we were supposed to close, I believe, originally in November of 2021. And then it started moving into 2022. So the timing kept slipping from

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what we were hearing was when it was going to occur. You know, the closing.

And the second thing is when you got out in the fall of 2021, there was a real — I don’t know, probably 15 percent discount between the trading value of the stock, compared to the $51 we knew the company was going to sell for. So that always — you know, I never could figure that out, why was there such a discount in price.

Q.    And did you or any other directors ever try to raise the concern with management that the Lockheed deal might not close?

A.    Yes. We had those conversations.

Q.    And how did management react to those concerns?

A.    They — they felt very confident from — they were working very closely with Lockheed Martin, all the attorneys, the briefings that were given to the FTC, who had the oversight of approving or disapproving this transaction.

And all the feedback we were receiving from them was it was positive, even to the point where there was a presentation in December, where it was — they said it was highly probable it was going to

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J. Henderson - Direct	14

happen.

Q.    All right. So did there come a time when you thought the company should engage in contingency planning for the possibility that the Lockheed merger might not go forward?

A.    Yes. Once we got out to the — I’d say past summer, fall of 2021, we just wanted to ensure, if it didn’t happen, you know, we — up to that point, we all assumed it was going to happen.

What — what would the company need, what type of investments. There was some conversations about certain people in management that might leave, and we just — there was a lot of open issues, and we wanted to kind of have a plan to kind of lay it out and see where we were, what needed to be done to rectify the issues.

Q.    Let’s pull up JX 116. And that will appear on the screen —

A.    I’m sorry —

Q.    And also you should have a binder in front of you.

A.    I don’t have a binder. I’m sorry. Is it —

ATTORNEY M. DAVIS: Is there a binder?

CHANCERY COURT REPORTERS

J. Henderson - Direct	15

THE WITNESS:    Thank you.

A.    I’m sorry. What number was that again?

Q.    116. You can also see it on your screen in front of you.

A.    Okay. I have it.

Q.    What is this document?

A.     This is what — through Eileen, the CEO, and the management team put together a contingency, they call it action items, from a board request. And this was presented December of 2021.

Q.    And what was your view of the items laid out in this document?

A.     It — it wasn’t — it wasn’t — I don’t think it really hit the issues we were looking for. It was not very thorough, and when you kind of go through the report, you’ll see a lot of the comparisons were comparing, you know, either being part of Lockheed Martin or being a stand-alone company. And that — that wasn’t the request. The request was if we were a stand-alone, what did we look like.

And when you start comparing yourself to a $65 billion company, I think it’s kind of hard to

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make those comparisons. So I don’t think this was very valuable.

Q.    Let’s look at a few slides. Let’s go to Slide 4 of the document, which is also on page 4 of the document.

What do you understand this slide to be showing, and what is your reaction to it?

A.    I believe what they’re trying to show is some of the issues they felt we were having, but just kind of even with the lead-in first sentence where it talks about the vicious cycle, limited scale, and just had a lot of buzzwords there. I don’t really think we drove down deep enough in this conversation, in this presentation, I should say, from what I recall.

And it — it just missed the point, I really feel. It’s kind of where — what do we need to do. We wanted to be transparent of — get down to some program level, strategic level, what has to happen here to make sure we have a well-run company.

Q.    And going to Slide 5, what is your understanding of this slide, what it was showing? What was your reaction to it?

A.    Yeah. What — the word “Gaps” is kind

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of what it says, just kind of where the company feels they either have technology, have, you know, product lines, where they’re in the marketplace and where there’s a gap in that technology or market area.

And I would much prefer to see something compared to, you know, either the industry, compared to competitors. Again, they compared it to the preferred strategy, which is the Lockheed Martin deal. And again, we’re comparing a 2 billion versus $65 billion company, so it’s not — I’m not really sure what that comparison tells you.

Q.     And let’s go to the last page, Slide 17. This one is entitled “Conclusions,” or “Conclusion.”

And what did you understand this slide to be showing, and what is your reaction?

A.    Let me catch up to you.

Yeah, here, I think it was just what the presentation laid out, what I’ve been saying is their conclusion was they’d rather be a part of Lockheed Martin than be a stand-alone company. And they gave all the negative points of why they should not be a stand-alone company, and throughout the presentation, all the positives of why they should be

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part of Lockheed.

Q.    And how did — how did the other directors react to this slide deck?

A.    We had an executive session and — and people were disappointed. I even know Tom Corcoran, he put together some information he was looking for. We have an online report called Diligent, where we store all our information for board members to have access to. And I know he put his request in there. I’m not sure, though, if he gave it to Eileen or not. So — but he did store it out on the Diligent website, so we had it there.

And he had some real, you know, detailed questions of what he was looking for in a strategic plan or a contingency plan, which we — we felt were not addressed here.

Q.    If we go to Slide 2 of the deck. The first sub-bullet says, “Risk of executive leadership departure and succession planning ....”

Do you see that?

A.    Yes.

Q.    Were you aware of a risk of executive leadership departure?

A.    We were told about potential

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departures, yes.

Q.    And what risk were you aware of?

A.    Eileen made the comment several times in meetings that she could not work for Warren Lichtenstein if the deal did not go through.

Also, she said there were — certain people in her management team felt the same way, and if the deal was not successful, they most likely would not stay around the company either.

Q.    Now I’m going to back up in time just a little bit, because things were kind of proceeding in parallel.

Did there come a time when the independent directors on the board considered allegations made by Ms. Drake against Mr. Lichtenstein?

A.    Yes.

Q.    And what gave rise to the independent directors considering those allegations?

A.    There were a — a couple memos that Eileen put together and — and based on those sequence of letters, we felt as a board we had to do investigation to determine, you know, the validity of what the comments were and the, you know, memo from

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her. And also, what actions Warren took or did not take based on that. So we felt we had to, you know, come up with some type of finalization of this — I think it was the center part of their disagreement.

Q.    So do you recall there being one memo in May of 2021, one in September of 2021, and one in October of 2021?

A.    Yes.

Q.    And did the allegations in those memos concern you?

A.    Yes, they did.

Q.    Did Ms. Drake ever call for an investigation? Well, let me — when she sent the first or the second memo, did she call for an investigation at that time?

A.    No. I remember — I believe it was after the second one, we clearly — it was a — I don’t know if it was an executive committee or board meeting, but Warren was not in the room. We asked her if she wanted to have an investigation on it, and she said, no, she wasn’t looking for trouble or anything. She just wanted to have a — a file of issues, you know, kind of built up and — but did not want an investigation.

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Q.    Do you recall the independent members of the board of directors sending Mr. Lichtenstein a memo?

A.    Yes.

ATTORNEY M. DAVIS: Let’s pull up JX 88.

Q.    Is this that memo? Oh, I’m sorry. I’ll let you get to it. I apologize.

A.    Yes.

Q.    And would you understand me if I call this the “guidance memo”?

A.    Yes.

Q.    The guidance memo is dated September 10, and it says it’s from the “Independent Members of the Board of Directors.”

Are you an independent member of the board of directors?

A.    Yes.

Q.    At the time the guidance memo was provided to Mr. Lichtenstein, did you agree that the independent directors should provide him with the guidance memo?

A.    Yes. We were — we were advised by our general counsel at that time, based on the

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allegations in a — what he told us the memo he received, that he felt it was important that we kind of document the situation, send Warren a letter for protection of the company. And so we supported them in that decision.

Q.    All right. So you were following the guidance of the general counsel in issuing the memo?

A.    Yes.

Q.    And who was the general counsel?

A.    Arjun Kampani.

Q.    Did you know at the time whether any legal counsel was providing advice as to whether to issue guidance to Mr. Lichtenstein?

A.    I’m sorry. Can you rephrase that?

Q.    Yeah. Did you know at the time if there was any other counsel involved in advising to issue the guidance to Mr. Lichtenstein?

A.    No. The only person who — the independent board members — the call I was on, at least, was just Arjun. There was nobody — no outside counsel on the call.

Q.    Did you review the guidance memo before it was sent to Mr. Lichtenstein?

A.    No. Arjun briefed us on what he was

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going to put in here, kind of gave us an outline in our call. It was a call or Zoom call, I don’t remember, but it was in our communication with him. And in that sense, he kind of just defined what he was going to say, but he never gave us a copy of the letter before it went out.

Q.    All right. Do you know if the memo was provided to any other directors before it was sent to Mr. Lichtenstein?

A.    At this time, I don’t believe anybody received it.

ATTORNEY M. DAVIS: All right. We’ll come back to the memo, but let’s pull up JX 71.

Q.    This is a memo dated September 2, 2021. It’s entitled “Memorandum for Record.”

Is this the September 2 memo that Ms. Drake provided to Mr. Kampani detailing some of her allegations?

A.    Yes. This — this letter, yes, is what drove that letter from September 10.

Q.     All right. Did Mr. Kampani provide you with a copy of this September 2 memo before the September 10 guidance memo was sent to Mr. Lichtenstein?

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A.    No, he did not.

ATTORNEY M. DAVIS: Let’s pull up JX 677.

Q.    Mr. Henderson, this is an email dated September 3, 2021, from Mr. Kampani to Jeff Wolters at Morris Nichols and Joe Gromacki at Jenner & Block.

Do you see that?

A.    Yes.

Q.    Who is Mr. Wolters?

A.    Mr. Wolters was hired by the independent board members, there’s six of us, to help us with government — governance issues, and he was — he was — that was his only role and the only engagement letter I’m aware of he signed with the company.

Q.    So at this time, who did you consider Mr. Wolters to be representing?

A.    Myself and the other five independent members.

Q.    And did anyone at Morris Nichols at any time ever tell you that they no longer represented you as an Aerojet director?

A.    No.

Q.    And who is Joe Gromacki?

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A.    Joe was basically one of the lead attorneys who was negotiating the — for Aerojet Rocketdyne, the transaction with Lockheed Martin.

Q.    And who did you consider him to be representing?

A.    The company.

Q.    And you’ll see in JX 677 that Mr. Kampani sent Ms. Drake’s September 2 memo to Mr. Wolters and Mr. Gromacki.

Do you see that?

A.    Yes.

Q.    And in the first email in the chain, from Ms. Drake to Mr. Kampani, do you see Ms. Drake asks that the September 2 memorandum not be sent to the nonindependent board members or the executive chairman?

A.    Yes.

Q.    Do you have an idea of who she means by the “nonindependent board members”?

A.    Yes. She’s, on different occasions — not sure why, but Audrey, Marty, and myself, she’s called us “nonindependent board members.”

Q.    Did Mr. Kampani and Mr. Wolters, Mr. Gromacki, or anyone else, send you a copy of the

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September 2 memo before the guidance memo was sent to Mr. Lichtenstein?

A.    No.

Q.    And has anyone ever given you a satisfactory explanation for why these individuals kept the September 2 memo secret from you at that time?

A.    No.

Q.    Mr. Kampani writes that he wanted to discuss the letter and recommend an approach with Mr. Wolters and others on a 2:00 p.m. call.

Do you see that?

A.    Yes.

Q.    All right. Did you know at the time that Mr. Kampani was discussing Ms. Drake’s memo with Mr. Wolters?

A.    No, I did not.

ATTORNEY M. DAVIS: Let’s pull up JX 77.

Q.    In this email dated September 7, 2021, Mr. Kampani is sending the September 2 Drake memo to three of your four — I’m sorry, to three of your fellow directors.

Do you see that? Mr. Corcoran and

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Generals Lord and Chilton?

A.    Yes.

Q.    And you’ll see that Mr. Kampani writes in his email that he’d like to discuss the memo with the three of them the next day at 4:00 p.m.

Do you see that?

A.    Yes.

Q.    Did Mr. Kampani, Mr. Corcoran, or Generals Lord or Chilton send the September 2 Drake memo to you and ask to discuss it with you around this time?

A.    No.

Q.    To your knowledge, did Mr. Kampani comply with Ms. Drake’s directive not to send the memo to you, to Mr. Turchin, or to Ms. McNiff around this time?

A.    To my knowledge, none of us received this memo.

Q.    When was the first time you saw the September 2 memo?

A.    I believe it was September 14.

Q.    So after the September 10 guidance was issued?

A.    Yes. And then Warren Lichtenstein

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sent a letter back to the company outlining where he did not feel — you know, some of the allegations that were in that guidance letter he felt were not true, and he wanted to sit down with the board and have a discussion.

And the day after that, we received the original letter.

Q.    And let’s go back to our discussion about the guidance memo. Did you know at the time who drafted the guidance memo?

A.    Again, I just assumed it was Arjun.

Q.    Let’s pull up JX 841. This is a September 9 email from Mr. Kampani to Mr. Wolters and others.

Do you see that?

A.    Yes.

Q.    And if you look at the attachment, does this appear to you to be a draft of the guidance memo?

A.    Yes.

Q.    And did you ever see this draft of the guidance memo?

A.    No, I did not.

Q.    Now let’s go to JX 85. This is an

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email chain between Mr. Wolters and Mr. Kampani where the first email in the chain is the email that we just looked at, in which Mr. Kampani circulated the draft guidance memo.

A.    Okay.

Q.    And if we go to the next email in the chain, it’s an email from Mr. Wolters to Mr. Kampani, where he writes, “Memo looks good Arjun, speak in a minute.”

Do you see that?

A.    Yes.

Q.    And then Mr. Kampani responds, “Jeff, Thanks for your help today. It’s much appreciated!”

Do you see that?

A.    I see that. Yes.

Q.    Okay. And did you know that Mr. Wolters was working with Mr. Kampani on the guidance memo before it was issued?

A.    No, I did not.

Q.    Did Mr. Wolters, Mr. Kampani, or anyone else tell you that Mr. Kampani and Mr. Wolters were working on it together?

A.    No.

Q.    Has anyone ever provided you a

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satisfactory explanation for why your lawyer approved a memo that purported to be from you, but that you never saw before it was issued?

A.    No.

Q.    When did you find out for the first time that Ms. Drake directed Mr. Kampani not to share the September 2 memo with you, and Mr. Kampani was following Ms. Drake’s directive, and that Mr. Kampani was discussing the September 2 memo with other directors and with Mr. Wolters, but excluding you from those conversations?

A.    If I understood — two different times. When we received the letter from September 3 is when I saw that Eileen asked not to send it to us. But with — with all the emails I have here in front of me now about Arjun and Jeff working together to draft this up and work with other board members, that was through the — probably two weeks ago, I discovered those emails.

ATTORNEY M. DAVIS: And I’ll note for the record that the documents we just reviewed were produced after Mr. Henderson’s deposition, which took place on May 3, 2022. So JX 77 was produced on May 5. JX 85, 677, and 841 were all produced on May 10.

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BY ATTORNEY M. DAVIS:

Q.    Mr. Henderson, what was your reaction after learning the contents of the emails that we just reviewed?

A.    The more I think about it, I was really shocked and disappointed. And it’s two — two different issues. The disappointment piece was other board members plotting against us, coming up with, you know, recommendations without working with us. And being on various boards, there’s always been understanding to me that all boards members receive all the same information. And unless you’re on a special committee or something like that, where it only goes to that committee. There was no committee assigned here or approved. They were working individually.

And the second was Jeff Wolters was representing myself, and he’s working with internal management and also three of the other members that are independent in drafting up documents, taking strategy, how to approach it. And none of these conversations were relayed to me or the other two independent board members.

Q.    When did the investigation into

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Mr. Lichtenstein begin?

A.    October 2021.

Q.    And who were the directors considering Ms. Drake’s allegations in the investigation?

A.     It’s the six independent board members. So everyone, excluding Warren and Eileen.

Q.    And what counsel represented the nonmanagement committee —

A.    Jeff Wolters.

Q.    — the six independent directors?

Was Weil Gotshal involved in the investigation?

A.    Yes. They had a very narrow engagement letter. Their whole engagement, from what, you know, we were told, was to basically just do the investigation.

Q.    And what was your understanding with respect to whether the investigation was confidential?

A.    It was — it was conveyed to us that every time we got together, that it was confidential for that committee.

Q.    I’d like to turn to the events of early 2022.

In January 2022, did Mr. Lichtenstein

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propose to the board a slate of directors for purposes of the 2022 annual meeting?

A.    Yes.

Q.    And was there a board meeting on January 24 concerning that proposal?

A.    Yes.

Q.    And did you attend that meeting?

A.    I did.

Q.    All right. Who was on the slate initially proposed by Mr. Lichtenstein to the board?

A.    All current board members, excluding Tom Corcoran.

Q.    And why was Mr. Corcoran not on the slate?

A.    Tom Corcoran said —

ATTORNEY GRUGAN: Objection, Your Honor. That actually calls him to speculate why he wasn’t included on the slate. It’s not in his firsthand knowledge.

ATTORNEY M. DAVIS: I’ll rephrase the question.

THE COURT: If you could lay a foundation for that, that would be very helpful.

ATTORNEY M. DAVIS: Sure.

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BY ATTORNEY M. DAVIS:

Q.    Do you have an understanding of why Mr. Corcoran was not on the slate?

A.    Yes. There was an email that they — I don’t know if it was right before that meeting or at that meeting. There was an email that Tom sent out, and basically said he was not standing for reelection for personal reasons.

Q.    And would you have approved of the slate that Mr. Lichtenstein proposed?

A.    Yes.

Q.    At the January 24 meeting, do you recall how Ms. Drake reacted to Mr. Lichtenstein’s proposed slate?

A.    Yeah. She kept just bringing up — it was not part of our normal process. It was — it was out of sequence, where it normally goes in nominating committee, then comes to the board. It’s not something she wanted to participate in. She totally disagreed with it.

And I think the point is, it was just with the Lockheed Martin deal, we didn’t have a 2022 schedule because we thought the deal was going to close. So I think Warren, as the chairman, was just

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bringing it to the committee or bringing it directly to the board and laying out, here’s how we should go forward.

But we never had that discussion. She basically ended the meeting, from what I remember.

Q.    And so did the board approve Mr. Lichtenstein’s slate at the meeting?

A.    It was never put up for a vote.

Q.    Did you believe at this time, at the time of the meeting, that Mr. Lichtenstein was trying to take over the company?

A.    No.

Q.    Did you believe at any time that Mr. Lichtenstein has been trying to take over the company?

A.    Never.

Q.    Did Mr. Lichtenstein demand at the January 24 meeting that the investigation stop?

A.    No.

Q.    To your knowledge, did Mr. Lichtenstein ever demand the investigation stop?

A.    Not to my knowledge, no.

Q.    Did you believe that Mr. Lichtenstein was trying to interfere with the investigation?

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A.    No.

Q.    And what was your understanding of Mr. Lichtenstein’s position on whether there should even be an investigation?

A.    He supported it. He did not want these allegations just hanging out there.

Q.    Are you aware that on January 28, 2022, Steel Partners sent a notice to the company proposing a slate of directors in the event an agreement could not be reached with respect to the company slate?

A.    Yes.

Q.    What was your understanding with respect to the timing of that notice? In other words, why was it sent when it was sent?

A.    In our bylaws, if anyone outside the corporation wanted to submit a slate, the deadline was February 5.

Q.    And did you agree to be nominated by Steel Partners on their slate in the event an agreement could not be reached?

A.    I did.

Q.    Why is that?

A.    I just felt Warren Lichtenstein was

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much more of an executive officer. I thought he could have, you know, the best value for this company. And I think, from when he started, at least when I came on the board from 2008 to where we’re at now, he’s added a lot of shareholder value. And I think he could keep doing that. So I thought he was the right person to go forward with.

Q.    Did the independent directors hold a meeting on the evening of January 30, 2022?

A.    Yes.

Q.    What was discussed at that meeting?

A.    We — what was discussed at that meeting is we were trying to do — trying to come up with some type of what I would call as an outline for a settlement with Steel Partners on the slate for 2022.

Q.    Was counsel present at the meeting?

A.    Jeff Wolters was.

Q.     And what was the result of the meeting? Did the independent directors agree on anything?

A.    It was a — I remember looking at my notes. It was a two-hour meeting, and we basically, at the end of the meeting, we felt we had an

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agreement.

Q.    And what was the agreement that you felt you had?

A.    There was — there’s certain points in it, but the key points were, first, that Steel Partners would withdraw their slate. We would agree on a slate, which would be the original seven members. That’s the one excluding Tom Corcoran. There would be provisions; we’d add two new directors somewhere in the near future.

And, in essence, the last piece was if for any reason, you know, really, due to the investigation, if Warren — and — by name. It said, if anybody was removed, in essence, Steel Partners had the opportunity to put another member on the board.

Q.    Was Mr. Corcoran at that meeting?

A.    Yes.

Q.    And did he agree at that meeting not to be on the proposed slate?

A.    Yes. He was —

Q.    And did that agreement fall apart?

A.    It did.

Q.    Why did it fall apart?

A.    When Jeff Wolters wrote the — I’ll

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call it the minutes, which would be turned into resolutions, two things happened. One was I thought it was more talking points that we were going to — or, you know, kind of deal points we were going to go back to Steel Partners with and have those negotiations with. Because at this point, it’s no use doing resolutions if we’re not in agreement.

And the second piece was — he also put in there, which was language that we never agreed to, was, in essence, that if anybody was removed from the investigation, or for any other reason, the board could remove a person. And that is just so wide open, it — we did not agree with that.

Q.    During the January 30 meeting of the independent directors, did anyone tell you that Ms. Drake and the company’s advisors were at the same time working on a press release from the company to respond to this deal slate?

A.    No.

Q.    After Steel Partners filed the 13D announcing its slate, are you aware that the company issued a press release on February 1, 2022?

A.    Yes.

ATTORNEY M. DAVIS: Let’s pull up

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JX 241.

Q.    Is this that press release?

A.    Yes, it is.

Q.    And the third paragraph of the press release discloses the confidential internal investigation.

Do you see that?

A.    Yes.

Q.    At that time, was the investigation still ongoing?

A.    Yes, it was.

Q.    And at that time, had the nonmanagement committee authorized disclosure of the confidential investigation?

A.    No, we did not.

Q.    Did you see any drafts of this press release before it was issued?

A.    No.

Q.    All right. Let’s take a look behind the scenes of the press release.

ATTORNEY M. DAVIS: Let’s pull up JX 180.

Q.    So this is a January 29 email from Jeff Wolters. So it’s the same — it’s the day before

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the independent directors met. And it’s from Mr. Wolters to various individuals at the company and its advisors.

And do you see the subject line says, “Draft press release”? It’s kind of a long subject line, but at the end, it says, “Draft Press Release”?

A.    Yes.

Q.    Before the litigation, did you know Mr. Wolters was working with management and other company advisors in connection with the draft press release?

ATTORNEY GRUGAN: Objection, Your Honor. Mr. Henderson is not on this email. There’s no indication that he received this email at the time or that he has any firsthand knowledge to testify about the contents of it.

THE COURT: Would you like to ask him about that?

ATTORNEY M. DAVIS: Yes, Your Honor. In fact, I can — I’m simply asking him if he’s aware of this email and the contents of it. That’s what we’re getting at.

THE COURT: You can proceed. Thank you.

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ATTORNEY M. DAVIS: Thank you. BY ATTORNEY M. DAVIS:

Q.     Mr. Henderson, before the litigation — well, have you ever seen this email before? Before the litigation.

A.    Before the litigation?

Q.    Yeah.

A.    No.

Q.    No.

So did you know that Mr. Wolters was working with management and other company advisors in connection with the draft press release before —

ATTORNEY GRUGAN: Objection, Your Honor. He’s characterizing the contents of the email that he didn’t see, and he just said he has no firsthand knowledge of the contents of the email.

ATTORNEY M. DAVIS: Without —

THE COURT: Are you asking him if he knew about the contents of the email?

ATTORNEY M. DAVIS: Correct — no, I’m asking him if he knew — we can put the email to the side. And I’m just asking if he knew that Mr. Kampani — or, I’m sorry, Mr. Wolters was working with management and other advisors before the

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litigation. Did he know that?

THE COURT: I’ll allow that. Thank you.

ATTORNEY M. DAVIS: Thank you.

THE WITNESS: No.

BY ATTORNEY M. DAVIS:

Q.    Do you see that paragraph 1 of the email says, “Presumably we’ll need board or committee authorization for action in response to Steel’s notice”?

Do you see that?

A.    Yes.

Q.    Okay. Now, setting the email aside, did anyone seek authorization from the board before responding to Steel’s notice on behalf of the company through the February 1 press release?

A.    No.

Q.    Did you authorize the issuance of this press release?

A.    No.

Q.    Would the board typically have approved of press releases and SEC filings?

A.    Yes. Usually, SEC filings, anything that’s company confidential, financially related,

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comes either through the audit committee or goes directly to the board.

ATTORNEY M. DAVIS: Let’s pull up JX 656.

Q.     This is an email from Fred Green of Weil Gotshal on the same day as Mr. Wolters’ email, January 29. This one is around 10:00 p.m. And Mr. Green sends the email to various individuals, including Mr. Wolters, Mr. Kampani, and the company’s CFO, Dan Boehle.

Had you seen this email before the litigation commenced?

A.    No.

Q.    Can you remind me of what Weil Gotshal’s role was with respect to the company?

A.    The engagement letter I was aware of, their whole role was focused on just doing the investigation.

Q.    Did Mr. Green or anyone from Weil ever tell you that the company’s advisors were working with members of management on a press release that would disclose the confidential investigation?

A.    No.

Q.    What was your reaction when you saw

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the press release issued on February 1 that disclosed the confidential investigation?

A.     I was shocked. We kept hearing it was confidential, internal for the company, internal for the committee. And now all of a sudden it’s out in public. And even — I believe the words they used was “confirm it.” So, it’s like — you know, it’s been there before, which it was not.

So it was — it was — it was very surprising to me. The company’s never operated that way before.

ATTORNEY M. DAVIS: Okay. Let’s pull up JX 208.

Q.    This is an email chain in which Mr. Wolters is sending the draft press release to Mr. Corcoran and General Lord and Chilton on January 31.

Do you see that?

A.    Yes.

Q.    Before this litigation, did you know that Mr. Wolters was working with Mr. Corcoran and the generals on the press release?

A.    No.

ATTORNEY M. DAVIS: Let’s pull up

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JX 204.

Q.    Had you seen this email before it was produced in the litigation?

A.    No.

Q.    At the time of this email, so January 31, 2022, did you — who did you understand Mr. Wolters to be representing?

A.    The six independent board members.

Q.    In this email, the word “dissidents” appears twice.

Do you see that?

A.    Yes.

Q.    Do you have any idea who Mr. Wolters is referring to when he uses “dissidents”?

A.    He’s never used those words in any committee meeting I’ve been with him, but just based on reading the letter, I think he’s talking about Audrey, myself, and Marty.

Q.    And before seeing this email, had Mr. Wolters ever referred to you directly as a dissident?

A.    No.

Q.    Before seeing this email, did you know that Mr. Wolters was advising about creating a record

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to show that you should drop off of the nonmanagement committee?

A.    No.

Q.    And what was your reaction when you learned all of this?

A.    Again, I was really shocked. It’s just — I never — I don’t know how to say it. I’ve never had an attorney we hired working against me in the company. And I thought his loyalty was to the independent board members, not doing this stuff behind our back.

ATTORNEY M. DAVIS: Let’s pull up JX 603.

Q.    This is a few days later, on February 2, 2022.

And Mr. Wolters writes to Mr. Gallardo at Gibson Dunn and asks if Gibson Dunn is “prepping lit in case insurgents won’t permit committee?”

Do you see that?

A.    Yes.

Q.    And Mr. Moloney responds, “Yes, we have been working with our litigators to proceed with addressing the issues in DE courts.”

Had you seen this email before it was

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produced in this case?

A.    No.

Q.    Before seeing this email, did you know that Morris Nichols had been discussing bringing a lawsuit against you with Gibson Dunn?

A.    No.

Q.    And are you aware that the very next day, Gibson Dunn, in a letter dated February 3, 2022, accused you of breaching your fiduciary duties?

ATTORNEY GRUGAN: Your Honor, at this point we’re also going to object because this is all hearsay. These are out-of-court statements from a declarant who is not here and testifying to the truth of the matter.

ATTORNEY M. DAVIS: Your Honor, he’s not testifying to the truth of the matter. He’s just testifying as to whether or not he’d seen these emails.

ATTORNEY GRUGAN: Then he can look at the — at the header of the email and say, no, and that’s it. You can’t go through the substance. He’s — he’s loading the question with the content of this email and asking him to confirm and deny. It’s all hearsay.

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THE COURT: I don’t hear him asking the witness to confirm or deny the content, but to confirm or deny whether he’s seen it before, and if that’s what the email says.

It doesn’t seem like hearsay to me. It is getting awfully close to the line, so tread lightly, but I am going to allow it. And you can ask him about this on cross.

ATTORNEY GRUGAN: Thank you, Your Honor.

ATTORNEY M. DAVIS: That’s fine.

And we can put the email away. We can take it down.

BY ATTORNEY M. DAVIS:

Q.    I think the question where we were at, Mr. Henderson, is whether or not you were aware that Gibson Dunn, in a letter dated February 3, 2022, accused you of breaching your fiduciary duties?

A.    I was not aware, no.

Q.    You’re not aware of that February 3 letter?

A.    Of breaching — I’m sorry. Rephrase that.

Q.    There’s a February 3 letter.

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ATTORNEY M. DAVIS: Let’s pull it up. JX 287. We’ll go to the letter.

Q.    Do you recall seeing this letter before, a letter sent from Gibson Dunn to your attorney —

A.    Yes.

Q.    — Peter Walsh?

A.    Yes.

Q.    And are you aware of the board authorizing the company to retain Gibson Dunn as litigation counsel to address your alleged breaches of fiduciary duty?

A.    No.

Q.    All right. Now let’s talk about the February 4 meeting.

Did the Aerojet board meet on February 4, 2022?

A.    Yes.

Q.    What was the purpose of the meeting?

A.    The — there were several meetings in a row. The February 4 meeting was to discuss a slate presented by the — Eileen, management. And it was also Warren had some resolutions he wanted to put in front of the board.

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Q.    Okay. And do you recall there were competing resolutions?

A.    Yes.

ATTORNEY M. DAVIS: Let’s pull up JX 284.

Q.    This is an email from Mr. Lichtenstein, dated February 3, sent to the members of the board and others.

Do you see that?

A.    Yes.

Q.    And what is the attachment to this email?

A.    It’s — these are the resolutions he presented in the board on that day.

Q.    And did you have an understanding of why Mr. Lichtenstein was proposing these resolutions?

A.    Yes. He felt because the board was divided, he wanted neutrality. And so people were not using internal resources to push their slate forward.

Q.    And will you understand if I refer to these as the neutrality resolutions?

A.    Yes.

Q.    Did you agree with the neutrality resolutions?

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A.    Yes.

Q.    Why?

A.    I felt if we were going to have a divided slate, I felt it was the fairest way to go forward and have people spend their own money to basically represent what they wanted to have done in the company.

Q.    And did the neutrality resolutions pass?

A.    No, they did not.

Q.    Why didn’t they pass?

A.    They were — they were voted down on a board meeting.

Q.    And who voted against them?

A.    I’m sorry. They were not voted down. It was a tie.

Q.    Okay.

A.    So it was —

Q.    And who voted against them?

A.    Eileen, the two generals, and Tom Corcoran.

Q.    Do you believe that Mr. Lichtenstein had a conflict of interest when it came to how the company responded to the Steel Partners proxy slate?

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A.    Yes.

Q.    Do you think that Mr. Lichtenstein is the only director with a conflict of interest in connection with the proxy contest?

A.    No. I felt once the — Steel Partners put a slate out there, I felt Eileen and the other three directors were just as conflicted as he was. And the reason is because, at this point, they really had to put the company in front of their own interest. And, you know, they were potentially going to be voted off the board.

So I think they were just as conflicted as him.

Q.    Did the other directors propose resolutions at the February 4 meeting?

A.    Yes, they did.

ATTORNEY M. DAVIS: Let’s pull up JX 261.

Q.    This is an email from Mr. Kampani to Ms. Drake, Mr. Corcoran, and Generals Lord and Chilton, and it copies Morris Nichols and Gibson Dunn attorneys.

Do you see that?

A.    Yes.

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Q.    And I’ll concede you’re not on this email.

Mr. Kampani writes, “We would like to pass the simple set of resolutions Jeff has put together (attached) allowing the four of you to operate in light of the proxy contest.”

Do you see that?

A.    Yes.

Q.    Okay. And I just want to go to the resolutions, which is the attachment.

Do you recognize these resolutions as the ones that were presented at the February 4 board meeting?

A.    Yeah. I thought there was more than just the two resolutions here. But this is the heart of what was presented, yes.

Q.    And what was your understanding for why they sought — for what they sought in their resolutions?

A.    They — they, in essence, from when I read these resolutions, wanted to basically take control of the company.

Q.    And did the resolutions that would have granted them the ability to exercise all

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authority of the board in response to the Steel slate on behalf of the company, including approving a company slate, communications with stockholders, engagement of advisors, did those resolutions pass?

A.    No. Again, it was a tie.

Q.    All right.

ATTORNEY M. DAVIS: Thank you, Mr. Henderson.

Your Honor, I’ll pass the witness.

THE COURT: Thank you.

Cross-examination.

ATTORNEY GRUGAN: Thank you, Your Honor.

May I remove my mask, Your Honor?

THE COURT: You may.

ATTORNEY GRUGAN: Thank you.

CROSS-EXAMINATION

BY ATTORNEY GRUGAN:

Q.    Mr. Henderson, hello again.

A.    How are you doing?

Q.    Very good. Very good.

You started off your testimony saying that you don’t currently work for Steel Partners; correct?

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A.    That’s correct.

Q.    But you did?

A.    Yes.

Q.    And you did for about 13 years; correct?

A.    11 years.

Q.    11 years? Okay. Pardon me one moment.

A.    Excuse me. 12 years.

Q.    12 years. And that was from 1999 to about 2011?

A.    Yes.

Q.    And you were operating partner of Steel Partners; correct?

A.    That’s correct.

Q. And in that role, you more or less helped to run the companies that were in the Steel Partners portfolio; right?

A.    Yes.

Q.    So you held either executive positions or board positions —

A.    That’s correct.

Q.     — for those companies?

A.    Yes.

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Q.    And while you were either executive or a board member for those Steel Partners portfolio companies, were you compensated by Steel Partners?

A.    I — yes.

Q.    What were you — what was your compensation from Steel Partners?

A.    The dollar value?

Q.    Yes, sir.

A.    It was pretty much all the partners had a flat rate, I think it was around 250. And then it was basically based on the profit-sharing. So each year it varied based on how much profit we made, we got a percentage of that.

Q.    And this is your salary from Steel Partners?

A.    That’s correct.

Q.    Okay. And then in that time, were you also earning any compensation from the companies that you were working on?

A.    We — what usually happened was they had an agreement, and I was not compensated in most of the companies. There were a couple situations where I was. But most of the times, I was just compensated from Steel Partners.

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Q.    And about how much did you earn through the profit-sharing portion of your compensation with Steel Partners?

A.    It fluctuated each year.

Q.    Okay. How about when you left Steel Partners in 2011? Do you remember?

A.    No, because — no. At that point, we — we were in a bankruptcy situation, and they converted it around and I was paid out of the company versus Steel Partners.

Q.    All right. And —

A.    So that year, I don’t think I shared anything in the profit share.

Q.    Okay. Then just ballpark, in the 12 years you worked for Steel Partners, about how much did you take home from that job?

A.    It was seven figures a year.

Q.    Okay. And so, just to kind of tick through the companies, you were a director from Dell Global Technologies Corp. Is that correct?

A.    That’s correct.

Q.    And that was a Steel Partners company?

A.    Yes.

Q.    And you were director for SL

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Industries?

A.    Yes.

Q.    Steel Partners company?

A.    Yes.

Q.     And president and COO of Webb Financial. That was a Steel Partners company?

A.    It was a holding company, yes.

Q.    CEO of Webb Bank.

A.    Yes.

Q.    Another Steel Partners company?

A.    Yes.

Q.    Okay. Director of Angelica Corporation?

A.    They’re investors in these companies. When you say Steel Partners companies —

Q.    That’s what I mean.

A.    Just to be clear. That’s what I thought you meant. I want to be clear for the record, yeah, they were investors.

Q.    And then you were director of ECC International Corporation as well; correct?

A.    That’s correct.

Q.    And then you were a director of BNS Holdings; correct?

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A.    Yes.

Q.    And all of these were companies that Steel Partners was invested in; correct?

A.    Yes.

Q.    Okay. And again, Warren Lichtenstein was the CEO and chairman of Steel Partners; correct?

A.    Yes.

Q.    So you’ve known Mr. Lichtenstein for 30 years?

A.    Since I met him around 1997, 1998, so 25 years, yeah.

Q.    Okay. And, again, through that relationship, you earned about seven figures a year in your time at Steel Partners?

A.    Towards the latter part. Not at the beginning, no.

Q.    Okay. Sorry to jump around, but you talked about the guidance memo. I want to focus on that a little bit.

And did I understand your testimony correctly that you did not see the guidance memo before it was issued?

A.    That’s correct.

Q.    And you say you were surprised when

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you saw it?

A.    No. I — I was surprised that people were working behind the scenes doing it.

Q.    Okay.

A.    The — the memo — the outline that Arjun gave us was close to the memo.

Q.    Okay.

A.    So I wasn’t surprised by that, no.

Q.    Okay. And so I want to — let’s work backwards a little bit. The outline that Arjun gave you, you had a discussion with Arjun about the memo; correct?

A.    That’s correct.

Q.    And that discussion was about how to respond to the memo that Ms. Drake had sent with her reports about Mr. Lichtenstein; correct?

A.    Yes.

Q.    So you were aware about those — that report, that September report from Ms. Drake; correct?

A.    I don’t know if it was all the details of that letter, but he did give us information about that letter coming to him.

Q.    Right. So when you did see it, there was nothing in there that shocked you; correct?

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A.    Just — just to be clear, the letter that went to Warren?

Q.    I’m talking about the letter — the memo from Ms. Drake that prompted the letter that went to Mr. Lichtenstein.

A.    Yeah. I was shocked because he did not mention to us on the call that day that it was only going to himself and other board members. That was never told to us when I called that day.

Q.    I’m talking about the contents of that memo.

A.    That is —

Q.    You were aware of the contents of Ms. Drake’s September memo to Arjun; correct?

A.    Yes.

Q.    Okay. And those contents, you’ve agreed, needed to be acted on; correct?

A.    Based on his input, yes.

Q.    Yes. And so you discussed with the general counsel of the company; correct?

A.    Yes.

Q.    Who represents the company; right?

A.    Yes.

Q.    And you agreed that you should put

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together a memo to Mr. Lichtenstein; right?

A.    Correct.

Q.    And he did so with your authorization; correct?

A.    Correct.

Q.    And that’s the guidance memo that we talked about; right?

A.    That’s correct.

Q.    Okay. Thank you.

And talk about the corporate governance a little bit. Typically, director elections at Aerojet are run through the corporate governance and nominating committee; right?

A.    Yes.

Q.    All right. If I refer to it as “nominating committee” for short —

A.    Yes.

Q.    — you’ll know what I mean? Okay. And you’re a member of the nominating committee; right?

A.    Yes.

Q.    And there’s actually written, formal policies governing the conduct of the nominating committee; right?

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A.    Yes.

Q.    And would you agree that the threshold requirement for the nominating committee is that the members be independent?

A.    Yes.

Q.    And that’s not just an Aerojet rule, that’s a New York Stock Exchange rule; right?

A.    Correct.

Q.    It’s an SEC rule?

A.    The independence for governance?

Q.    That the nominating committee be comprised of directors who are independent.

A.    Versus management, yes.

Q.    Yes, yes. And the whole point is because you need — you need folks who are going to make these decisions about directors to be free of conflicts of interest; right?

A.    Correct.

Q.    And so that means putting the company’s — well, strike that.

So just the definition of “independence,” then, that means you have no material relationship to the company; right?

A.    Correct.

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Q.    It means not an employee?

A.    Correct.

Q.    Not an officer?

A.    Correct.

Q.    Not a shareholder?

A.    Well, we get shares through the company, so we are shareholders.

Q.    Okay. But no material relationship to an outside shareholder?

A.    I don’t — I mean, when you’re —

Q.    Okay. That’s okay.

A.     — you have relationships with outside shareholders, I don’t think that eliminates you, no.

Q.    Would being the CEO of a significant outside shareholder make a director not independent?

A.    I don’t believe so, no.

ATTORNEY GRUGAN: Can we look at JX 15, please.

Oh, and I’m sorry, I have — did we hand out our binders? Okay. Thank you.

It happened behind my back.

Q.    So you have the binder in front of you?

A.    Yeah.

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Q.    Okay. JX 15, please.

And so these are the corporate governance and nominating committee charter.

A.    Okay.

Q.    These are actually the formal policies, right, that govern the nominating committee?

A.    I mean, I haven’t read — I’ll take your word for it, yes.

Q.    Please do not take my word for it. You are the important person here. So you can glance through it and see if you — this — you know, refamiliarize —

A.    It looks correct. I believe it is.

Q.    Okay. And so you’re aware of these policies?

A.    Yes.

Q.    And, again, they start off referring to members, “each of whom shall satisfy the director independence requirements of the New York Stock Exchange ...,” correct?

A.    Yes.

Q.    And, again, this is to avoid — this is to ensure that the nominating committee members are acting for the company?

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A.    Uh-huh.

Q.    And not for any self-interest; correct?

A.    Correct.

Q.    And if you are not independent, you can’t be a part of the nominating committee; right?

A.    Correct.

Q.    And the company has delegated to the nominating committee the functions set forth in, you know, subparagraphs (a), (b), (c), (d), so on; correct?

A.    Yes.

Q.    That’s exclusively in the nominating committee serves these functions; right?

A.    Yes.

Q.    And that is to first identify and screen qualified candidates for the board; right? Correct?

A.    Yes.

Q.    Independent directors are required to do that; right?

A.    Yes.

Q.    Okay. And “consider and make recommendations to the Board concerning director

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nominations submitted by shareholders ...”?

A.    Okay. Yes.

Q.    Okay. So you understand what that means, right, that paragraph?

A.    Yes.

Q.    So if an outside shareholder submits recommendations to the board, the nominating committee is supposed to evaluate that; correct?

A.    Yes.

Q.    And then make recommendations to the board how to act, what to do, how to respond?

A.    Yes.

Q.    Okay. (d), “recommend ... a slate of qualified candidates for election to the Board ....”

Do you see that?

A.    Yes.

Q.    Okay. And also in that paragraph, it says, “in case of a vacancy on the Board, shall either recommend a candidate to fill such vacancy or recommend that the number of directors constituting the Board be reduced until a suitable candidate is selected ....” Correct?

A.    Yes.

Q.    And, again, that’s the independent —

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independent directors perform that function?

A.    Correct.

Q.    So if, for instance, a board member were to decline to run for reelection that year, the nominating committee has to figure out what to do about that; right?

A.    It’s in the charter, yes.

Q.    Okay. And that’s the policy — that’s the policies of the company; right?

A.    Right.

Q.    And would you agree that every board member is familiar with the governance policies of the company?

A.    I would assume so, yes.

Q.    Okay. So —

ATTORNEY GRUGAN: And we can take this down.

Q.    And we discussed it a little bit. In October of 2021, Aerojet launched the investigation into Mr. Lichtenstein; correct?

A.    Yes.

Q.    And that investigation was overseen by a subcommittee — well, let me back up a little bit. It was the six nonmanagement directors who authorized

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the investigation; right?

A.    The independent board members, that’s correct.

Q.    Okay. And then —

A.    No. I’m sorry. The original one was the board. But then Eileen and Warren excluded themselves, and then went down to the subcommittee level.

Q.    Okay.

A.    Went down to the committee level, to a subcommittee level. So that’s a little confusing. Technically, that’s actually what happened.

Q.    I totally get it. Totally get it.

A.    We had the conversation before — right.

Q.    All right. So you have the committee, which is the six; right?

A.    Right.

Q.    And then a subcommittee —

A.    That’s correct.

Q.    — was appointed to oversee the investigation; right?

A.    Not oversee the investigation. To — to basically select an outside law firm, and then work

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with them to ensure they got what they needed with the company.

Q.    To be the liaison between the company and the — the investigators?

A.    Yeah. Right.

Q.    And that subcommittee consisted of Tom Corcoran; right?

A.    Correct.

Q.    Was the only member?

A.    Yes.

Q.    And, again, this investigation was prompted by a series of reports from Ms. Drake; correct?

A.    Correct.

Q.    And those reports were in May, September, and October?

A.    Yes.

Q.    Okay. Just in — in summary, Ms. Drake, through those reports, was reporting to the board that Mr. Lichtenstein was having unauthorized conversations with third parties about the Lockheed Martin transaction.

Is that a fair summary?

A.    There’s more in it than that, but that

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was part of it, yes.

Q.    She was also expressing concern that he was discussing with third parties plans to replace her?

A.    Yes.

Q.    As to the first complaint — complaint about discussions concerning the Lockheed Martin transaction, legal — the legal department at Aerojet had concerns about that too; correct?

A.    That’s — correct. That’s what Arjun said, yes.

Q.    Okay. That it could create liabilities for the company; right?

A.    Correct.

Q.    And it could put the deal in risk; right?

A.    Correct.

Q.    Okay. So you received the — well, let me ask, when did — Weil Gotshal performed the investigation?

A.    That’s correct.

Q.    When did Weil Gotshal submit its findings — and then did it submit its findings to the six directors?

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A.    Yes.

Q.    When did that happen?

A.    It — I don’t know if it was the end of April, beginning of May. In that time period. I think it was in April.

Q.    Okay. And then those findings were summarized in a memo?

A.    Yes.

Q.    That was then sent to Ms. Drake, Mr. Lichtenstein?

A.    Well, just to be clear, they gave their findings — the — the subcommittee had numerous meetings, and basically to discuss what was found, what should be done. And then, from that, we had a meeting with Jeff Wolters. He documented it and came up with the letter you’re referring to.

Q.    Okay.

ATTORNEY GRUGAN: Can we pull up JX 576, please.

Q.    And just let me know when you have it, please.

A.    576? I have it.

Q.    Yes, sir.

So is this the memorandum outlining

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the findings of the investigation and the conclusions?

A.     Yes.

Q.     Okay. And it’s May 2, 2022?

A.     Yes.

Q.     And we can look at paragraph 2 under page 3, “Committee Determinations.”

A.    I’m sorry. Can you say it again? Which one?

Q.    Sorry, page 3, paragraph 2.

A.    Page 3 paragraph 2. Okay.

Q.    And so you’d agree that it was a finding of the investigation that Mr. Lichtenstein did have “communications with third parties outside the Company concerning with merger with Lockheed and the Company’s CEO.” Correct?

A.    Yes.

Q.    Okay. He “made comments expressing skepticism concerning the likelihood of the merger being approved ....” Correct?

A.    Correct.

Q.    And that was something that Ms. Drake had reported to the board; correct?

A.    Of — I don’t know if she reported it not being approved as much as that he didn’t approve

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of the deal.

Q.    Right.

A.    He didn’t like the deal. I think that’s what she was saying, more than it wouldn’t be approved.

Q.    Well, but she was reporting that he was having unauthorized conversations with third parties concerning the likelihood of the deal occurring; correct?

A.    Yes.

Q.    And that was found to be true; correct?

A.    Correct.

Q.    Okay. Also, he “approached two parties to inquire regarding their interest in becoming CEO if the merger did not close ....” Correct?

A.    Yes.

Q.    A factual finding. He did do that?

A.    Correct.

Q.    And that was another thing that Ms. Drake had notified the board of; correct?

A.     Correct.

Q.     And he also criticized Ms. Drake’s

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performance. That was another part of her reports to the board; correct?

A.    Correct.

Q.    And those reports were corroborated here; correct?

A.    Correct.

Q.    And in light of — in light of those findings, the board found that Mr. Lichtenstein did, in fact, act improperly; correct?

A.     Correct.

Q.     And that he failed to follow the directives given to him in the guidance memo; correct?

A.    That’s correct.

Q.     All right. So the guidance memo that you, as one of the — you and your fellow independent directors authorized; correct?

A.    Correct.

Q.    He breached it?

A.    Correct.

Q.    Okay. And so this memo was a formal reprimand to the executive chairman of the company for his actions; correct?

A.    That’s correct.

Q.    So this investigation was happening

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roughly from October through May; correct?

A.    Yes.

Q.    Now — pardon me.

ATTORNEY GRUGAN: We can take this down.

Q.    In a given year, the nominating committee would have commenced the process for getting the company’s slate of directors together in January; right?

A.    Yes, January, February time frame, that’s correct.

Q.    Okay. Now, January — January, February this year, you understood — you assumed that the same board was going to be nominated; correct?

A.    Well, coming into 2022, the arrangement with Lockheed Martin was if that deal closed, our board would be disbanded. So, no; I would say that our assumption going into 2022 was it was going to be disbanded and the deal would close.

Q.    Okay. Now, just to back up on the investigation a second. You agreed, back in October, when you formed the investigation, that it was important to investigate those allegations; correct?

A.    Correct.

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Q.    And you understood at that time there could have been consequences to Mr. Lichtenstein, depending on the outcome of that investigation; correct?

A.    Went into it wide open to find out what the facts were, that’s correct.

Q.    Yeah. And if the — if the facts were corroborated, then there could have been consequences to Mr. Lichtenstein; correct?

A.    Yes.

Q.    And you understood that could have been a result; correct?

A.    Yes.

Q.    And that could have implicated whether or not he was included on the company’s slate of directors in the following year; correct?

A.    It’s — yes. It’s possible.

Q.     Okay. And so now we’re back in January of this year, and this investigation is ongoing.

ATTORNEY GRUGAN: Can we pull up Exhibit JX 126, please.

A.    I’m sorry. Which one is that?

Q.    126, please.

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A.    Okay.

Q.    And so you remember receiving this email from Mr. Lichtenstein on January 21?

A.    Let me just — this is for the meeting on the 24th, I believe.

Q.    Yes.

A.    Yes.

Q.    Okay. So on Friday the 21st, Mr. Lichtenstein calls a special meeting; correct?

A.    Correct.

Q.    And do you see there’s an email at the top from Ms. Drake saying, “no agenda ...”?

He didn’t attach an agenda for that meeting, did he, in that email?

A.    I don’t remember, to be honest with you.

Q.    Okay. Well, if you look at the header information for the bottom email, you don’t see there’s any attachment; correct?

A.    Correct.

Q.    Okay. And it just says, “no agenda, no conversation with the CEO, no contact or coordination with General Council/Corporate Secretary, no coordination with schedules.”

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Do you see that?

A.     Yes.

Q.     Do you have any reason to doubt that all of that is true?

A.     It’s — I believe it.

Q.    Okay. And then, that meeting was held three days later, on Monday the 24th; correct?

A.    Correct.

ATTORNEY GRUGAN: All right. Can we look at —

Q.    But at this time, January 21, did you know what that meeting was going to be about?

A.    When he sent it out originally? No.

Q.    All right. So you were scratching your head, too, like Ms. Drake?

A.    There was a lot of meetings in this time period, let me tell you.

Q.    Sure.

A.    Yeah. I was scratching my head a lot during this time period of what certain meetings were about, yes.

Q.    I guess my question is, on January 21, did you know that Warren Lichtenstein was going to nominate a slate of directors?

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A.    When he put out this —

Q.     When he sent out this email.

A.     I don’t recall the timing when he told me what the purpose of the meeting was, if it was before or after the email.

Q.    Before the 24th, did you know —

A.     Yes.

Q.     — that that that’s what he was doing?

A.     Right.

Q.    So you did have conversations with him?

A.    I just asked what the meeting was about.

Q.    Okay. Did you include the other directors in those conversations to find out what the meeting was about?

A.    No.

Q.    Okay. So you and Mr. Lichtenstein, in between the 21st and the 24th, are discussing his plans to propose a slate of directors for the company?

A.    That’s not what I said. I just — just asked him what the meeting was about.

Q.     Okay.

A.     And he said he was proposing a slate.

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Q.    Even though he’s not on the nominating committee; correct?

A.    That’s correct.

Q.    Even though he’s not allowed to be on the nominating committee; correct?

A.    He’s the executive chairman. That’s correct.

Q.    Because he’s not independent; correct?

A.    That’s correct.

Q.     Okay. So then we have JX 134. And so if you turn the page, there’s the agenda and the board resolutions here.

And you see that one of the agenda items announced by Mr. Lichtenstein was to “Approve Company’s slate for 2022 annual meeting ...”; right?

A.    Yes.

Q.    And, again, that was the nominating committee’s job to submit that slate, right, not his?

A.    It’s in their charter. That’s correct.

Q.     And “discuss letter agreement concerning company slate” — that’s actually not a part of that. What was the letter agreement concerning the company slate?

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A.    I don’t believe that was in this one. I think that was the next meeting we had.

Q.    Okay. All right. And then there he has the slate consisting of seven individuals; correct?

A.    Correct.

Q.    Not Mr. Corcoran; correct?

A.    Correct.

Q.    And it’s your testimony that Mr. Corcoran has decided not to stand for reelection; correct?

A.    There was an email presented, I believe at this meeting, where Tom stated he was not standing for reelection and basically it was for personal reasons. There was other stuff in the email, but that’s correct.

Q.    Okay. So a moment ago, you — and correct me if I’m wrong, I’m not trying to put words in your mouth. But I think you suggested that because you expected the merger to go through, the nominating committee hasn’t scheduled a meeting yet right?

A.    There were no board meetings, either, scheduled for 2022. There’s no formalized meetings scheduled for 2022 due to the reasons that the merger

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was supposed to close in November, December and got pushed into January, and we thought that’s what was going to occur.

Q.    Okay. So at this time, January 24, Mr. Lichtenstein is making — taking action to try to set a board for the next year; correct?

A.    Yes.

Q.    So at that time, the nominating committee could have done its job; correct?

A.    It’s — right. It could have done their job, yes.

Q.    And you did not say to Mr. Lichtenstein at this point, “You’re not independent. You are not permitted under our guidelines to do this,” did you?

A.    No.

Q.    Okay. And, again, the guidelines say that if one member is not going to stand for reelection, the nominating committee decides what to do with that opening; correct?

A.     Yes.

Q.     But here, Mr. Lichtenstein is fixing the board at seven individuals; correct?

A.     He’s not — he’s — well, he’s just

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saying the seven are going to be on the slate. He doesn’t address should we drop down the slate to — you know, the board quantity to seven or leave it to eight and do something with it.

Q.    All those questions that are the responsibility of the nominating committee; right?

A.    Yes.

Q.    Not Mr. Lichtenstein; correct?

A.    Correct.

Q.    Because he’s not independent?

A.    Correct.

Q.    Okay. And so at this meeting, Ms. Drake pointed out that this violates the policies of the company; right?

A.    It was the sequence, she said, the timing of it. That’s right. That’s what she was referring to.

Q.    This is inconsistent with Aerojet policy; correct?

A.    Correct.

Q.    And she did not think it was proper to go forward in this manner; right?

A.     That’s correct.

Q.     And at this time — I think in your

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direct you had mentioned that there was a deadline for the nomination of shareholders.

A.    Any — any slate that wanted to be proposed to the company from shareholders had to be presented by February 5.

Q.    Okay. So that’s if a shareholder of the company wants to take action to propose directors for the company; correct?

A.    That’s correct.

Q.    And so you are — you are aware at this time that Mr. Lichtenstein called this meeting, proposed this resolution, in order to protect Steel Partners’ right to nominate a slate down the line; correct?

A.    No. I was not aware of it at this time. I was not aware, to be honest with you, the February 5 date. It’s not part of the bylaw I remembered.

Q.    Well, you just said you were having discussions with Mr. Lichtenstein and you understood that he was concerned that there was a looming deadline for shareholders to submit director nominations; right?

A.    I — I didn’t — sorry. I don’t

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believe I said that, no. I just said that there was a February 5 deadline, and there’s subsequent meetings after that, is where the February 5 deadline came up. It was the next meeting we had after this one. That’s where I was aware of the February 5 deadline. Not at this meeting.

Q.    Okay. Not at this meeting.

A.     Right.

Q.    Okay. But you did later become aware that he had done this to protect Steel Partners’ rights to submit an outside slate; correct?

A.    The next meeting we had, that’s correct.

Q.    Okay. So he, as a director, is acting — taking action to protect Steel Partners’ interests; correct?

A.    I think he was looking at it for the company side, but needed a slate of directors. He was calling around directors, seeing if they were still staying, and he was also covering the Steel Partners side.

Q.    So he’s covering both — he’s trying to cover both sides of the issue?

A.    Yes. At that time, I think that’s

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what he was doing.

Q.    And we — you know, we met each other a couple weeks ago during deposition; correct?

A.    Yes.

Q.    And you remember a series of questions on this topic?

A.    Sure.

Q.     Do you remember — do you recall testifying: “He was trying to come up with a board of directors that every[one] can live with. And in essence, if not, he wanted to make sure that Steel Partners was represented on the board”?

A.     Again, sequencing of timing. Not at this point. That was later in the conversations when he started to form a proxy. That’s correct. And we’re trying to negotiate — ran that January 30 meeting we had as independent board members, to try to —

Q.    But that was his goal, in your understanding, was to make sure that Steel Partners was represented on the board; correct?

A.    That’s correct, yes.

Q.    Okay. And with this January 24 resolution, if it had been adopted, that would have

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guaranteed Mr. Lichtenstein a role — a seat on the board regardless of the outcome of the investigation; correct?

A.     Well, based on the resolution, correct. But if —

Q.    Okay.

A.     — something from the outcome —

Q.     That’s all I’m asking.

A.    Yes.

Q.    If this resolution was adopted, then he would have had a guaranteed seat on the board; right? Sir?

A.     Well — he could always be voted off. I mean, so it was — he would have been on the slate. I agree with that.

Q.    He would have been on the slate that consisted of seven folks; correct?

A.    It would have been — at this point, it would have been the corporate slate, there would have been seven nominees. But at this point, we don’t know if there’s any other slate going to be submitted to the company.

Q.    Okay. And just to consider those seven nominees, you would have had Ms. Drake, who, to

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your understanding, has no professional or personal connections to Steel Partners; correct?

A.     None that I’m aware of.

Q.     Lord, Chilton, no professional or personal connections to Steel Partners; correct?

A.    I don’t know about that.

Q.    Were you aware of any professional connections between —

A.     Not professional, no, but I think personal. I think they had personal relationships together.

Q.    Friendship?

A.    Yeah.

Q.    Okay. General Lord, no professional connection to Steel Partners that you’re aware of?

A.    No.

Q.    You worked for Steel Partners for 13 years; correct?

A.    12 years, correct.

Q.    Mr. Turchin, his grandson is Mr. Lichtenstein’s chief of staff; correct?

A.    That’s correct.

Q.    And Ms. McNiff, her brother is on the board of Steel Partners; correct?

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A.    That’s my understanding, that’s correct.

Q.    And then Mr. Lichtenstein, of course, is the CEO of Steel Partners?

A.    Yes.

Q.     So if this resolution was passed, then there would have been four directors with professional connections to Steel Partners; correct?

A.    I think to work for somebody 12 years ago, I don’t — I mean —

Q.    It’s a professional connection.

A.    There’s people who knew him, yes, for sure, but I don’t think it’s a connection.

Q.    You worked for Steel Partners. That’s a professional connection, working for someone, is it not?

A.    It’s 11 years old.

Q.    Okay. But it existed?

A.    Yes. I agree with that.

Q.    Okay. So that resolution didn’t go anywhere because Ms. Drake pointed out the —

A.     Right.

Q.     Okay.

ATTORNEY GRUGAN: Can we look —

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Q.    But Mr. Lichtenstein tried, a couple days later, to reconvene a meeting; correct?

A.    Yeah. We — at the end of that meeting, he said let’s get together in a few days, and he came back with a meeting a couple days later.

Q.    Okay.

ATTORNEY GRUGAN: Can we look at JX 155, please.

Q.    Please let me know when you’re there, sir.

A.    Yes.

Q.    So this was circulated by Mr. Lichtenstein on January 26?

A.    Yes.

Q.    Okay. And you see that it attaches a letter, a letter — he says, “the materials for tomorrow’s [        ] meeting,” but would that be a letter agreement?

A.    Yes.

Q.    And that’s between Steel Partners and Aerojet; correct?

A.    Correct.

Q.    And in this letter agreement, Mr. Lichtenstein is in the signature block for Steel

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Partners; correct?

A.    Yes.

Q.    As the CEO; correct?

A.    Yes.

Q.    All right. So he’s acting on the one side of this proposed agreement; right?

A.    Yes.

Q.    And on the other hand you have Aerojet, correct, who has been the counterparty to this agreement?

A.    Right. Yes.

Q.    And Mr. Lichtenstein was the executive chairman of Aerojet; correct?

A.    That’s correct.

Q.    And so he’s on both — he’s representing both parties — the parties on both sides of this proposed agreement; correct?

A.    He’s — I think he’s presenting a — an agreement to the company to try to avoid a proxy fight.

Q.    Did he recuse himself from this meeting?

A.    It — it never came up through the law department, and it never went to a vote, no.

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Q.    Okay. So — well, then, you can just answer the yes-or-no part of the question. Did he recuse himself from this meeting?

A.    The question never came up.

Q.     So is that a no?

A.    That’s correct.

Q.    Okay. Thank you.

And, again, this proposal — I don’t think we have to go through it line by line. But if accepted, this proposal would have guaranteed Mr. Lichtenstein a seat on the Aerojet board regardless of the outcome of the investigation; correct?

A.    Just — just skimming it real fast.

Q.     Take your time.

A.    Yes. It doesn’t look like any provisions that he would step down if something came out of the investigation, so I would say yes.

Q.    So this, you just said, was not acted upon?

A.    No.

ATTORNEY GRUGAN: Okay. Now, if we can look at JX 173, please.

Q.    And so the next day, sir, Steel

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Partners submitted its proxy notice; correct?

A.    Yes.

Q.    And its notice that it was submitting a slate of eight proposed directors for the upcoming election; correct?

A.    Correct.

Q.    And that’s, again, Steel Partners, the shareholder, submitting this; correct?

A.    Correct.

Q.    So in terms of your duties as an Aerojet member of the board of directors, when you received this proxy notice, it’s no different than if you received a similar notice from BlackRock, from Vanguard, from any other shareholder; correct?

A.    Correct.

Q.    You would agree with me that the company needs, upon receipt of a proxy notice like this, the company needs to formulate a plan for what the company is going to do in response to this proxy notice; correct?

A.    Yes.

Q.    Okay. And the board of directors would be responsible for creating that plan; correct?

A.    Correct.

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Q.    And Mr. Lichtenstein here, of course, is the CEO of Steel Partners, the shareholder that submitted this notice; correct?

A.    Yes.

Q.    And he’s acting as the shareholder, acting on behalf of the shareholder, Steel Partners; correct?

A.    Correct.

Q.    So you would agree with me that, in terms of the board’s responsibility to formulate a response to this, Mr. Lichtenstein had a conflict of interest?

A.    Yes.

Q.    Now, Steel Partners nominated you as part of its proposed directors; correct?

A.    Yes.

Q.    So you were then on the Steel Partners slate; correct?

A.    It was — yes. It was — I agreed to be on their slate, that’s correct.

Q.    So then you have — wouldn’t you agree, then, that in terms of what the company — how the company is going to respond to this Steel Partners proxy notice, you had a conflict of interest?

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A.    No. I don’t believe so.

Q.     Even though you are on the Steel Partners slate? You are — you are aligned with the shareholder in this case, aren’t you?

A.    Yeah. But — I — I was willing to be on their slate. I was willing to be on the corporate slate.

Q.    So you’re on both sides?

A.    No. I just said I was willing to be on either slate.

Q.    All right.

A.    And if we could have came to an agreement — to me, Warren submitted this for, hopefully, a conversation with the company to come to some type of an agreement.

Q.    Okay.

A.    If he couldn’t, he had that deadline he felt he had to meet, the February 5 deadline.

Q.    I’m talking explicitly about this Steel Partners notice of stockholder nomination; correct?

A.    Right.

Q.    Notice of the stockholders acting; correct?

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A.    Right.

Q.     Steel Partners. And you, at this point, had agreed to align yourself with the stockholder and be included on this notice, didn’t you?

A.    Yes.

Q.    Okay. Now, in terms of how the company responds to that notice, the notice that you had aligned yourself with, you have a conflict of interest, don’t you?

A.    I don’t believe I do, no. I feel my responsibility is to be informed and make decisions based on the best for the company.

Q.    In regards to responding to Steel Partners?

A.    I feel at this point, with this action here, the other members are just as, you know, conflicted as Warren was, because he was trying to vote them off the board. So what is their —

Q.    I want you to answer my question that I’m asking, sir.

You agreed to be on the stockholder’s notice; correct?

A.    I said yes.

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Q.    And you’re — but, so, the stockholder is running its own slate of candidates; correct?

A.    Correct.

Q.    And in a typical circumstance — if, for instance, this was Vanguard or BlackRock, the company would have still put together a slate of director candidates; correct?

A.    I would assume so, yes.

Q.    Okay. But you were on the stockholder’s in this case; correct?

A.    Correct.

Q.    Competing with the company?

A.    The company could have put me on their slate too.

Q.    And then you would have been on both sides?

A.    If they selected that.

Q.    But as it turned out, you were on the Steel Partners side?

A.    Because the company never put together a slate.

Q.    Because the nominating committee never met.

A.    Well, that’s —

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Q.    Correct? The nominating committee never met.

A.    They never met.

ATTORNEY GRUGAN: One moment.

We can take this exhibit down, I think.

Q.    Okay. So just to put a point on this. When the board is considering what to do with respect to the Steel Partners notice of proxy submission that we just looked at, you are sitting on both sides of that issue; correct?

A.    I’m a nominee on the slate of the one side, the Steel Partners. And I still feel I have responsibility to the company, on the other side, and I — I feel I should be part of that discussion.

Q.    So yes? You were on both sides?

A.    Well, when you say “both sides,” I mean, one is — I think it’s a whole different responsibility, voting versus being nominated. So if that’s what you consider “both sides,” I’d say yes.

Q.    So in the ensuing couple of days, there were efforts made at the company to — there were, in fact, efforts made to respond and address this proxy notice; correct? We’ll go in detail.

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You —

A.     The only one I’m — well, there was a lot of conversations with the attorneys going on. So I — I was not part of all those conversations.

Q.    Now, you had said that Jeff Wolters was retained by the nonmanagement directors in connection with the investigation into Mr. Lichtenstein; correct?

A.    No. He was — he was — before that investigation, he was — he was basically brought into the company to advise the independent board members of governance issues.

Q.    Okay.

A.    But it wasn’t at the time of the investigation. It was well before that.

Q.    Okay. But I am right that the — the nonmanagement directors; correct?

A.    The independent ones.

Q.    Sure. Same six; right?

A.    Same six, yes.

Q.    Okay. So he — Mr. Wolters does not represent Ms. Drake; right?

A.    That’s correct.

Q.    Never did?

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A.    Not to my knowledge.

Q.    I mean to your knowledge.

A.    Right.

Q.    Same question, Mr. Lichtenstein. Doesn’t represent Mr. Lichtenstein; correct?

A.    Not to my knowledge.

Q.    Okay.

ATTORNEY GRUGAN: Can we look at Exhibit 191, please. And if we go to the second page of this exhibit, please.

Q.    This is an email from you; correct?

A.    Wait a minute.

Q.    Yeah. Take your time. Take your time.

A.    Yes.

Q.    And you’re saying to Mr. Lichtenstein, Ms. McNiff, Mr. Turchin, Mr. Bayliss, Steve Wolosky, Joseph Martin.

Who is Joseph Martin?

A.    He was the in-house — I don’t believe he’s there anymore. He was the in-house general counsel for Steel Partners.

Q.    Okay. And I think you had testified on direct that you had talked to Tom Corcoran about a

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potential deal to resolve this issue; right?

A.    Yeah. I called Tom Corcoran at home and I called Jeff Wolters at home on Sunday before that —

Q.    So start at the top. Mr. Corcoran agreed on an executive session to start the meeting and believed that the other board members would be willing to approve the original slate with Tom not standing; right?

A.    That’s correct.

Q.    So they would have accepted Warren’s — Mr. Lichtenstein’s proposed slate of seven; correct?

A.    That’s correct.

Q.    And then you talked to your lawyer — I blank on his name again. Sorry.

A.    Jeff Wolters.

Q.    Mr. Wolters. You spoke to Mr. Wolters, your attorney. And he provided legal advice concerning the investigation; correct?

A.    No.

Q.    He —

A.    He —

Q.    — did not say —

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A.    You said the investigation. It was — I called him on, basically, the slate. We were talking about trying to come to a resolution on the slate.

Q.    Understood. Understood, but is it a fair summary — because it’s your summary here in this email — that Mr. Wolters told you he felt the board needed to protect themselves from agreeing to a slate, then having a negative outcome of the investigation; correct?

A.    There was a provision in that to agree to the slate, that’s correct.

Q.    Correct. But that’s what he was advising the independent directors; correct?

A.    No. That’s what — there was several meetings that week, and I found out about that he was advising three of the independent board meetings and —

Q.    I’m talking about the conversation that you are describing here —

A.    That’s —

Q.    — where you say, “Jeff told me.” Correct?

A.    That’s what I found out from calling

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him at home; he was having other meetings with the other three directors that was not known — it was not known to Marty, Audrey, or I.

Q.    So on January 30, by 3:25 p.m., you had spoken to Mr. Wolters; correct?

A.    Correct.

Q.    And Mr. Wolters told you that the board needed protect itself in case there was a negative outcome to the investigation; correct?

A.    Correct.

Q.    And this — again, you — we discussed this during your deposition; correct?

A.    Yeah. Yes.

Q.    And do you recall testifying that, in regards to Mr. Wolters, the attorney: “[H]e wanted a carve-out in case Warren was found guilty to the point where he should be removed from the board, that we were not handcuffed, you know, would not be able to take some action.” Correct?

A.    Yes.

Q.    So he wanted to make sure that there could still be consequences, if necessary, depending on the outside — depending on the results of the investigation; correct?

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A.    That’s what he told me, yes.

Q.    That’s what your attorney told you; correct?

A.    Yes.

Q.    And you — you’ve dealt with a lot of lawyers in this case, so you’re familiar with the concept of privilege; correct?

A.    Yes.

Q.    That your — so you, as a member of the six nonmanagement independent directors, are represented by Mr. Wolters; correct?

A.    Yes.

Q.    Mr. Lichtenstein isn’t; correct?

A.    Correct.

Q.    But then you turn around, on the next page, and you forward this information right to Warren Lichtenstein, don’t you? That’s a yes or no.

A.    I don’t know if —

Q.    You forwarded this to Mr. Lichtenstein?

A.    I don’t feel this is a privileged conversation.

Q.    “Jeff told me.” Jeff is Jeff Wolters; correct?

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A.    Yes.

Q.    And you sent that to Mr. Lichtenstein; correct?

A.    Yes.

Q.    And what did Mr. Lichtenstein respond?

A.    He —

Q.     You can read it. You can read his response. What is his response there?

A.    Where —

Q.    Sorry. On page 1 of this exhibit.

A.    Yeah. “I would not take a formal vote” — I remember that — “on anything at all tonight[●]”

Q.    And you didn’t, did you?

A.    Well —

Q.    You did not, did you?

A.    No. Not a vote.

Q.    Okay.

THE COURT: Is this a good time to take our morning recess?

ATTORNEY GRUGAN: Sure, Your Honor.

THE COURT: All right. Thank you. We’ll resume at 11:00.

(Court in recess at 10:47 a.m.)

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(Resumed at 11:00 a.m.)

THE COURT: You may proceed.

ATTORNEY GRUGAN: And may I remove my mask?

THE COURT: You may.

ATTORNEY GRUGAN: Thank you.

BY ATTORNEY GRUGAN:

Q.    So, Mr. Henderson, when we left, we were talking about the — what was JX 191, but we can take that down.

And so Mr. Wolters did prepare a resolution; correct?

A.    After our meeting on the 30th, that night. Correct.

ATTORNEY GRUGAN: And can we pull up JX 219, please.

Q.    And so this is the resolution that was drafted by Mr. Wolters; correct?

A.    That’s correct.

Q.    And in terms of the two points that you reviewed in that email that we looked at a moment ago, this here would have accepted Mr. Lichtenstein’s seven-member slate; correct?

A.    Correct.

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Q.    That’s the first “Resolved.”

And then, if you go down, the fourth “Resolved” paragraph, “that the Board retains [        ] authority to reconsider the inclusion of any person on the proposed slate in light of the results of the Company’s pending investigation or any other matter.”

That resolution, I want to focus on. That was included in there in order to protect the investigation; correct?

A.    The first part. “[A]ny other matter” was just very broad.

Q.    Okay. But that was — the purpose of this, in your understanding from your conversations with Mr. Wolters, was to protect the investigation; correct?

A.    That’s what he was trying to do, that’s correct.

Q.    And so as you said, the board’s hands would not — would not be handcuffed; correct?

A.    Correct.

Q.    Okay. But — and a meeting was called for the 31st; correct?

A.    Yes.

Q.    And am I correct that you,

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Mr. Turchin, and Ms. McNiff refused to attend that meeting; correct?

A.    We didn’t refuse to attend. The meeting — these were sent out. We had objections to — as soon as we saw the minutes, we had objections to the minutes, of how we felt the night before’s meeting ended with agreement, versus what this said. Jeff never got back to us to resolve those. And so we felt the meeting was not called properly.

ATTORNEY GRUGAN: Can we look at Exhibit JX 216, correct — please.

Q.    And did you — have you seen this email before?

A.    Yes.

Q.    Okay. So is it accurate that you would not attend the meeting unless your counsel was able — was able to participate; correct?

A.    That’s correct.

Q.    And you ultimately did not attend the January 31st meeting; correct?

A.    That’s correct.

Q.    So that resolution that Mr. Wolters drafted was never voted on; correct?

A.    Correct.

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ATTORNEY GRUGAN: Okay. We can take that down.

Q.    So then, after that resolution, General Chilton, General Lord, and Mr. Corcoran proposed a resolution, too, didn’t they?

A.    Yes.

ATTORNEY GRUGAN: Okay. Can we look at — pardon me. JX— no, that’s not it. Pardon me. JX 295, please.

Actually, pardon me, my mistake. Can we look at JX 274.

Q.    So you recall that General Chilton, General Lord, and Mr. Corcoran called a board meeting for February 2nd; correct?

A.    That’s correct.

Q.     Okay. And the purpose of that board meeting was to — on the last page, you see the agenda for the board meeting — it was to approve proxy authority. And that was prepared by Mr. Kampani, the general counsel; correct?

A.    Yes.

Q.    Okay. And this proposed resolution would have created a — well, let’s look at it. Look at the “Resolved” paragraph. And can you just read

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what the first couple lines of the first “Resolved” paragraph state the purpose of this resolution to be?

A.    “[T]he Board here[        ] designates and appoints Tom Corcoran, Kevin Chilton and Lance Lord, who are not on the SPH Slate, as a Committee of the Board to exercise all authority of the Board in response to the SPH Slate on behalf of the Company ....”

Q.    All right. Thank you.

So the purpose of this resolution was to respond to the Steel Partners proxy; correct?

A.    Yes.

Q.    Okay. And they were attempting to establish an independent subcommittee of the board to develop the company’s response to that proxy; correct?

A.    That’s what they were trying to do, yes.

Q.    And you did not attend this meeting either, did you?

A.    There was a conflict, a schedule conflict, and not everybody could attend this meeting.

Q.    By “not everybody,” you mean Warren Lichtenstein couldn’t attend this meeting; correct?

A.    Yes.

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Q.    Now, just a moment ago you had said that, in terms of the board’s response to the Steel Partners proxy notice, Warren Lichtenstein had a conflict of interest; correct?

A.    In my opinion. That was never ruled on as a company.

Q.    In your opinion.

But he couldn’t attend this meeting, and so you did not. You refused to attend too; correct?

A.    We never did not attend a meeting where everybody could attend.

Q.    So because he could not attend this meeting, you refused to attend; correct?

A.    Yeah. I think all members should be there.

Q.    Okay. So this proposal, then, was not voted on; correct?

A.    Correct.

ATTORNEY GRUGAN: We can take that down.

Q.    And the generals — Generals Chilton and Lord and Mr. Corcoran tried to get another resolution in front of the board, correct, to deal

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with the Steel Partners proxy?

A.    They presented another one on — I think it was the February 4th meeting, correct.

Q.    You are correct, sir.

ATTORNEY GRUGAN: Can we look at 295, please, JX 295. And if we look at the third page of this exhibit, please.

Q.    This resolution, this one, is the one prepared by General Chilton, Lord, and Mr. Corcoran; correct?

A.    I don’t think they prepared it, but they put it forward, yes.

Q.    They put it forward, submitted, proposed?

A.    Yes. Yes.

Q.    Okay. And, again, this is in order to address the Steel Partners proxy; correct?

A.    Yes.

Q.    Okay. Now, in the middle, this says, “Whereas, the Proxy Contest poses potential conflicts by and among certain members of the Board and their current role on various committees of the Board (specifically, the Nominating and Governance Committee) which could preclude the Company from

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independently nominating directors for inclusion on the Company’s slate of nominees for election at the Annual Meeting ....”

You see that; correct?

A.    Yes.

Q.    That was the basis for this proposed resolution?

A.    Correct.

Q.    And so, again, they tried to develop a separate committee of the board “to exercise all authority of the Board in responding to the SPH Proxy Contest on behalf of the Company ....” Correct?

A.    That’s the way it reads, correct.

Q.    Okay. Now, Mr. Lichtenstein was at this meeting; correct?

A.    The February 4th meeting.

Q.    Yes.

A.    Yes.

Q.    He did not abstain from acting on this resolution, did he?

A.    No.

Q.    He voted to reject this resolution, didn’t he?

A.    Yes.

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Q.    As did you, Mr. Turchin, and Ms. McNiff; correct?

A.    Correct.

Q.    All three of you on the SPH slate; correct?

A.    All four of us, correct.

Q.    Yes.

ATTORNEY GRUGAN: And that is all I have, Your Honor.

THE COURT: Thank you. Mr. Davis, any redirect?

ATTORNEY M. DAVIS: Just a few questions, Your Honor.

REDIRECT EXAMINATION

BY ATTORNEY M. DAVIS:

Q.    Mr. Henderson, who was on the governance and nominating committee at Aerojet Rocketdyne?

A.    Tom Corcoran, Marty Turchin, and myself.

Q.    And who was on the slate that Mr. Lichtenstein originally proposed to the board?

A.    All of us, excluding Tom.

Q.    So all current members of the board —

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A.    Yes.

Q.    — except for Mr. Corcoran?

A.    Yes.

Q.    Would there be any reason for the governance and nominating committee to meet to screen the current members of the board?

A.    We never did that in the past, no.

Q.    The February 4th meeting, we just looked at the resolutions that were not passed, the ones that were proposed by Mr. Corcoran, Mr. — or General Chilton and General Lord.

And so this is Exhibit JX 295.

A.    I’m sorry. That’s in your book?

Q.    No. That’s in the same book you were just looking at.

A.    Same book.

Q.    If you go to page 4 of 4, the first “Resolved” at the top of the page.

Do you see that?

A.    Yes.

Q.    It says that “the Committee shall be vested with all powers and obligations of (and operate in lieu of) the committee of independent directors formed on October 13, 2021 with respect to certain

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allegations ....”

Do you see that?

A.    Yes.

Q.    What do you understand that to be doing?

A.    Removing Audrey, Marty, and I from that committee.

Q.    Why did you vote against these resolutions?

A.    I felt, as a board member, we were giving all our authority to three people.

Q.    Why is that?

A.    It’s — they — they’re on this committee; they’re on the committee — I believe this is the one that had Lockheed Martin, in negotiations with Lockheed Martin. They’re doing all communications with SEC. It was a very broad resolution of all the power they wanted to, you know, not — it was not just in relationship to, response to, you know, the Steel Partners slate.

ATTORNEY M. DAVIS: Thank you, Mr. Henderson.

Your Honor, I have no further questions.

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THE COURT: Thank you.

Sir, I have no questions for you myself, but I appreciate your testimony. You are excused.

THE WITNESS: Thank you.

(Witness excused.)

THE COURT: You may call your next witness.

ATTORNEY WALSH: Good morning, Your Honor. For the record, Peter Walsh. May I remove my mask?

THE COURT: Good morning, Mr. Walsh. You may.

ATTORNEY WALSH: Thank you so much.

At this time, plaintiffs would call Audrey McNiff to the stand.

Your Honor, if I may, we have notebooks as well. If we could approach the witness to provide those.

THE COURT: That’s fine. Thank you.

AUDREY McNIFF, having first been duly affirmed, was examined and testified as follows:

ATTORNEY WALSH: May I proceed, Your Honor?

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THE COURT: You may.

DIRECT EXAMINATION

BY ATTORNEY WALSH:

Q.    Good morning, Ms. McNiff. There’s water on the stand if you need any, so please feel free to help yourself.

A.    Thank you.

Q.    Are you currently a member of the board of Aerojet?

A.    Yes, I am.

Q.    And how long have you been a member of the board?

A.    Just shy of 18 months.

Q.    And apart from your service on the Aerojet board, are you currently employed?

A.    No. I’m retired. I was in the financial market for 30 — almost 30 years. I retired as a partner at Goldman Sachs, where I was in the securities division. Prior to that, I had been at HSBC Hong Kong and Shanghai Bank for two and a half years. Before that, I was at Irving Trust for seven, and then at NatWest for two.

Q.    Okay. And having heard a little bit about your work experience, what is your educational

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background?

A.    I graduated from Mount Holyoke College with a degree in economics, and then I have an MBA from NYU in finance.

Q.    Thank you.

And do you currently or have you previously served on other boards for either public or nonprofit entities?

A.    Yes. Up until now, all my board work has been for the not-for-profits. I was on my college board for ten years, and I chaired the finance committee there, where we managed the firm’s — the college’s $700 million endowment. I also was on the board of Fidelity Charitable, which is the country’s largest not-for-profit. I was the vice chairman, and I served as the chair of audit, and also the chair of governance.

Q.    Thank you.

So let me go back to your Aerojet board service. Do you serve on any committees of the Aerojet board?

A.    Yes. I serve on the governance and nominating committee.

Q.    Thank you.

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A.    And I also am on a — was on a subcommittee of the independent directors.

Q.    Is that the — what I think Mr. Henderson referred to as the nonmanagement committee with respect to the Warren Lichtenstein investigation?

A.    Yes, that’s correct.

Q.    Thank you. We’ll come back to that in a minute.

So tell us how, in your words, you came to become a member of the Aerojet board.

A.    Well, I was about to come off of the Fidelity Charitable board after ten years, and I was looking for something interesting and impactful to do. And I’d spoken to my brother, and he said, at some point, you should talk to Warren Lichtenstein. He’s a very smart man, doing a lot of interesting things.

Warren called me up, I believe it was the summer of 2019. We spoke for about an hour, exchanged views, talked about each other’s background, and that was it. I did not hear from him again until the following year, sometime in February, where he asked if I could come out to California to meet with him, and I said, of course.

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And so I flew out to California and I met with him for the first time. Eileen Drake was there, and then also the man who at the time was the CFO, Paul Lundstrom was there. We had a conversation, the three of us, and then we had dinner, and then I flew home.

Subsequent to that, I heard back from Warren, in, I believe it was, August, asking me if I would be interested in a position on the Aerojet board. And I said, I would. And he said, great. Then let’s go through our governance procedures, and I’ll have Tom Corcoran, who heads-up the governance committee, give you a call.

Tom and I spoke; we had a great conversation. And I was then told subsequently that I had been accepted as a member of the board of Aerojet.

Q.    Thank you.

So what, if any, professional or social relationships do you have with Steel Partners or Mr. Lichtenstein?

A.    I have none. My brother, John McNiff, is on the board of Steel Partners. But up until that point, I’ve only — I have, to this day, only met Warren twice.

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Q.    Okay. Do you have any financial ties to or do any business with Steel Partners?

A.    No, I do not.

Q.    Okay. You mentioned your brother. What is his name again?

A.    John McNiff.

Q.    And what does Mr. John McNiff do with respect to Steel Partners?

A.    He’s on the board.

Q.    Is your brother otherwise a successful businessman, apart from his service on Steel Partners?

A.    Yes. By way of background, my brother was an associate at Davis Polk, and then left to do venture capital and has done very well.

Q.    As far as you know, is his success in any way the product of Mr. Lichtenstein or Steel Partners?

A.    Not at all.

Q.    Thank you.

Now, do you receive fees for your service as an Aerojet director?

A.    Yes, I do.

Q.    And can you tell us approximately how much and in what form you take that compensation.

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A.    I’ve chosen to take all my compensation in stock. And much of it’s deferred, but I believe it totals, right now, about $350,000.

Q.    And is that amount of money at all material to your overall financial wellbeing?

A.    No, it is not.

Q.    Thank you.

So let me ask you a little bit about the Aerojet board; and I want to explore a little bit your relationship with Mr. Lichtenstein and the other board members, as well as with Ms. Drake.

And let me start by asking you if you could describe the dynamics of the board before the current dispute evolved.

A.     Well, first, I’ll preface everything by saying that since I’ve been on the board, we’ve been operating under COVID rules, so we’ve not gotten together. So all of the meetings I’ve been a part have typically been on a Zoom kind of process or just over the telephone.

But through that — these meetings, what I had found was that the board seemed to be quite cordial. We got along. Things seemed to flow fairly smoothly.

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Q.    And do you respect the other members; in particular, the other independent directors of the board?

A.    Very much.

Q.    Okay. Now, did there come a time when you learned of a developing tension between Mr. Lichtenstein and Ms. Drake?

A.    Yes.

Q.    And tell us how that came about and what you heard.

A.    Well, I started to see it probably in the fall, as we were negotiating the Lockheed Martin deal. I would say that there were situations with regard to price and terms of the deal that were under discussion and not necessarily agreed by everyone, and that led to some tension.

Q.    Okay. Do you ever recall hearing that Ms. Drake would not meet with or would not speak with Mr. Lichtenstein on a one-on-one basis?

A.    Yes, I did.

Q.    Tell us what you heard in that regard.

A.    I heard that Eileen would not meet in person with Mr. Lichtenstein. I heard that she would not accept his phone calls. And it seemed to be a

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very untenable situation, where the CEO of a company wouldn’t have a normal kind of communication route with the chairman of the board.

Q.    And did you hear that from others, besides Mr. Lichtenstein, within the company?

A.    Yes, I heard it from Marty, and I believe I also heard it from Ms. Drake.

Q.    And how about Mr. Kampani? Did you —

A.    Oh, yes, of course. I apologize, yes, from him as well.

Q.    And just tell us who Mr. Kampani is.

A.    At the time, he was the general counsel of the firm.

Q.    And how did you feel about this tension between Mr. Lichtenstein and Ms. Drake?

A.    It didn’t seem as if it was something that could go on. It was a very tense situation for us, as board members, to find that the two people that we looked to for leadership were not talking to each other.

Q.    And do you recall Ms. Drake ever expressing a desire or suggestion that she may leave the company and take management?

A.    A couple times. I would say the first

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time I noticed that was in the fall of 2020, when she talked about, you know, potentially needing to leave and take her team with her. And then similar kind of conversation in the beginning of 2021, probably the spring of 2021.

Q.    And what do you recall, in particular, her saying in that respect?

A.    Again, the same kind of threat, which was that she would leave and take her team with her.

Q.    Let me ask you a little bit about your relationship with Ms. Drake.

When you first joined the board, how would you describe your relationship with her?

A.     Well, let’s go back to our first meeting. I met her the same time I met Warren. I thought everyone got along very well. She was very pleasant. I was happy to see that there was a woman in her position at the firm.

You know, as — the time between that meeting and my going on the board, I remember sending her a couple emails. I remember when I joined the board, she was helpful with my orientation. I remember reaching out to her a couple of times; once, I think, with regard to the Girl Scouts — I believe

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she’s on the board — and congratulating her on some event. And I thought we had a good relationship.

Q.    And did that change at some point, your relationship?

A.    Yes. It changed, I felt, during the negotiations of the Lockheed deal where I questioned some of the price issues and the deal terms. I found that she started treating me differently.

Q.    Why did you feel like you were in a position to question some of the deal terms with respect to the Lockheed merger?

A.    Well, as a board member, I recognize that you get one chance to sell your company. I have a financial background, and I wanted to make sure that we were negotiating the best possible terms for the company and our shareholders.

Q.    And did a change come about, or was there any kind of manifestation of how you perceived Ms. Drake felt about you at any point?

A.    I felt like she was dismissive of me. She would start meetings by saying “gentlemen.” She was sarcastic towards me. Innuendos like that.

Q.    Thank you.

Let me ask you about some of the

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investigations which Mr. Henderson testified to, and let’s start with September of 2021.

Did there come a time when the independent directors of the board heard or learned about allegations made by Ms. Drake about Mr. Lichtenstein?

A.    Yes.

Q.    And who did you hear that from, and can you tell us generally what you recall being said in that regard.

A.     So, again, Mr. Kampani, the general counsel, shared with us some discussions that he’d had with Eileen. I believe we received a copy of a May memo that she had written where Eileen mentioned that she did not want to proceed with any kind of action on this memo. She really just wanted it for the file. That was the first time that I heard something.

And then I believe we received another memo probably in August.

Q.    Okay. And let me ask you, where was — what was the source of the complaints you were hearing about? Who was telling you this?

A.    So this was a combination of Eileen’s memo and Arjun referring to that memo.

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Q.    And were you concerned about Ms. Drake’s allegations?

A.    I’m always concerned about situations where, you know, a woman feels like she’s not being treated properly.

Q.    And did —

A.    But I also felt that this is something we needed to get to the bottom of to see if it was substantiated.

Q.    And did the board consider those allegations or take any action with respect to the allegations?

A.    After the first memo of May, we did not, because we were told not to. And Arjun said at that point in time there was no reason to, but just to be aware of it.

Q.    Okay. Do you recall whether any of these allegations related to Mr. Lichtenstein requesting information from Ms. Drake?

A.    I believe that that was part of the complaints, yes.

Q.    And what were — what was your feelings about Mr. Lichtenstein’s requesting information from Ms. Drake?

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A.    I thought that his request made sense. Mr. Lichtenstein is a very bright individual. He’s really a 360-degree kind of thinker. He asked questions, and then those produced more questions. He’s been incredibly successful in his career, and he’s been incredibly successful in making Aerojet one of the — the company that it is today, given his very long involvement.

So I felt these were very warranted questions and should be responded to. I have to say, I was somewhat shocked to hear that a member of a company would not respond promptly to a chairman of the board’s request for information.

Q.    And did the directors ultimately take any action with respect to this sort of second series of allegations in August of 2021 or September 2021?

A.    Yes, we did.

Q.    Okay.

ATTORNEY WALSH: Rich, if we could pull up JX 20 — I’m sorry, 88.

Q.    Are you familiar with this document? Please take as much time as you need to just review it.

A.    Yes, I’m familiar with this document.

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Q.    And I’ll refer to this as the “guidance memo.”

A.    All right.

Q.    Did you review this memo before it was sent to Mr. Lichtenstein apparently in or about or on or about September 10?

A.    No.

Q.    Okay. Why not?

A.    It was not provided to us.

Q.    Were you asked to review a draft before it was sent?

A.    No, not at all.

Q.    Okay. If you could turn to JX 85 — and, again, that should either pop up or be in your notebook — and you’ll see — and if we start from the back, as we do with emails, and work forward, this appears to be an email from Mr. Kampani relating to the draft memo.

Do you see that in the first line?

A.    Yes, I do.

Q.    Okay. And then it goes on and there’s correspondence with Mr. Wolters to Mr. Kampani.

A.    Uh-huh.

Q.    As well as an email at the top.

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First question: Had you ever seen this email before it was produced in this case?

A.    No.

Q.    Okay. And it appears that Mr. Kampani sent this guidance memo — if we look at the next document, let me ask you about another document.

ATTORNEY WALSH: If we could pull up JX 187, please.

A.    87?

ATTORNEY WALSH: I’m sorry, 87. Thank you.

Q.    And do you have that in front of you?

A.    Yes.

Q.    And you’ll see this is an email from Mr. Kampani to Mr. Lord.

Tell us again who Mr. Lord is, or General Lord, I should say.

A.    General Lord is one of my fellow board members.

Q.    Okay. And prior to the litigation, were you aware that Mr. Kampani was forwarding the guidance memo to Mr. Lord?

A.    No.

Q.    And, again, had you been previewed or

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shown a copy of the guidance memo before it went out?

A.    No, I was not.

Q.    Thank you.

Now, as Mr. Henderson testified, there was a second inquiry or investigation with respect to allegations brought by Ms. Drake.

Do you recall that?

A.    Yes.

Q.    And what is your recollection as to when that commenced?

A.    So my understanding was that was probably around the October time frame.

Q.    And what do you recall about that? In other words, what prompted that?

A.    Okay. What prompted that was another email, apparently from Eileen. I didn’t see the email, but Arjun referred to Eileen having had put together her thoughts on an email, talking about behavior that Mr. Lichtenstein had had.

Q.    And was there any board action taken with respect to that matter?

A.    Yes.

Q.    And you’ve heard Mr. Henderson testify about the investigation.

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Were you a participant to that investigation?

A.    I was. I was one of the six-member committee that was put together.

Q.    Thank you.

And was that six-member committee represented by counsel?

A.    We were.

Q.    And can you tell us who counsel was.

A.    Well, we had two counsels. We had from — we had Jeff Wolters of Morris Nichols, who was our governance committee — governance lawyer who was part of that. But in addition to that, we also had Weil Gotshal doing the actual, I guess, investigation.

Q.    And what was your understanding of the respective roles of each of Morris Nichols and Weil Gotshal?

A.    So Jeff Wolters was, again, giving us guidance for governance matters, and my understanding for Weil Gotshal was that they had a focus just for the investigation and it was very narrow; that they were supposed to do the investigation and report back to us with what they found.

Q.    And did you agree, as an independent

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director, that an investigation should be conducted?

A.    Yes.

Q.    And why did you agree to do that?

A.    Because I took Eileen’s comments very seriously. But in addition to that, I felt that we should get to the bottom of it because if it was true, then we’d have to do what we had to do. But if it weren’t true, then we needed to get that resolved as well.

Q.    And did the nonmanagement committee ever get to the bottom of it, so to speak, and conclude the investigation?

A.    We did.

Q.    And when did that occur?

A.    I believe late April was when that happened.

Q.    Okay. And we’ve looked at the memo, or Mr. Henderson looked at the memo that was issued.

So let me ask you one last question with respect to the investigation, and that is, as a committee member, what was your understanding with respect to whether the fact of the investigation and the investigation itself was to be confidential or not?

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A.     It was confidential. We were told at every single meeting we had that the information was confidential. In fact, every meeting started out that way: “Remember, this is confidential. Do not discuss this with anyone.”

Q.    Thank you.

Let me now turn to the events of 2022, early 2022. And, in particular, in early 2022, do you recall Mr. Lichtenstein proposing a slate of directors for purposes of the 2022 annual meeting?

A.    Yes, I do.

Q.    Okay. Was there a board meeting at which that proposal was discussed?

A.    Yes, on January 24th, I believe.

Q.    And did you attend that meeting?

A.    I did.

Q.    Let me ask you to take a look at JX 159.

A.    Yes, this is my email.

Q.    And that was my question. Tell us — tell us what this is.

A.    Okay. So I took notes quite often at meetings, and I remember this meeting standing out, being very important, so I actually transcribed my

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notes into an email and put this in my Aerojet file.

Q.    Okay. And you’ll see that your email is dated the 27th, as opposed to the meeting date.

Explain why it was dated the 27th.

A.    If you looked at my files right now, you’d see that I have a lot of emails — a lot of notes that I still need to type up, but I usually put these on yellow pads. And then, when I get a moment, I type them up and put them into my files.

Q.    Okay. And do you feel these notes accurately reflect what was discussed at the meeting of the 24th?

A.    I do.

Q.    Okay. You reference, in — well, it starts off by saying, “On January 24, 2022, the Board of Directors of Aerojet Rocketdyne held a special meeting to propose the 2022 slate of directors. This meeting was called by [Mr.] Warren Lichtenstein executive chair of the board. At that time it was noted that Tom Corcoran had given his notice that he would not stand for reelection.”

Do you see that?

A.    I do.

Q.    Was any of that at all surprising to

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you?

A.    No, no.

Q.    And then you go on to say, “The purpose of this meeting was as follows:

“Approve a slate of company directors.

“Shrink the board from 8 to 7 [    ].”

Do you see that?

A.    Yes.

Q.    What did you understand or what did you mean by those notations?

A.     Well, my view was that this was sort of contingency planning, that we weren’t sure if the deal was going to go through. You know, two things concerned me. Number one, how much time had been going on between the Lockheed beginning of the negotiations and where we were then, and also how discounted the price were.

And, you know, we had talked about, a number of occasions, that we needed to do contingency planning. So I was not surprised at all that this was put forward that in the event the deal doesn’t go through, we actually need a board; because otherwise, if the deal went through, our board was going to be null and void.

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So we needed a board, and it made sense that we would just continue with the people who were on the board, with the exception of Tom, who had indicated that he did not want to run, for personal reasons.

Q.    And, by the way, was Mr. Corcoran at all or part of this meeting?

A.    Yes.

Q.    Were you supportive of the seven-person slate?

A.    Yes.

Q.    Okay. Did you perceive this proposal as a takeover attempt by Mr. Lichtenstein?

A.    No. I perceived it as being good contingency planning.

Q.    And in connection with the January 24 meeting, did Mr. Lichtenstein ever demand or suggest that the nonmanagement committee, which was then in existence, discontinue its investigation?

A.    No.

Q.    Do you ever recall, at any time as you served on this committee, Mr. Lichtenstein saying to you or any of your colleagues on the board, please discontinue this investigation?

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A.    No. Quite the contrary. He wanted this to be done because there’s some really disparaging things said about him, and he wanted it resolved.

Q.    And do you recall, did the subject of the investigation come up at the meeting of the 24th?

A.    Yes.

Q.    And what do you recall being said in that regard?

A.    I remember that Tom Corcoran said that very important to him was that he see through the results of the investigation.

Q.    And did you expect that Mr. Corcoran would see through the results of the investigation?

A.    Absolutely.

Q.    Okay. Let me just ask you to look at the penultimate paragraph that begins, “It should be noted ....”

Can you explain why you included this in your notes.

A.    Yeah, it was very disturbing because, you know, as we sat in this meeting, it looked like we were in agreement, the six independents were in agreement, that this made sense; let’s just continue

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with the board as it is. And it really wasn’t until Eileen said something that we were — we stalled. I thought we had an agreement. I thought we were just going to, you know, reach a conclusion that this was the most appropriate board to put together in the circumstances.

Q.    And prior to Ms. Drake voicing concern, as you note in your email, did any of the other independents voice any objection to this proposal?

A.    No. The only comment that I had was that Tom Corcoran just said, I want to make sure that I get to see through the investigation. That was the only comment.

Q.    Okay. Let me turn your attention to the events of a couple days later. As we heard from Mr. Henderson, there was a notice nomination submitted by Steel Partners.

Do you recall that testimony?

A.    Yes, I do.

Q.    And what was your understanding as to why Steel Partners submitted the notice to the company that it did?

A.    My understanding was that they had a

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February 5th deadline.

Q.    And had you previously been asked to serve on the Steel slate in the event it became necessary to run a slate?

A.    Yes.

Q.    Tell us why you agreed to serve on the Steel slate.

A.    Well, you know, at that point in time, I’d been on the board for a while, and I saw the dynamics and I recognize how visionary Warren was, and I wanted to be a part of a board that he was on.

Q.    Okay. Now, after Steel submitted its slate, do you recall there being a board meeting on January 30th?

A.    On January 30th, yes, there was a meeting.

Q.    Okay. And did that board meeting include what I will describe as an executive session of just the six independents?

A.    It did.

Q.    And tell us what you recall being discussed during the executive session of the January 30th board meeting.

A.    What I recall being discussed was what

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was the best path forward for us. And my understanding was that we, as a group of six, the independents, agreed that the best path forward was to have that seven-person slate be the slate that we would have.

Q.    And so this would have been a couple days after Steel submitted its nomination slate; is that correct?

A.    I believe they did it on the 28th, and then on the 30th we met that evening.

Q.    And other than the six independents, was anybody else on that call?

A.    I believe that Jeff Wolters was on that call as well.

Q.    Okay. Were there any follow-up or action items coming out of the meeting of the executive — of the executive session?

A.    What came out of the meeting was a set of resolutions that Jeff put together.

Q.    Okay. And let me ask you to look at those resolutions.

ATTORNEY WALSH: If we turn to, Rich, 194, please.

Q.    Ms. McNiff, you’ll see that there is

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an email at the bottom, it appears to be from Mr. Wolters, and on the next page, you’ll see the resolution.

Mr. Wolters says, “Attached are the resolutions reflecting the consensus from the meeting of the six independent directors last night. These were also shared with Steel Partners counsel.”

Do you see that, where I’ve read from?

A.    Yes.

Q.    And if you go up the page, you’ll see there is an email from you of the same date. And I would just note for the record, it appears to have a time of 2:38, although I think this was a document produced by Ms. Drake, so the timing may be off.

But, in any event, you say, “Jeff, This is not what the 6 of us agreed to last night. We agreed that we would have an agreement not a resolution.”

Tell us what you meant by that.

A.    Well, when I looked at the resolution that he’d put forward, it included components to it that we had not agreed upon at all.

Q.    And what was the significance of having an agreement versus the resolution?

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A.    My understanding was that an agreement, you know, couldn’t really be changed. It was something that we had agreed to, this is the way we were going to go forward.

Q.    Okay. And this is on the — January 31st. Did you come to learn that after the resolution went out, Ms. Drake’s assistant called to have a board meeting that night?

A.    Yes.

Q.    And did that board meeting ever occur?

A.    No. It wasn’t properly done, and so we decided not to attend.

Q.    Okay. Now, moving forward, the next day, February 1 — and Mr. Henderson has talked a little bit about this, but I want to ask you about the press release that came out.

A.    Yes.

ATTORNEY WALSH: If we can pull that up. That’s 241, Rich.

Q.    Ms. McNiff, have you seen this press release before?

A.    Yes.

Q.    And when did you first become aware of the press release which is JX 241?

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A.    I believe that Warren sent it to me, but I also check our stock every day for whatever headlines are coming out with regard to the company, so I think I saw this separately right after that.

Q.    And what was your reaction when you saw it?

A.    I was shocked.

Q.    Okay. Why were you shocked?

A.    Primarily because of — well, two reasons. Number one, the mention of the investigation, which we had been told repeatedly was confidential, was put in here.

And then, secondly, the fact that I was not, as a board member, made aware of this, asked to review it. I had no part in this.

Q.    Did Ms. Drake, Mr. Corcoran, or the generals ever tell you, in the days leading up to the press release, that it was in the works?

A.    No.

Q.    Did the company counsel ever tell you that it was in the works?

A.    No.

Q.    Did Weil Gotshal or Morris Nichols ever tell you that the company was going to issue this

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press release?

A.    No.

Q.    Let’s look at JX 179.

You’ll see this is an email from Mr. Gromacki to many others, and the subject is “Draft Press Release.”

Do you see that? Are you with me on that?

A.    I’m there, yes.

Q.    First of all, tell us who Mr. Gromacki was, or is.

A.    He is a lawyer with Jenner, and they were one of the lawyers involved in the transaction with Lockheed, so they were the M&A lawyer.

Q.    Had you ever seen this email before it was produced in this litigation?

A.    No.

Q.    Were you aware that Jenner was involved in drafting the press release?

A.    No, I was not.

Q.    If you go down the list of recipients, you’ll see, in the last line, there’s a gentleman — I believe it’s a gentleman — named Andreas Wagner.

Do you see that?

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A.    Yes.

Q.    Who’s Mr. Wagner?

A.    He’s in charge of HR, I believe.

Q.    And also a gentleman named Dan Boehle?

A.    Boehle, I believe.

Q.    Yes. And who is Mr. Boehle?

A.    He’s the CFO of Aerojet.

Q.    Okay. Were you aware that management, including Mr. Wagner and Mr. Boehle, knew about the press release before it was issued?

A.    No.

Q.    Did anybody from management ever tell you about the press release before it was issued?

A.    No.

Q.    Okay. Let me ask you to take a look at JX 180.

And if we’re on the same document, this should be an email of 1/29 from Mr. Wolters to Mr. Kampani and others.

Do you see that?

A.    Yes.

Q.    Okay. And prior to this litigation, had you ever seen this email?

A.    No.

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Q.    You’ll see that Mr. Wolters says, in the third line, he’s pointing out or including points to keep in mind. One, he says, “Presumably we’ll need board or committee authorization for action in response to Steel’s notice.”

Do you see where I’ve read from?

A.    I do, yes.

Q.    Were you aware at the time — that is, on January 29th — that Mr. Wolters was providing advice to Mr. Kampani and others concerning action in response to Steel’s slate?

A.    I was not.

Q.    With respect to board — I’m sorry. Strike that.

With respect to press releases generally, would the board of directors typically have reviewed press releases before they went out on behalf of the company?

A.    Some of them they would have, yes.

Q.    How would you distinguish what would be considered by the board, as opposed to that would — those that would go out without board oversight or approval?

A.    Typically, financial press releases

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would be reviewed by the board, the audit committee. But anything of a substantial nature, such as something like this, would certainly have been approved by the board.

Q.    Did you think that this particular press release that we’ve just looked at was ordinary course or something that the board should consider before it went out?

A.    Absolutely. This was not ordinary course.

Q.    And why do you say that?

A.    This was inflammatory. It released confidential information. As a board member, this is not something I would have allowed to go out.

ATTORNEY WALSH: Let’s pull up JX 208.

Q.     And, Ms. McNiff, if we’re on the same document, this appears to be, in the lower part, another email from Mr. Wolters, dated January 31. And the subject, again, is this press release we’ve been discussing. And in this case, he’s sending it to Thomas Cochran, Lance Lord, and Kevin Chilton, and copying Fred Green.

Do you see that?

A.    I do.

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Q.    Were you aware that Mr. Wolters had shared the press release, the draft press release, with the other members of the investigation committee?

A.    No. Nor was I familiar that he sent it to Fred Green either.

Q.    And did any of the other members of the investigation committee ever indicate or suggest to you that they were going to approve the disclosure of this press release?

A.    No.

Q.    Now, let me ask you —

ATTORNEY WALSH: I’d like to look at JX 287, if we may.

Q.    First of all, this is — appears to be a letter on Gibson Dunn letterhead. If you turn to the last page, you’ll see it’s from a gentleman named Randy Mastro, dated February 3rd and directed to myself and Steve Wolosky.

You’ve seen this letter before; right?

A.    Yes.

Q.    When did you first see it?

A.    Sometime after February 3rd, you shared it with me, I believe.

Q.    And in the letter, Mr. Mastro writes,

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in the first line, “I write in my capacity as litigation counsel for Aerojet Rocketdyne Holdings, Inc. (‘Aerojet’ or the ‘Company’) to address the reckless, bad-faith actions your clients have undertake [        ] in breach of their fiduciary duties to the Company in connection with the proxy contest recently initiated by Steel Partners Holdings ... an entity controlled by Warren Lichtenstein.”

Do you see where I’m reading from?

A.    I do.

Q.    Do you recall ever agreeing or participating in any discussion authorizing Gibson Dunn to act on behalf of the company as litigation counsel?

A.    I do not.

Q.    Were you ever asked to approve the retention of Gibson Dunn as litigation counsel for the company?

A.    No, I was not.

Q.    If you turn to page 2 of Mr. Mastro’s letter, and I want to direct your attention to the second paragraph.

He says, “As directors of Aerojet, each of your clients owe fiduciary duties of care and

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loyalty to the Company and its stockholders. The duty of loyalty forbids any action that subordinates the best interests of Aerojet and its stockholders to your clients’ personal motives.”

He then goes on to say, “By refusing to participate in duly convened Board meetings ....”

Let me stop you there. Ms. McNiff, did you ever refuse to participate in a duly convened board of directors meeting of Aerojet?

A.    I did not.

Q.    Do you have any idea what Mr. Mastro is referring to there, by accusing you of refusing to participate in duly convened board meetings?

A.    No.

Q.    Were there any board meetings that you recall being asked to participate in, in which all of the individuals were not available to participate?

A.    No.

Q.    Do you recall the board meeting that was proposed for November — excuse me, February 2nd, in which Mr. Lichtenstein was not available?

A.    I do. And Mr. Lichtenstein said he was available anytime on February 3rd, anytime on February 4th. So we then were going to do the meeting

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on February 3rd, but General Lord had a PT session, so he couldn’t make it. So we ultimately had the meeting on February 4th, but it got very divisive that General Lord’s PT session was more important than Warren’s traveling. I found it to be very unusual.

Q.    But when everybody was available, you agreed to participate; is that right?

A.    Absolutely.

Q.    And was there ever any board meeting where everyone — every board member was able to participate that you agreed not to attend?

A.    There was not ever a situation like that.

Q.    Okay. And was there a board meeting on February 4?

A.    There was.

Q.    And I think Mr. Henderson testified to this, but what do you recall happening generally at the February 4 board meeting?

A.    My recollection is that there were two resolutions put forward: one by the Steel slate, which essentially tried to achieve neutrality; and then one by the Drake slate, which essentially wanted to have the other three independent directors — so the two

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generals and Tom Corcoran — running the board.

Q.    Okay. And what happened with respect to the competing resolutions?

A.    Both of them did not — neither were passed.

Q.    Thank you.

Let me turn your attention to the time after which you, as a plaintiff, filed a case in this court seeking neutrality, and I want to ask you about some of the events that happened after the complaint was filed with the court.

Do you recall, in connection with the litigation, a request being made for the appointment of independent counsel?

A.    Yes.

Q.    Okay. What is your understanding as to why there was at least a perceived need for independent counsel?

A.    There were some concerns that came up, particularly at the February board meeting, where Arjun Kampani didn’t seem to be exercising neutral judgment. It got very heated. And then I had been thinking about this for a while, but then in our executive session, you know, Jim Henderson had been

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the — borne the brunt of that overheating, and so I said, you know, it makes sense if we have some outside counsel who could get involved in situations like this going forward.

Q.    And were you aware that at some point a request had been made of the court that it appoint independent counsel?

A.    I have — I was, yes.

Q.    Okay. Let me ask you to look at JX 396.

And this is an email chain, so let’s start at the back. It’s a little bit difficult to read, but you’ll see at the top there, a few lines down, on February 21, it appears that you wrote an email.

Do you see that?

A.    I do, yeah.

Q.    And your first line says, “Below is a recap of the decisions made by the independent directors during the executive session following the February 17 Aerojet Rocketdyne Board meeting.”

Do you see that?

A.    Yes.

Q.    Apart from the email, can you tell us

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or do you recall what was discussed at the February 17 board meeting?

A.    Right. This was during our executive session, so the six of us were together on the phone, and we were talking about the fact that it did make sense, all six had agreed, it did make sense to have an outside counsel.

Q.    And — please proceed. I’m sorry to interrupt you. Please proceed.

A.    To have an outside counsel.

And I interjected, look, we’ve already gone through the process of due diligence with Paul Weiss, so to expedite the situation, let’s just go with Paul Weiss. Tom Corcoran had reached out to them at one point in time about being our governance attorney, but what we found was that someone at Paul Weiss, one of the partners, was on the board of Lockheed, so there was a conflict.

But we’d done all the due diligence. We thought the firm was fine. And it would have been the quickest way possible to have an excellent firm representing us as general counsel.

We had our marching orders as the meeting concluded. General Lord was going to tell

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Eileen that we decided this, and Marty Turchin was going to tell Warren that we decided this.    For some reason, Eileen came back on the call, and Tom Corcoran blurted it out that, oh, we just decided to do this; at which point Eileen seemed a little confused and said, oh, well, this will usurp Arjun. And we tried to explain that, no, it wouldn’t usurp Arjun. This is an outside counsel who would be there to assist Arjun, which is the reason that I then prepared the bottom section of this email, explaining what the role of an outside counsel was.

Q.    So your understanding was this was somebody who could step in, assist Arjun to making sure that the company maintained neutrality to the extent there was a proxy contest?

A.    Precisely.

Q.    And before Eileen stepped in, did any of the other independent directors voice objection either to having independent counsel or selecting Paul Weiss?

A.    No.

Q.    Okay. Now, you’ll see, if you look at the email above the one that you sent out — and, by the way, did you send this email to Ms. Drake as well?

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A.    Yes, because she wanted to understand what the role of an independent counsel was, so, yes.

Q.    Okay. And you’ll see in the email above, of the same date, Ms. Drake emailing Mr. Corcoran and General Lord, and she says, “I’d recommend we get a statement from the lawyer [    ] for going forward response [    ]. I think it is important for the record to further clarify no decisions were made and as discussed, this is not a decision to be made by the independent [    ] [directors].”

Do you see that?

A.    Yes.

Q.    And had the independent directors made a decision to seek the assistance of Paul Weiss?

A.    Yeah.

Q.    Did you hear from the other — later hear from any of the other independent directors about whether they were willing to retain Paul Weiss?

A.    I received some emails, both from General Lord and Tom Corcoran, suggesting we slow the process down, but in no way negating what my email said.

Q.    Okay. And to your knowledge, did any of the independent directors have any preexisting

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relationship with Paul Weiss?

A.    Not to my knowledge.

Q.    Had you ever spoken to Mr. Lichtenstein about any relationship he may have had with Paul Weiss serving as independent counsel?

A.    No, didn’t bring it up with him.

Q.    Okay. And did there come a time when you heard that — strike that.

Let me ask you to look at another document.

ATTORNEY WALSH: If we could turn to JX 493.

Q.    Are you with me, Ms. McNiff? This is March 4th.

A.    Yes, I am.

Q.    Okay. So this is — this is well after the TRO was issued by this Court.

Do you recall that happening on or about    February 23rd?

A.    Yes.

Q.    And do you recall what the February 23rd order said with respect to independent counsel?

A.    That we were supposed to hire an

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independent counsel.

Q.    Okay. And as of March 4th, had any of the defendants — that is, Mr. Corcoran, General Lord, General Chilton, or Eileen Drake — agreed to independent counsel at that point?

A.    No, they had not.

Q.    Had anybody voiced objection to retaining Paul Weiss at that point?

A.    No.

Q.    Okay. So on March 4th, you write, “All, I’m reaching out about retaining independent counsel for the company. The Court’s TRO, entered on February 23rd, states: ‘The Company shall retain independent counsel agreed upon and authorized by at least 5 members of the Board in connection with the Action and the Related Action.’”

Do you see where I read from?

A.    I do.

Q.    And as of this point, they still hadn’t agreed to Paul Weiss; is that right?

A.    That’s correct.

Q.    Okay. And if you look at the email above it, it’s from Mr. Lord, of March 6th, 2022, and he says, “Thank you for your note. We have great news

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to share. As your attorneys might have already told you, we are prepared to dismiss all pending litigation and accept the TRO as a final judgment.”

Do you see that?

A.    I do.

Q.    What was your reaction to that?

A.    I thought it was an unusual note. But, you know, I was surprised that he wrote it that way.

Q.    And up until that point of time, had you gotten any explanation from any of the defendants about why they were unwilling to retain Paul Weiss or any independent counsel?

A.    No. I thought it was very unusual that we had had so much time go by for something that we’d agreed to back in February.

Q.    And do you recall hearing about the company having hired Morrison & Foerster at some point?

A.    I do recall that, yes.

Q.    And did you have any involvement or knowledge that the company was going to hire Morrison & Foerster as independent counsel?

A.    No.

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Q.    Okay. Just a few follow-up questions.

Who were the financial advisors in connection with the Lockheed deal?

A.    Citicorp and Evercore.

Q.    And did anybody ask for your approval, as a board member for the company, or Ms. Drake, I should say, to use Evercore or Citi in connection with the proxy contest?

A.    No, they did not.

Q.    And who were the — again, the advisors, the legal advisors, with respect to the Lockheed merger deal?

A.    It was Jenner.

Q.    Okay. And did anybody seek your approval to allow Jenner to assist Ms. Drake in her proxy contest?

A.    No, they did not.

Q.    Did anybody ask your approval to allow management to assist Ms. Drake in her proxy contest?

A.    No.

ATTORNEY WALSH: Your Honor, I have no further questions at this time. Thank you.

THE COURT: Thank you.

Cross-examination.

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ATTORNEY LUTZ: Yes. May I remove?

THE COURT: You may.

ATTORNEY LUTZ: Thank you.

CROSS-EXAMINATION

BY ATTORNEY LUTZ:

Q.    Officially, good afternoon, Ms. McNiff —

A.    Good afternoon.

Q.    -- by one minute. Good to see you again.

You were asked some questions by your counsel about your brother, John McNiff; right?

A.    Yes.

Q.    John McNiff has known Mr. Lichtenstein for at least ten years; right?

A.    That’s correct.

Q.     He’s been on the board, your brother, of Steel Partners, alongside Mr. Lichtenstein, for at least ten years; right?

A.    That’s my understanding.

Q.    You knew that Mr. Lichtenstein — when Mr. Lichtenstein contacted you, you understood that the reason that he had contacted you was because your brother had suggested you as somebody that

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Mr. Lichtenstein should be in touch with; is that right?

A.    Yes. Uh-huh.

Q.    So you were sort of expecting — you weren’t surprised to receive the call from Mr. Lichtenstein?

A.    So this has happened to me before with other boards, so, no, not at all.

Q.    Yeah, but this is a board where your brother has served alongside Mr. Lichtenstein for ten years; right?

A.    (Nods head.)

Q.    Okay. When you started discussions with Mr. Lichtenstein about joining the Aerojet board, you also had discussions with your brother about that too; right?

A.    Yeah.

Q.    And he recommended that you have an opportunity — if you have an opportunity to work with Warren, you should take it; right?

A.    Yes.

Q.    And you ultimately were given the opportunity to serve on the Aerojet board, of course; right?

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A.    I was, yes.

Q.    And, of course, you consulted your brother about what you should do; right?

A.    No. At that point in time, I had made my own decision.

Q.    That you were going to take the job?

A.    Yeah.

Q.    Okay. You’ve been on the board of Aerojet since August of 2020?

A.    That’s correct.

Q.    And Ms. Drake was, of course, the CEO of the company when you joined; right?

A.    Yes.

Q.    And you understood that when you joined, Ms. Drake had been the CEO for about six years; right?

A.    I think about five years at that point, yeah.

Q.    Okay. Aerojet had performed quite well during the course of those five years at the time that you joined; right?

A.    Yes.

Q.    And you attribute some of that success to the role of Ms. Drake as the CEO of the company?

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A.     Absolutely.

Q.     You have lawyers representing you personally in this litigation?

A.     Yes, I do.

Q.    You are not paying for those lawyers out of your own pocket, are you?

A.    No, I’m not.

Q.    Steel Partners is paying for your lawyers; correct?

A.    That’s my understanding.

Q.    Mr. Lichtenstein, for the record, is the chairman of Steel Partners?

A.    He is, yes.

Q.    You testified earlier about a May 2021 memo from Ms. Drake raising allegations against Mr. Lichtenstein; correct?

A.    Yes.

Q.    The memo contained allegations that Ms. Drake believed Mr. Lichtenstein had said inappropriate things; is that fair?

A.    That’s my understanding.

Q.    You testified a few moments ago that — you remember reviewing the memo; right?

A.    I do.

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Q.    And you said earlier that when you saw the memo that it was something that you took very seriously, in particular because it was coming from a female CEO; right?

A.    (Nods head).

Q.    When you testified in your deposition, though, you said that when you read the memo, you didn’t feel that Warren had done anything inappropriate; right?

A.     I believe in the May memo, I don’t believe so. I don’t have it in front of me. I’d be happy to look at it.

Q.    And actually, when you received and read the May memo, you called Mr. Lichtenstein, didn’t you?

A.    I may have.

Q.    No, you did.

A.    Okay.

Q.    Your testimony, you testified in your deposition that you did; is that your testimony, no?

A.    Yes.

Q.    And when you called him after reading the May memo from Ms. Drake, you said that he should just be very careful with this woman; right?

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A.    I don’t believe I said it exactly that way, but I said he should be very careful with her, yes.

Q.    Well, when you testified at your deposition, you told me that when you called him, you said, “And so I said you know what, just be very careful with this woman.”

Is that right?

A.    That’s — yeah, I’m sure that’s similar, just be very careful with her, that woman, Eileen, something to that effect, yes.

Q.    You were being truthful at your deposition; right?

A.    I was, yes.

Q.    And the reason you told him to “be very careful with this woman” was because you had seen other men go down a path where they didn’t think they were doing anything wrong, and they weren’t, in your view, but where women had tried to suggest things —

A.    Yes.

Q.    — isn’t that right?

A.    Uh-huh.

Q.    That’s what you told Mr. Lichtenstein?

A.    Absolutely.

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Q.    You testified about some other memos that Ms. Drake raised thereafter, right, that contain additional allegations of what she believed were improper communications by Mr. Lichtenstein; right?

A.    Uh-huh.

Q.    One was in September of 2021?

A.    Right.

Q.    Then there was another in October of 2021; correct?

A.    Yes.

Q.    You also testified that the six nonmanagement members of the board, including you, decided that it would be an appropriate thing to start an independent investigation into the allegations that Ms. Drake had made in the memos; correct?

A.    Yes.

Q.    And you personally supported that decision; right?

A.    Yes.

Q.    And I think you testified earlier in response to your counsel’s questions that you took Eileen’s concerns very seriously and you wanted to get to the bottom of it. That’s what you testified; right?

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A.    Yes.

Q.    Actually, at your deposition, you said that the reason that you supported the decision to start an investigation is because, for many of us, including you, it was to put this to rest.

A.    Right.

Q.    That was an accurate statement at your deposition; right?

A.    I believe they’re very similar, to get to the bottom and put it to rest.

Q.    Put to rest Ms. Drake’s allegations that she had made in her memos; correct?

A.    I think you’re interpreting my comments slightly differently than how I meant them.

Q.    Okay. I’m just reading the words that you said at your deposition.

I want to ask you some questions around your joining the Steel Partners slate.

You’ve had some testimony from — in response to questions from your counsel about that; right?

A.    Yes.

Q.    Mr. Lichtenstein reached out to you sometime, I believe, in late January to discuss

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whether you would agree to join the Steel Partners proposed slate of directors; is that right?

A.    Yes.

Q.    And he told you why Steel was going to run its own slate, didn’t he?

A.    Yes.

Q.    He told you that the reason that Steel Partners was going to run its own slate was because Eileen was trying to push him off the board; right? That’s what he told you?

A.    That was my understanding, yes.

Q.    And the reason he said that he believed Eileen was trying to push him off the board was because of the independent investigation that the board was conducting; correct?

A.    I don’t believe he used those words.

Q.    Well, that’s what you said at your deposition, isn’t it?

A.    It was six and a half hours long, so I may have said that.

Q.    I asked you, “So do I understand your testimony to be that Mr. Lichtenstein told you [        ] he believed that he was at risk of being pushed off the board by Eileen as a result of the independent

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investigation that the board was conducting,” and your answer was, “That’s my recollection ....”

Was that a true statement?

A.    Yeah.

Q.    Okay. You ultimately agreed to join Mr. — I’m sorry, Steel Partners’ slate of directors; right?

A.    I did.

Q.    And that slate, for the record, is comprised of Mr. Lichtenstein, Mr. Turchin, Mr. Henderson, you, and three nonincumbent members of the board.

A.    Yes.

Q.    Your counsel showed you a — an email dated January 31st where Mr. Wolters had proposed a set of resolutions for adoption on an agreed-upon slate for the company; is that right?

A.    Uh-huh.

Q.    And your email back said that this was not what the six of the independents had agreed to, and you said, quote, “what we agreed that we would have an agreement, not a resolution.”

Do you remember that email?

A.    I do.

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Q.    And you said during your testimony that the significance of the agreement over the resolution is that an agreement couldn’t be changed; is that right?

A.    That’s right.

Q.    That’s what you testified to.

What you meant by that, is that if there were an agreement on who the seven-member slate of the company was going to be, that couldn’t be reversed no matter what happened in the investigation; right?

A.    That’s true.

Q.    Thank you.

You testified at the end of your examination about the retention of independent counsel; right?

A.    Yes.

Q.    Paul Weiss, Morrison & Foerster, other firms were in the mix at some point in time; right?

A.    No.

Q.    Well, did the company ever retain independent counsel for purposes of the situation that it now finds itself in?

A.    Yes.

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Q.    And that firm — those firms are at Morris James and Debevoise; right?

A.    Yes.

Q.    And that was an agreement reached by the board of directors consistent with the terms of the Court’s TRO — TRO order — TRO; right?

A.    Yes.

Q.    Okay. Your counsel asked you some questions about the firm Morrison & Foerster; right?

A.    Yes.

Q.    You have no basis to assert that any of the four individual defendants in this case had anything to do with the company retaining Morrison & Foerster; isn’t that right?

A.    I don’t know.

Q.    You understand that the members of the proposed slate on the other side — that’s Ms. Drake, General Lord, General Chilton, Mr. Corcoran, and the three nonincumbent directors — that their proposed slate have asked the stockholders of Aerojet to hold a special meeting for the purpose of electing directors; right?

A.    Correct.

Q.    And you understand that Ms. Drake’s

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proposed slate of directors, they’re soliciting proxies from Aerojet’s stockholders in connection with their proposal to hold that special meeting; right?

A.    Yes.

Q.    You also understand that your side, Mr. Lichtenstein’s side, does not support the calling of a special meeting so that the shareholders can vote on the next set of directors; right?

A.    A special meeting, that’s correct.

Q.    You’ve opposed that?

A.    We’ve opposed a special meeting, yes.

Q.    There’s actually been a series of press releases issued by Mr. Lichtenstein’s side during the course of this trial; right?

A.    During the course of this trial?

Q.    Yeah.

A.    You mean today?

Q.    No. I mean during the course of the litigation that we’ve been dealing with for several months now.

A.    Yes. I thought you were referring to the trial.

Q.    I think I counted them this morning, and there were eight of them.

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Does that sound about right?

A.    Could be, yes.

Q.    Press releases have been, generally speaking, critical of Ms. Drake and the members of her slate, including General Lord, General Chilton, and Mr. Corcoran.

Is that a fair characterization?

A.    Yes.

Q.    I want to show you a couple of these press releases.

Could you please turn to JX 573.

A.    Are these in any particular order?

Q.    I’m not sure what you’re asking. 573 is just — I’m going to ask you about that one first.

A.    Okay.

Q.    This is —

A.    I’m sorry, I just —

Q.    Sorry, I’ll give you a minute.

A.    I’m trying to see if there’s any order.

Q.    Oh, oh, oh, in the booklet itself. You know, I don’t know. Oh, they are, they’re chronological by exhibit number.

A.    Okay. I’ll find 573.

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Q.    I didn’t get you.

A.    One second.

Okay. I’m there.

Q.    Okay. So this is a proxy statement issued under Schedule 14A, and it’s easier to see what it is when you actually flip to the third page. You can see at the top of the third page it says, “On [October] 26[th], 2022, Warren Lichtenstein, Executive Chairman of Aerojet Rocketdyne Holdings, Inc. ... issued the following press release and open letter to the Company’s shareholders.”

Do you see that?

A.    I do.

Q.     This is styled that — as a letter from Mr. Lichtenstein to the Aerojet shareholders; fair?

A.    I’m just looking at it now. Yes.

Q.    If I could direct your attention to the first subheading, where it starts “Asserts.”

Do you see that?

A.    Yes.

Q.    He says, “Asserts That Rogue Chief Executive Officer Eileen Drake Is Pursuing a Self-Serving and Unjustifiable Takeover of the Board

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via a Risky Special Meeting.”

Do you see that?

A.    I do.

Q.    So the first line Ms. Drake is described as a “Rogue Chief Executive Officer”; is that right?

A.    Yes.

Q.    Do you endorse that language to describe Ms. Drake?

A.    I believe the “rogue” is with regard to Ms. Drake using the company’s resources.

Q.    And so you think it’s an appropriate characterization to describe Ms. Drake as “rogue”?

A.    I think it’s fair.

Q.    Okay. I want to point you to the last few words of that sentence where it’s describing “a Risky Special Meeting.”

Do you see that?

A.    Uh-huh.

Q.    Do you think it’s accurate to call the special meeting that’s being proposed so that shareholders can elect directors as “risky”?

A.    Again, this is the — this is the gist of this — of this letter, yes.

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Q.    And why, in your view, is it risky for shareholders to actually be able to vote for directors?

A.    Because they are not going to have the information from this trial at that point.

Q.    And is that really your belief, that the trial — that Ms. Drake’s side is trying to prevent shareholders from understanding what’s happening at this trial? Do you really under — that’s your belief, that they —

A.    Yes, it is my belief.

Q.    And what is the basis for that belief?

A.    The fact that you’re trying to call a meeting — the Drake slate is trying to call a meeting as soon as possible and thereby not have the information from this trial be present for the shareholders to make a fully informed decision.

Q.    Are you aware that the proposal to shareholders is to have — that is going to be at issue in the special meeting — will have the meeting occur on June 30th?

A.    Yes —

Q.    Okay.

A.    -- I am.

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Q.    Thank you.

I want to show you another press release that Mr. Lichtenstein has issued.    This is on — this is Exhibit 575.

A.    Okay.

Q.    Let me know when you’re there.

A.    I’m there.

Q.    So if you — again, this is a proxy statement that was issued, and if you turn to the third page, you can see the substance of it.

This is a press release that Mr. Lichtenstein issued on April 27th, 2022.

Do you see that?

A.    Yes.

Q.    In this press release, Mr. Lichtenstein describes that it — well, let’s just read it.    It says, “Warren Lichtenstein, Executive Chairman of Aerojet Rocketdyne, Files Lawsuit in Federal Court Against Rogue CEO Eileen Drake and Her Activist Slate of Director Candidates.”

Do you see that?

A.    I do.

Q.    You were aware, were you not, that Mr. Lichtenstein filed litigation against

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General Lord, General Chilton, Mr. Corcoran, Ms. Drake, not just here in Delaware, but also in California; correct?

A.    Correct.

Q.    And when he refers here to the “Activist Slate of Director Candidates,” that, of course, includes General Lord, General Chilton, and Mr. Corcoran; right?

A.    Yes.

Q.    And you endorse the description of General Lord, General Chilton, and Mr. Corcoran as activists; is that right?

A.    Yes.

Q.    Okay. I want to direct your attention down to the next page, to the third-to-last paragraph here that begins “I want.” Okay?

A.    Yes.

Q.    It reads, “I want all shareholders to know that Ms. Drake’s desperate [attempt]” — desperate plan” — excuse me — “to avoid the Annual Meeting is an unprecedented, deceitful gimmick. The ‘all or nothing’ vote that Ms. Drake has proposed in her proxy for removing and electing directors at a special meeting is not only undemocratic, but is also

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at odds with the Company’s own bylaws and SEC proxy rules.”

Do you see that?

A.    I do.

Q.    And you — you also endorsed the use of the phrase “undemocratic” to describe the proposal for the shareholders to actually come and vote on the next directors of the company; correct?

A.    Correct.

Q.    Okay. I just want to show you one more, please.

ATTORNEY LUTZ: If you could go to Exhibit 715, please.

Q.    This is another proxy statement that attaches a press release from Mr. Lichtenstein, and if I could turn your attention again to the third page.

A.    Okay.

Q.    Here, again, Mr. Lichtenstein — this is issued on May 11th, 2022. Again, the title reads “Aerojet Rocketdyne Executive Chairman Warren Lichtenstein Comments on the Questionable Special Meeting Sought by Rogue CEO Eileen Drake and Her Complicit Boardroom Allies.”

Do you see that?

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A.    I do.

Q.    And you, again, endorsed the description of General Lord, General Chilton, and Tom Corcoran as being complicit in the scheme by the rogue CEO Eileen Drake; correct?

A.    Unfortunately, yes.

Q.    Okay. You’re familiar with the proxy advisory firm ISS right?

A.    Yes.

Q.    And you’re familiar with the firm Glass Lewis?

A.    I’m not, no.

Q.    You’re familiar that ISS is an independent firm and it’s unaffiliated with Aerojet or either of the slates of directors; correct?

A.    Uh-huh.

Q.    You understand that ISS issued reports offering independent views on how the Aerojet shareholders should vote with respect to the proposed special meeting; is that right?

A.    Yes.

Q.    Okay. Could I direct you to Joint Exhibit 707, please.

Okay. This is the May 2022 ISS report

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containing its recommendation on the proposal from Ms. Drake’s slate to hold a special meeting; correct?

A.    Yes.

Q.    And if you’d turn to the first page, I just want to point you to some language.

In the bottom box, bottom paragraph, where it begins “The opposing factions.”

Do you see that?

A.    Yes.

Q.     It says, “The opposing factions, one aligned with CEO Eileen Drake, and one aligned with Executive Chairman Warren Lichtenstein, are at odds over the latter’s” — meaning Mr. Lichtenstein’s — “delay in calling this year’s AGM,” or annual general meeting. “The former” — meaning Ms. Drake — “is therefore seeking consent from shareholders to call an EGM” — or extraordinary general meeting — “at which the two sides will vie for control of the board.”

Do you see that?

A.    I do.

Q.    This is a fair recitation of the special meeting proposal from Ms. Drake’s side; right?

A.    Yes.

Q.    If you turn to page 4 now.

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A.    Page 4?

Q.    Yes, please. If you look at the left column, there’s a subheader that says, “Is There Credible Reason Shareholders Might Want to Consider Replacing Directors?”

Do you see that?

A.    On page 4, I’m just looking for that. It’s on the left side, you said?

Q.    Yes, the italicized language.

A.    Oh, in the middle.

Q.    Oh, I’m sorry. The way it’s printed out for me doesn’t look like that. Sorry about that.

A.    Okay.

Q.    Do you see where we’re talking?

A.    Yes, I do now.

Q.    Okay. Great.

It reads — and this is from ISS — “The independence of the director nominees on both slates will be a major consideration for shareholders when they elect a new board.    It is worth noting that while several of the Lichtenstein nominees appear to have ties to the Executive Chairman, there are no obvious links between CEO Drake and the directors in her corner; it is also noteworthy that the new

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nominees that Drake has been able to recruit (in record time) seem to have robust professional experience, relevant skillsets, and appear likewise independent, in turn adding credibility to her solicitation.”

Do you see that?

A.    I do.

Q.    The reference to ties between Mr. Lichtenstein and his nominees, you’re aware that Mr. Turchin has professional ties to Mr. Lichtenstein; correct?

A.    Yes.

Q.    He’s served on Steel company boards for many years; correct?

A.    I believe so.

Q.    And his son has been friends with Mr. Lichtenstein for 30 years or so? And his — yes?

A.    Yes.

Q.    And his grandson is the chief of staff for Mr. Lichtenstein; right?

A.    Yes.

Q.    And your brother, as we described earlier, he’s known Mr. Lichtenstein for ten years or so; correct?

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A.    Correct.

Q.    And Mr. Henderson, as we heard earlier today, has served in many different capacities for Steel-affiliated companies for a period of, I think you said, 12 years; correct?

A.    I believe so, yes.

Q.    Okay. The report goes on to say, where it is now being highlighted, helpfully, on the screen — thank you, Daniel — “While the Drake Group is seeking a special meeting as soon as possible, Lichtenstein has favored a less definitive timeframe, stating a commitment to holding the annual meeting sometime between June 27[th] and July 12[th], ostensibly to allow time for the results of a trial scheduled to conclude [on] May 25.”

Do you see that?

A.    Yes.

Q.    And it goes on to say, “A delay scenario would appear to increase” — I’m sorry, at the bottom. I’m going too fast. The bottom of that page —

A.    No. I see it.

Q.    — onto the next one.

“A delay scenario would appear to

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increase Lichtenstein’s leverage, given that Steel Partners has greater resources, and that the Drake Group must self-fund its campaign and associated legal costs.”

Do you see that?

A.    I do.

Q.    Steel Partners is paying your personal legal costs; correct?

A.    Yes.

Q.    On page 5, it then concludes with ISS conclusions and recommendation; okay?

A.    Uh-huh.

Q.    Do you see that?

A.    I do.

Q.    It says, “While any company would arguably suffer as a result of deadlocked leadership, the nature of Aerojet’s work magnifies the risks associated with such an impasse.”

Do you see that?

A.    I do.

Q.    And it goes on, “Despite the executive chairman’s claims of alignment with shareholders, he has pursued a course of action that [is] more obviously benefits his interests than those of

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unaffiliated investors.”

Do you see that?

A.    I do.

Q.    The report then concludes, “On balance, shareholders appear better served by supporting the Drake Group’s consent solicitation, which should allow for a more expeditious vote on the substantive issues at hand, resolving an unproductive stalemate that has [posted] substantial risk[s] to [the] company, and allowing a reconstituted board to focus on matters most relevant to investors.”

Right? Do you see that?

A.    I do.

Q.    And you understand, then, that ISS has recommended that Aerojet’s stockholders support Ms. Drake’s slate’s solicitation to call a special meeting to elect the company’s directors; correct?

A.    Yes.

Q.     I want to show you another document, and then I will be done in time for lunch. This is 708. 708. Let me know when you’re there.

A.    I’m there.

Q.    Okay. This is the Glass Lewis report. Glass Lewis is another proxy shareholder advisory firm

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like ISS. I can’t remember, you said you’ve never heard of Glass Lewis before?

A.    No.

Q.    Were you aware that a firm called Glass Lewis put out a similar type of report as ISS?

A.    I have not seen it. I have just seen the ISS report.

Q.    Okay. Given the time, I’m not going to run through detail as to the basis for the analysis, but did you understand that Glass Lewis also recommended that shareholders consent to the solicitation — to the special meeting that Ms. Drake’s side has asked shareholders to support?

A.    I haven’t read this, so I can’t comment.

Q.    Okay. Let’s just do it very quickly, then.

If you go to page 11, there is — in the middle of the page, it’s been highlighted at the paragraph that begins “Here .....”

A.    Yes.

Q.    It says, “Here, then, investors are left to determine whether extant circumstances — notably including what presently amounts to a

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non-functional board room and significant, highly public friction between ARD’s two [senior] [most] executives — reasonably establish a need to call a special meeting in lieu of Mr. Lichtenstein’s very recently communicated commitment to an annual meeting date in mid-July.     On balance, while we acknowledge the likely proximity of the two meetings, we believe the sum of available factors [here] ultimately tilts in favor of support here.” Meaning support for the special meeting. If you turn — did you see that?

A.    I did.

Q.     Now, if you turn to page 12, on the next page, there is a paragraph in the middle of that paragraph. It’s a sentence beginning “Further still ....” On the second line, at the end there, it says, “Further still, we consider Mr. Lichtenstein’s more suggestive surrounding commentary — most notably, the idea that the special meeting is a subversive, self-serving vehicle through which Ms. Drake ‘and others’ would look to secure change in control payments — seems designed to engender pre-emptive rebuke without citing substantive corroborating behavior or more pointedly confronting the practical implications of his claim (i.e. that

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Ms. Drake would, in such a scenario, be directly courting substantial, potentially pyrrhic blowback among existing shareholders and the broader investment community).”

Do you see that?

A.    Yes.

Q.    So, again, your understanding here is that Glass Lewis is recommending that Aerojet shareholders consent to the request from Ms. Drake’s slate to hold a special meeting to elect Aerojet’s directors; correct?

A.    That’s what it says, yes.

ATTORNEY LUTZ: May I have two more minutes?

THE COURT: That’s fine.

ATTORNEY LUTZ: Thank you.

Q.    You’ve served on the Aerojet board for about a year and a half now; is that fair?

A.    Right.

Q.    During that time, you’ve been in meetings with the members of the competing slate of directors; correct? That’s General Lord; right?

A.    General Chilton and Tom Corcoran.

Q.    Thank you.

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You don’t believe that Mr. Corcoran is unqualified to serve on the Aerojet board, do you?

A.    No.

Q.    You don’t believe that General Lord is unqualified to serve on the board, do you?

A.    No.

Q.    You don’t believe that Mr. — General Chilton is unqualified; correct?

A.    No.

Q.    You have the greatest respect for each of those three gentlemen; isn’t that right?

A.    I do.

Q.    You think that they are — well, you understand that General Chilton is a retired four-star general; right?

A.    Yes.

Q.    In the Air Force, from the Air Force?

A.    Yes.

Q.    You understand that he was the retired commander of the U.S. Strategic Command; right? Yes?

A.    Yes.

Q.    And in that role, oversaw, among other things, the entire U.S. nuclear weapons program; correct?

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A.    Correct.

Q.    You also understand General Lord is a retired four-star Air Force general; right?

A.    I do.

Q.    Now, these men — General Lord, General Chilton, Mr. Corcoran — you understand that they had a decision about who to support in connection with this ongoing proxy contest; right?

A.    Yes.

Q.    And you understand that these men, who you think are qualified to serve on the board, for whom you have the greatest respect, when they had that decision to make, they decided to join with Ms. Drake on her proposed slate; isn’t that right?

A.    That’s correct.

ATTORNEY LUTZ: Thank you. I have no further questions.

THE COURT: Thank you.

All right. We will take our lunch recess for the next hour, and I’ll see you back at 1:30.

(Lunch recess taken at 12:32 p.m.)

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(Resumed at 1:32 p.m.)

THE COURT: Please be seated.

ATTORNEY WALSH: Good afternoon, Your Honor. May I proceed with redirect at this time?

THE COURT: You may. But before you do that, I just want to confirm there are no housekeeping matters after lunch that we need to attend to.

ATTORNEY WALSH: Not that I’m aware of, Your Honor.

THE COURT: Okay.

ATTORNEY DiCAMILLO: Nothing from us, Your Honor.

THE COURT: Thank you.

You can proceed with redirect.

ATTORNEY WALSH: Thank you.

REDIRECT EXAMINATION

BY ATTORNEY WALSH:

Q.    Good afternoon, Ms. McNiff. Just a very few followup questions.

Let me start with Mr. Lutz asking you about the ISS report.

ATTORNEY WALSH: And, Rich, if we could pull that up, I think it’s Exhibit 7 — 707.

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Q.    And can you see that, Ms. McNiff?

A.    Yes, I can. Thank you.

Q.    If you look at the upper right-hand corner, you’ll see it’s dated May 18, 2022.

Do you see that?

A.    Yes.

Q.    To your knowledge, was ISS aware of any of the events or documents that have been revealed in this litigation at the time it issued this report?

A.    I’m not aware of any.

Q.    Okay. Now, Mr. Lutz also asked you about comments that you had made to Mr. Lichtenstein about Ms. Drake, and something to the effect of being careful.

Do you recall that testimony?

A.    Yes, I do.

Q.    Did the nonmanagement committee on which you served investigate allegations with respect to retaliation or harassment by Mr. Lichtenstein against Ms. Drake?

A.    They did. Very seriously.

Q.    Okay. And let me direct your attention to the report which the committee issued.

ATTORNEY WALSH: If we could pull up

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576.

Q.    And, first of all, if you could identify for us, is this the May 2 memorandum issued by the nonmanagement committee of the board of directors of Aerojet?

A.    Yes, it is.

Q.    And could you turn to the third page, please, with respect to the committee’s determinations.

A.    Okay.

Q.    And could I ask you to read into the record the last sentence of paragraph 1.

A.    “Those questions and demands” —

Q.    No. I’m sorry. You’re at the wrong spot. I’m asking about on page 3 —

A.    Okay.

Q.    “Committee Determinations,” paragraph 1, the last sentence.

A.    Okay. That’s — yes.

“Mr. Lichtenstein’s conduct did not constitute harassment or retaliation and was not improper under applicable Company policies or law.”

Q.    And was that committee determination supported by all six independent directors?

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A.     Unanimously.

Q.    Thank you.

Now, Mr. Lutz had also asked you about the Morrison & Foerster retention, and I believe his question was — to the effect was: “You have no basis to assert that any of the four individual defendants in this case had anything to do with the company retaining Morrison & Foerster; isn’t that right?”

Do you recall that line of testimony?

A.    I recall him saying that to me, yes.

Q.    And let me ask you to look at JX 696.

ATTORNEY WALSH: If we could pull that up, Rich.

Q.    And may I ask you to just review the email, starting from the bottom, from Mr. Moloney. Then the next email is from Ms. Drake. And then there’s another email at the top from Ms. Drake.

Do you see that?

A.    Yes.

Q.    And you’ll see that the email at the top is dated March 4, and you will recall that we looked at, in your direct testimony, an email of March 4 that you sent out to the others about retaining Paul Weiss.

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Do you recall that?

A.    I do remember that, yes.

Q.    Okay. And if I could direct your attention to the bottom, Mr. Moloney says, “Eileen - We got some referrals from Ray on DE firms. See below.”

Do you see that?

A.    Yes.

Q.    And if you go to the next email, it says, from Ms. Drake, “Is this for a Company lawyer or for the independent team?”

Do you see that?

A.    Yes.

Q.    And then you see Mr. Moloney writes, “company to work aside David Lynn (MoFo).”

Do you see that?

A.    Yes, I do.

Q.    And does it appear to you that Mr. Moloney told Ms. Drake that the company was going to work with David Lynn from Morrison & Foerster?

A.    Absolutely.

Q.    And does that change your view about whether any of the defendants knew about the retention of Morrison & Foerster on behalf of the company?

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A.    I believe that they knew about Morrison & Foerster on behalf of the company.

ATTORNEY WALSH: I have nothing further, Your Honor.

THE COURT: Thank you.

I have no questions for you myself, but thank you for your testimony. You’re excused.

THE WITNESS: Thank you so much. (Witness excused.)

ATTORNEY C. DAVIS: Good afternoon, Your Honor. Colin Davis of Gibson Dunn & Crutcher on behalf of the defendants.

The defendants call Thomas Corcoran.

And, Your Honor, may we approach with the witness binders?

THE COURT: You may. Thank you.

ATTORNEY C. DAVIS: Thank you.

THOMAS A. CORCORAN, having first been duly affirmed, was examined and testified as follows:

ATTORNEY C. DAVIS: May we proceed, Your Honor?

THE COURT: You may. Thank you.

ATTORNEY C. DAVIS: Thank you.

DIRECT EXAMINATION

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BY ATTORNEY C. DAVIS:

Q.    Good afternoon, Mr. Corcoran.

A.    Hello.

Q.    Mr. Corcoran, what’s your current occupation?

A.    I’m retired.

Q.    Okay. Are you currently the president of Corcoran Enterprises, LLC?

A.    I am.

Q.    What is Corcoran Enterprises?

A.    It’s a consulting company that I established in about 2001 time frame.

Q.    And where did you work prior to your current role?

A.    I, as part of Corcoran Enterprises, worked for The Carlyle Group, which is private equity. I ran a company for Carlyle in the first four or five years of the 2000 time frame.

Subsequently, I was a senior advisor to The Carlyle Group. I served on a number of boards for Carlyle, and I retired from Carlyle about 2017 or thereabouts.

Q.    And where did you work prior to your role with The Carlyle Group?

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A.    I ran a company called Allegheny Teledyne as CEO and president and chairman.

Q.    And during what period of time were you CEO and chairman of Allegheny Teledyne?

A.    ‘99 and 2000 time frame.

Q.    And where did you work prior to your role at Allegheny Teledyne, Mr. Corcoran?

A.    At Lockheed Martin.

Q.    And during what period of time did you work for Lockheed Martin?

A.    Roughly from 1993 to ‘99.

Q.    And what roles did you hold during your tenure at Lockheed Martin?

A.    I was president and chief operating officer of the electronics sector for most of my time. And for the last year, I was president and chief operating officer of the space segment of Lockheed Martin.

Q.    And where did you work, Mr. Corcoran, prior to your role at Lockheed Martin?

A.    I worked for General Electric for 26 years.

Q.    And what was the final role that you held at General Electric?

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A.    I was a vice president and general manager of GE Aerospace Operations, and in that capacity, I operated as the number two. I ran profit and loss for about half the business, and I had responsibility for operations for all of the business.

Q.    And in that role, to whom did you report?

A.    I reported to the CEO of GE Aerospace.

Q.    And to whom did the CEO of GE Aerospace report?

A.    Jack Welch.

Q.    And, Mr. Corcoran, are you currently a member of any boards of directors?

A.    Yes.

Q.    Which ones?

A.    L3Harris is the other public company that I’m involved in. And I’ve been on a number of boards in my time.

Q.    Are you also a member of the Aerojet board of directors?

A.    Yes.

Q.    You indicated that you’ve been a member of other company boards in your time. Approximately how many?

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A.    About 11 public companies, other than the current ones. And about seven or eight private ones.

Q.    Okay. And, Mr. Corcoran, am I correct that you have nearly four decades of experience serving as an executive and a director of companies in the national defense and aerospace industries?

A.    Yes.

Q.    Mr. Corcoran, when did you join the Aerojet board?

A.    In 2008.

Q.    How did you become a member of the board?

A.    I knew Mr. Lichtenstein from a previous board that we’d served on together. And he asked me to consider joining the Aerojet board.

Q.    Do you have an understanding of why Mr. Lichtenstein asked you to join the Aerojet board?

A.    I believe he felt, based on the previous board experience that we had together, that I could make a contribution to the — at that time, GenCorp board, it was called.

Q.    Are you a member of any of the committees of the Aerojet board?

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A.    I’m chairman of the governance committee, and I’m a member of the compensation committee.

Q.    Mr. Corcoran, who is Eileen Drake?

A.    She’s the CEO of Aerojet Rocketdyne.

Q.    And when did you first meet Ms. Drake?

A.     Roughly 2015.

Q.    And in what context did you first meet Ms. Drake?

A.    Mr. Lichtenstein arranged a meeting at his office in New York for me, along with, at that time, General McPeak, who was a director of Aerojet, to meet Ms. Drake.

Q.    And when did Ms. Drake become CEO of Aerojet?

A.    Roughly 2016, I believe.

Q.    What is your opinion of Ms. Drake’s performance in her role as CEO of Aerojet?

A.    I think it’s excellent to outstanding. I think she’s a highly ethical person. And I think she has high standards. I believe she hires good people. I believe she is very good with customers, and she’s demonstrated that with the performance of the company under her — the shareholder performance

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and the fact that the company has near-record backlog is a tribute to her ability to win business.

And — and, of course, we can’t say it isn’t rocket science, because, in fact, it is rocket science.

Q.    Thank you, Mr. Corcoran.

In your opinion, is Ms. Drake the right person to be leading the company?

A.    Absolutely.

Q.    Do you know who Mark Tucker is?

A.    Yes.

Q.    Who is Mark Tucker?

A.    He was previously, until about, I believe, two years ago, the chief operating officer of Aerojet Rocketdyne.

Q.    Mr. Corcoran, are you aware that Mr. Lichtenstein has made public statements indicating that if his proxy slate is elected, he intends to appoint Mr. Tucker as CEO of Aerojet?

A.    Yes. I’ve learned that in the last week or so.

Q.    Do you believe that Mr. Tucker would be a better CEO for Aerojet than Ms. Drake?

A.    No.

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Q.    Why not?

A.     There’s no comparison in their experience. Mr. — I have nothing against Mr. Tucker. In fact, I like him personally. He was a program manager at Northrup Grumman. Until Aerojet Rocketdyne, he never had, really, any kind of high-level experience. He’s had very limited experience with customers. He’s very limited in experience with shareholders. He would have to learn a lot to be a CEO, in my mind.

Q.    Mr. Corcoran, during the time that Mr. Tucker was an employee of Aerojet Rocketdyne, was he ever considered as a potential successor for Ms. Drake?

A.    Not that I recall.

Q.    To whom does Ms. Drake report?

A.    She reports to the board and Warren Lichtenstein.

Q.    Has Ms. Drake ever been insubordinate in her time as CEO of Aerojet?

A.    No.

Q.    Are you aware of conflicts that developed between Ms. Drake and Mr. Lichtenstein in the past couple of years?

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A.    Yes.

Q.    Do you believe that Mr. Lichtenstein conducted himself appropriately in his dealings with Ms. Drake?

A.    No.

Q.    Why not?

A.    Well, our report that we presented on behalf of the special committee, which was the six independent directors, reprimanded Mr. Lichtenstein, in writing, for conduct. And we wouldn’t have done that if he had behaved appropriately in all cases.

Q.    And, Mr. Corcoran, are you aware of an incident related to how Mr. Lichtenstein would be treated for tax reporting purposes?

A.    Yes.

Q.    Tell me about that incident.

A.    In about January of 2021, Ms. Drake surfaced — at least to my attention, and I believe the rest of the board — an indication that Mr. Lichtenstein was asking her and the management team to change his IRS designation from a W-2 employee to a 1099 employee. And Ms. Drake said that she was not — counseled not to do that by experts, experts with the IRS matter, that is.

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Q.    And how was that issue resolved, Mr. Corcoran?

A.    Ultimately, the board spent probably close to two months working the issue in various meetings with Mr. Lichtenstein. And I believe, finally, Mr. Lichtenstein agreed to accept the verdict that he should remain a W-2 employee.

Q.    Did there come a time when Ms. Drake raised other issues regarding Mr. Lichtenstein’s conduct to the board?

A.    Yes.

Q.    When did that occur?

A.    Well, the most recent one was in October — September of last year. I believe she also raised issues in May of last year. And I believe earlier as well.

Q.    What issues did Ms. Drake raise to the board regarding Mr. Lichtenstein’s conduct?

A.     Well, there were fundamentally two issues. One was an issue of harassment. And the other was an issue of speaking inappropriately externally about various items, including Ms. Drake’s performance and the Lockheed Martin merger.

Q.    Did the board or any of its members

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ever issue guidance to Mr. Lichtenstein regarding how he should conduct himself?

A.    Yes.

Q.    Tell me about that.

A.    I believe there was a memo that Arjun Kampani, the general counsel, at the time, of Aerojet Rocketdyne, sent to Mr. Lichtenstein in early September 2021.

Q.    Do you recall, Mr. Corcoran, a special meeting of the board that was called in September 2021 regarding the allegations that Ms. Drake had raised regarding Mr. Lichtenstein?

A.    Yes. I’ve refreshed my memory a bit recently on that.

Q.    Did you attend that meeting?

A.    Yes.

Q.    What other directors attended that meeting?

A.    All of the independent directors: Ms. McNiff, Mr. Henderson, Mr. Turchin, and General Chilton, and General Lord.

Q.    What do you remember discussing at that meeting?

A.    Well, we discussed the most recent

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memo from Ms. Drake, and I believe we also discussed some of the previous memos. And considered what we ought to do about that.

Q.    Did you take the allegations that Ms. Drake had raised seriously?

A.    Absolutely. Yes.

Q.    Did the board take any action in response to the conduct that Ms. Drake had reported?

A.    Yes.

Q.    What action?

A.    They formed a special committee which consisted of the six independent directors. And I believe, initially, assigned myself and General Lord as the point persons to work and select a counsel to conduct the investigation.

Subsequently, General Lord recused himself, and so I ended up as the individual selecting counsel.

Q.    And if I refer to that committee, Mr. Corcoran, as “the nonmanagement committee,” will you understand what I’m referring to?

A.    Yes.

Q.    Why were the members of the nonmanagement committee selected to comprise that

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committee?

A.    Well, the allegation was not against any of them, nor were they a — the alleger. So, presumably, they were not conflicted.

Q.    And, Mr. Corcoran, you indicated you were responsible for leading the committee; is that correct?

A.    Well, certainly for leading the selection of counsel, and for working with counsel to make sure the investigation was conducted fairly and completely.

Q.    And who was that counsel that was selected by the nonmanagement committee?

A.    Sarah Coyne at Weil Gotshal.

Q.    And who selected Ms. Coyne and Weil Gotshal for that role?

A.    I did.

Q.    Okay. And was that selection approved by the full nonmanagement committee?

A.    Yes.

Q.    Was that approval unanimous?

A.    Yes.

Q.    Has the investigation into Mr. Lichtenstein’s conduct now concluded?

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A.    It has.

Q.    What did the investigation conclude?

A.    The investigation concluded that there was not enough basis to conclude there was harassment. However, there was a conclusion that Mr. Lichtenstein spoke inappropriately about Ms. Drake and the company externally.

Q.    Mr. Corcoran, please turn in your binder to Joint Exhibit No. 576. And take a moment to familiarize yourself with that document, and let me know if you recognize it.

A.    Yes.

Q.    What is this document, Mr. Corcoran?

A.    This is the memo that the nonmanagement committee of the board of directors sent to Ms. Drake and Mr. Lichtenstein.

Q.    Please turn to page 3 of the memorandum, Mr. Corcoran.

A.    Yes.

Q.    Okay. Do you see the heading “Committee Determinations”?

A.    Yes.

Q.    Does that section reflect the nonmanagement committee’s findings in connection with

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the investigation?

A.    Yes.

Q.    Mr. Corcoran, did the committee find that Mr. Lichtenstein “had communications with third parties outside the Company concerning the merger with Lockheed and the Company’s CEO”?

A.    Yes.

Q.    Did the committee also find that Mr. Lichtenstein “acted improperly in taking those actions, including by failing to follow the directives given to him in the Guidance Memo”?

A.    Yes.

Q.    And do you understand what the reference to “the Guidance Memo” is?

A.    That was the memo that Mr. Kampani, the general counsel of Aerojet, sent to Mr. Lichtenstein in early September.

Q.    Was this May 2 memo a formal reprimand for Mr. Lichtenstein’s conduct?

A.    Yes. Yes.

Q.    And was the May 2 memo a “mandate to Mr. Lichtenstein that he comply with the Company’s Code of Conduct and make no statements or communications to persons external to the Company

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concerning the Company’s CEO, any search for a new CEO, management tenure or succession generally, or the strategic direction of the Company ...,” except under limited circumstances?

A.    Yes.

Q.    Mr. Corcoran, did anyone ever raise concerns about your involvement in the nonmanagement committee’s investigation regarding Mr. Lichtenstein’s conduct?

A.    Not directly. Mr. Lichtenstein called me shortly after I was asked to be the point person, if you will, and expressed the fact that we had known each other quite a long time, which is true. And I got the impression that he felt I was probably conflicted, as the other directors were. I didn’t feel that way. I felt I could be very objective.

Q.    And do you have an understanding of why Mr. Lichtenstein raised your long personal relationship at that time?

A.    I don’t, other than I believe that he would have preferred I recuse myself.

Q.    And do you have a personal relationship, Mr. Corcoran, with Mr. Lichtenstein outside of your service on Aerojet’s board or your

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prior service with Mr. Lichtenstein on another board?

A.    No.

Q.    And, Mr. Corcoran, did you have a conflict with respect to your leadership of the nonmanagement committee investigation?

A.    No.

Q.    Did you continue to lead the committee after your conversation with Mr. Lichtenstein?

A.    I did.

Q.    And in January of 2022, was the investigation into Mr. Lichtenstein’s conduct still in progress?

A.    Yes.

Q.    And, Mr. Corcoran, please turn in your binder to Joint Exhibit No. 127.

And, Mr. Corcoran, do you recognize this document?

A.    I do.

Q.    Is this an email that you wrote to Mr. Lichtenstein on January 21 of 2022?

A.    It is.

Q.    In your email, you wrote to Mr. Lichtenstein, “I write in response to your calls to me last week and this week suggesting that I resign

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from the AJRD BOD or otherwise not seek re-election to the BOD for the up coming term.”

Do you see that?

A.    Yes.

Q.    At the time you wrote this email, January 21, 2022, had you had multiple conversations with Mr. Lichtenstein in which he suggested that you resign from the AJRD BOD?

A.    I had had multiple conversations with Mr. Lichtenstein, and in the conversation with him prior to writing this member — memo, excuse me, he indicated that he felt I should resign from the board or not stand for reelection.

Q.    Did you have an understanding of why Mr. Lichtenstein believed that you should resign from the board or not seek reelection?

A.    Not totally. I felt, from my earlier point, that he didn’t like the fact that I was the point person on the investigation.

Q.    And, Mr. Corcoran, you wrote in your email, “as you are well aware, I am currently the Independent Board member authorized by the Non-management Committee to oversee a pending investigation regarding your alleged conduct and

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behavior, which I also intend to see through to completion.”

Do you see that?

A.    Yes.

Q.    Why did you write that?

A.    Because it was important to me to see the investigation through to completion, one way or the other. And I felt, since I was the only person on the board who could lead it in the capacity that I was leading it, that if I didn’t stay the course with it, the investigation might fall apart.

Q.    And why did you send this email to Mr. Lichtenstein?

A.    I wanted to have a memo that made clear to Mr. Lichtenstein where my head was. And, also, I could use this with the rest of the board to inform them clearly of where my head was.

Q.    And you concluded your email, Mr. Corcoran, by writing, “All that said, I have independently decided, for personal reasons, not to seek re-election for another term and plan to inform the Board of that decision in due course.”

Why did you write that?

A.    Well, I — I did plan to inform the

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board, and I did subsequently inform the board. And when Mr. Lichtenstein said he didn’t want me to run again, my headset was I — I don’t really need this job, and I’m perfectly happy to go on with my life. And I also had some personal reasons.

Q.    And although you had decided at this time not to seek reelection, was it still your intention to see the investigation through to completion?

A.    Yes. Absolutely.

Q.    After you sent this email, did you subsequently reconsider your decision not to stand for reelection?

A.    I did.

Q.    When did that happen?

A.    Approximately a week to ten days later.

Q.    And why did you reconsider your decision not to seek reelection at that time?

A.    Because there were so many unusual developments going on at the company, including a potential proxy slate, which was totally unexpected, on my part, at least, and totally unusual in any board experience I’ve had.

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As I said earlier, I’ve been around a while, and I’ve had a good deal of board experience.

And I wasn’t sure where this thing was going. “This thing” meaning the governance of Aerojet Rocketdyne. And that was why I did what I did.

Q.    Did you communicate your reconsideration of your decision to anyone?

A.    Yes. I communicated it to the general counsel, Arjun Kampani.

Q.    Mr. Corcoran, in January of 2022, did Mr. Lichtenstein call a board meeting in connection with a slate of directors for election?

A.    At least one, yes.

Q.    Please turn in your binder, Mr. Corcoran, to Joint Exhibit No. 134.

Mr. Corcoran, do you recognize this document?

A.    Yes.

Q.    Please turn to the third page.

Are these resolutions that Mr. Lichtenstein proposed on January 24 of 2022?

A.    I believe they are.

Q.    And do these resolutions propose a slate of directors for nomination for election at the

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company’s 2022 annual meeting?

A.    Yes.

Q.    Who was on Mr. Lichtenstein’s proposed director slate?

A.    General Chilton, James Henderson, Warren Lichtenstein, General Lance Lord, Audrey McNiff, Martin Turchin, and Eileen Drake.

Q.    And, Mr. Corcoran, we’ve prepared a timeline to assist in understanding what happened during this time period.

ATTORNEY C. DAVIS: At this point, I’ll ask Mr. White to bring up the first entry on the timeline.

Q.    Do you see that on the screen, Mr. Corcoran?

A.    Yes, I — I don’t see the — most of the screen is blank.

Q.    Right. Does the first entry on the timeline accurately reflect what you understand happened on January 24?

A.    Yes.

Q.     Okay. At this time, Mr. Corcoran, had you told the other board members you did not intend to stand for reelection?

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A.    I believe at the beginning of this meeting, I told them, yes.

Q.    Do you know if Mr. Lichtenstein submitted the proposed director slate proposed in the January 24 resolutions to Aerojet’s corporate governance and nominating committee for consideration?

A.    He did not.

Q.    Were you surprised that Mr. Lichtenstein nominated a slate of directors without consulting the corporate governance and nominating committee?

A.    Yes.

Q.    Why?

A.    Because it was past practice and part of the charter of the nomination and governance committee meeting to consider such matters.

Q.    And, Mr. Corcoran, did you have an understanding as to why Mr. Lichtenstein presented this proposed slate in January of 2022?

A.    No.

Q.    Were you surprised to learn that Mr. Lichtenstein included himself on his proposed slate?

A.    Not totally. No.

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Q.    Was the investigation into Mr. Lichtenstein’s conduct still ongoing at this time?

A.    Yes, it was.

Q.    Was another meeting of the board scheduled after January 24?

A.    Yes, I believe there was another meeting.

Q.    Okay. Do you recall that that meeting was scheduled for January 27?

A.    Yes.

Q.    Mr. Corcoran, please turn to Joint Exhibit No. 155 in your binder.

Mr. Corcoran, do you recognize this document?

A.    Yes.

Q.    Please turn to page 4 of Joint Exhibit No. 155.

ATTORNEY C. DAVIS: 155.

Q.    Do you recognize the resolutions on page 4 of Joint Exhibit 155?

A.    Yes.

Q.    Were these resolutions to be discussed at a January 27 board meeting?

A.    Yes.

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Q.    And does the first “Resolved” paragraph indicate a proposed slate of directors for nomination for election at the company’s 2022 annual meeting?

A.    It does.

Q.    And who was on that proposed slate?

A.    General Kevin Chilton, James Henderson, Warren Lichtenstein, General Lance Lord, Audrey McNiff, Martin Turchin, and Eileen Drake.

Q.    And that’s all of the current members of the Aerojet board, other than you; is that correct?

A.    Yes.

Q.    And turning your attention, Mr. Corcoran, to the fourth resolution, there’s a reference to a letter agreement.

Do you see that?

A.    Yes.

Q.    What was that letter agreement?

A.    Well, my understanding of it at the time was that Steel Partners and Warren specifically wanted the assurance that they would be able to stay on the board, regardless of the outcome of the investigation.

Q.    And please turn to page 2 of Joint

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Exhibit 155, Mr. Corcoran. Is this the letter agreement that is referenced in the resolutions we just looked at?

A.    Yes.

Q.    And does this agreement concern the proposed slate for Aerojet’s 2022 annual meeting?

A.    Yes.

Q.    And the proposed slate is the same as we just looked at in the resolutions; correct?

A.    Yes.

Q.    Mr. Corcoran, take your time to review this proposed agreement, but does it contain any provision that would permit the company to modify the slate based on the results of the nonmanagement committee investigation?

A.    No.

ATTORNEY C. DAVIS: At this point, I’ll ask Mr. White to populate the second entry on the timeline that we prepared.

Q.    And, Mr. Corcoran, take a moment to review that, and let me know if it accurately reflects your understanding of what happened on January 26.

A.    Yes.

Q.    And, Mr. Corcoran, did you have an

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opinion about the substance of Steel Partners’ proposed letter agreement?

A.    Well, I was concerned, certainly, at this point that, regardless of the outcome of the investigation, Mr. Lichtenstein was guaranteeing himself a place on the board as a member of the board and, of course, executive chairman.

Q.    At this point, had the corporate governance and nominating committee met to discuss the company’s slate for the next annual meeting?

A.    No.

Q.    Did you have an understanding at the time of what Mr. Lichtenstein was trying to accomplish through this letter agreement?

A.    Not totally. I — I did understand that he wanted to guarantee himself a seat on the board, regardless of the outcome of the investigation.

Q.    Did the board hold the meeting that Mr. Lichtenstein scheduled for January 27?

A.     I don’t recall that we did or we didn’t. We may have.

Q.    Okay. Please turn to Joint Exhibit 157 in your binder, Mr. Corcoran.

Take a moment to familiarize yourself

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with Joint Exhibit 157, and then let me know if you recognize it.

A.    Yes.

Q.    What is this document, Mr. Corcoran?

A.    It’s an email from Mr. Lichtenstein canceling the 1/27/2022 meeting.

Q.    And, Mr. Corcoran, does this document refresh your recollection that the board meeting that Mr. Lichtenstein had scheduled for January 27 was canceled?

A.    Yes.

ATTORNEY C. DAVIS: At this time, Mr. White, I’ll ask you to populate the third entry on the timeline.

Q.     And, Mr. Corcoran, take a moment to review that and let me know if it accurately reflects the events of January 27?

A.    Yes.

Q.    Mr. Corcoran, do you know why Mr. Lichtenstein canceled the meeting that he had scheduled for January 27?

A.    No.

Q.    At this point, Mr. Corcoran, please turn to Joint Exhibit No. 171 in your binder.

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Mr. Corcoran, do you recognize this document?

A.    Yes.

Q.    What is it?

A.    It’s a notice of stockholder nomination of individuals for election as directors at the 2022 annual meeting of stockholders of Aerojet Rocketdyne Holdings, Inc.

Q.    And, Mr. Corcoran, I’ll direct your attention to the third paragraph of this notice.

Does this paragraph refer to a proposed slate for election at Aerojet’s 2022 annual meeting?

A.    Yes.

Q.    Was this slate different from the seven-director slate that Mr. Lichtenstein had previously proposed on January 24 and January 26?

A.    Yes.

Q.    And this is a — withdraw.

Mr. Corcoran, from whom is this notice of nomination sent?

A.    From Steel Partners Holdings.

Q.    And what is Steel Partners Holdings?

A.    It’s an investment company owned by

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Warren Lichtenstein.

Q.    Mr. Corcoran, did you understand the slate of seven directors proposed in this notice of nomination to be a company slate?

A.    No.

ATTORNEY C. DAVIS: At this point I’ll ask Mr. White to populate the fourth entry on our timeline.

Q.    And, Mr. Corcoran, I’ll ask you to review that and let me know if it accurately reflects what you understand happened on January 28.

A.    Yes.

Q.    As of January 28, 2022, had the nonmanagement committee’s investigation concluded?

A.    No. It had not.

Q.    Mr. Corcoran, do you recall attending a meeting with the nonmanagement directors to discuss a potential compromise regarding the Steel slate on January 30 of 2022?

A.    I believe I did.

Q.    Please turn in your binder to Joint Exhibit No. 182.

And I’ll direct your attention, Mr. Corcoran, to the first email in the thread on the

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second page.

And, Mr. Corcoran, do you see that this refers to the company planning a board meeting Monday and requesting that the nonmanagement directors meet before then, on Sunday?

A.    Yes.

Q.    Does this email refresh your recollection that the nonmanagement directors held a meeting on January 30?

A.    Yes.

Q.    Besides the six nonmanagement directors, who else attended that meeting?

A.    I believe Jeff Wolters did. He was counsel to the independent directors. And Fred Green, who was an attorney at Weil Gotshal, may have as well. I don’t recall specifically one way or the other in regard to Fred.

ATTORNEY C. DAVIS: Okay. And at this point, I’ll ask Mr. White to populate the fifth entry on our timeline.

Q.    And, Mr. Corcoran, once you see that come up, please take a moment to review it. Let me know if it accurately reflects what you understand happened on January 30.

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A.    Yes.

Q.    Do you recall the subject of discussion at the January 30 meeting?

A.    The subject was to discuss how we could resolve the issue of having a slate of directors, some of whom were current directors of the company, as a proxy slate and get to one slate for the company.

Q.    Please turn in your binder, Mr. Corcoran, to Joint Exhibit No. 219.

And let me know if you recognize this document, Mr. Corcoran.

A.    Yes.

Q.    What is this document?

A.    It’s a set of board resolutions.

Q.    And you see Mr. Wolters’ cover email on the first page of the document.

Mr. Wolters writes in that email, “Attached are resolutions reflecting the consensus from the meeting of the six independent directors last night.”

Do you see that?

A.    Yes.

Q.    And let’s turn to the resolutions,

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Mr. Corcoran.

Directing your attention to the first “Resolved” clause, which is the second paragraph. Does this resolution propose a slate of directors for election at the company’s 2022 annual meeting?

A.    Yes.

Q.    And how do the members of that proposed slate compare to Mr. Lichtenstein’s proposed slate from January 24 and January 26 that we looked at earlier?

A.    It’s the same as the 24th, General Chilton, James Henderson, Warren Lichtenstein, General Lance Lord, Audrey McNiff, Martin Turchin, and Eileen Drake.

Q.    And that slate did not include you; correct?

A.    That’s correct.

Q.    At this time, as of January 30, 2022, were you willing to not seek reelection in order to resolve the dispute regarding the company’s slate for the 2022 annual meeting?

A.    Yes.

Q.    Were the other five members of the nonmanagement committee, or the five nonmanagement

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directors, willing to agree to that slate?

A.    I believe they were.

Q.    Okay. I’d like to direct your attention to the fourth “Resolved” clause, second clause from the bottom.

And, Mr. Corcoran, that clause reads, “Resolved, that the Board retains the authority to reconsider the inclusion of any person on the proposed slate in light of the results of the Company’s pending investigation or any other matter.”

Do you see that?

A.    Yes.

Q.    What did you understand that to mean?

A.    That depending on the results of the investigation, it’s possible that perhaps Mr. Lichtenstein would be asked to step down as a board member, and it wouldn’t be appropriate for him to be on the slate if that were the case.

Q.    Did you believe that provision was appropriate as of January 30?

A.    Yes.

Q.    Why?

A.    For the reason that I just mentioned. If the investigation determined that Mr. Lichtenstein

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should have discipline up to and including termination of his board service, then it wouldn’t be appropriate for him to run for reelection.

Q.    And, Mr. Corcoran, did you understand these resolutions to reflect the consensus from the January 30 meeting of the nonmanagement directors?

A.    Yes.

ATTORNEY C. DAVIS: And at this point, I’ll ask Mr. White to populate the sixth entry on our timeline.

Q.    Mr. Corcoran, does that accurately reflect what you understand happened on January 31?

A.    Yes.

Q.    Mr. Corcoran, were the resolutions that we just reviewed adopted by the board?

A.    No.

Q.    Do you know why not?

A.    That at least four members of the board did not approve.

Q.    Mr. Corcoran, please turn in your binder to Joint Exhibit No. 221.

And, Mr. Corcoran, let me know if you recognize that document.

A.    Yes.

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Q.     Is this an email from Audrey McNiff to Jeff Wolters, copying you and the other members of the Aerojet board, dated January 31, 2022?

A.    It is.

Q.    And Ms. McNiff writes in her email, “Jeff, This is not what the 6 of us agreed to last night. We agreed that we would have an agreement not a resolution.”

Do you see that?

A.    I do.

Q.    Is there any reference in this email to certain members of the nonmanagement committee not agreeing to this resolution because it was too broad?

A.    In Ms. McNiff’s email? No. There’s no reference.

Q.    I want to touch briefly on contingency planning, Mr. Corcoran.

Did there come a time when the board of Aerojet determined that it would be appropriate to engage in contingency planning, should the Lockheed Martin merger not close?

A.    Yes.

Q.    When did that occur?

A.    In my mind, that was probably toward

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the end of 2021, let’s say November time frame.

Q.    And did you provide any views to your fellow directors regarding contingency planning, should the Lockheed Martin merger not close?

A.    I — I did.

Q.    Did any other directors provide their views regarding contingency planning, should the Lockheed Martin merger not close?

A.    Not to my knowledge.

Q.    Did Mr. Lichtenstein?

A.    Not as far as I know.

Q.    Do you recall any discussion among the directors regarding contingency planning at the end of 2021?

A.    Not real discussion. There was talk of a contingency plan. And I think Mr. Lichtenstein had brought it up.     But I felt that we needed to get a template together that articulated what was meant by a contingency plan. And I sent a document to the board outlining what I believed was appropriate to get started on a contingency plan.

Q.    Do you recall any directors expressing a view at that time that management contingency — management’s contingency plans were insufficient for

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any reason?

A.    No.

Q.    Mr. Corcoran, do you understand that the Court has entered a temporary restraining order in this action?

A.    Yes.

Q.    Do you understand that the temporary restraining order generally prohibits the company, the defendants, and others from making any public statement, issuing any press release, or making any disclosure on behalf of or in the name of the company in support of the election efforts of any candidate for election at the company’s 2022 annual meeting?

A.    Yes.

Q.    Have you made any public statement, issued any press release, or made any disclosure on behalf of or in the name of the company in support of the election efforts of any candidate since February 15?

A.    No.

Q.    To your knowledge, have General Chilton, Ms. Drake, or General Lord made any public statement, issued any press release, or made any disclosure on behalf of or in the name of the company

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in support of the election efforts of any candidate?

A.     As far as I know, no.

Q.     And, Mr. Corcoran, do you understand that the temporary restraining order prohibits the company and the defendants from taking any action on behalf of or in the name of the company or using or otherwise deploying company funds or other company resources in support of the election efforts of any candidate for election at the annual meeting?

A.    Yes.

Q.    Since the Court granted the TRO, have you taken any action on behalf of or in the name of the company or used or otherwise deployed company funds or other company resources in support of the election efforts of any candidate?

A.    No.

Q.    To your knowledge, since the Court granted the TRO, have General Chilton, Ms. Drake, or General Lord taken any action on behalf of or in the name of the company or used or otherwise deployed company funds or other company resources in support of the election efforts of any candidate?

A.     As far as I know, no.

Q.    To the best of your knowledge,

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Mr. Corcoran, have all the defendants in this litigation complied with the requirements of the TRO to the best of their abilities?

A.    Yes.

Q.    In your opinion, have any of the defendants in this litigation used company resources in support of the proxy contest?

A.    No.

Q.    Ms. Drake has proposed a competing slate in the proxy contest; is that right?

A.    That’s correct.

Q.    And you’re a member of that proposed slate; is that right?

A.    I am.

Q.    Why did you decide to be a member of that proposed slate, Mr. Corcoran?

A.    Well, given the proxy slate and my view that that was highly irregular — in fact, I’d never seen it, and I’ve never talked to anyone who has seen it or experienced it in any of my boards — I felt it was important that I stay the course.

For one thing, I wanted to make sure the investigation didn’t get lost in the shuffle. It was particularly important to me that the

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investigation be carried through to completion.

Q.    And, Mr. Corcoran, do you have an understanding of how Ms. Drake was able to assemble a slate of directors without access to the company’s resources?

A.    Frankly, it was a Herculean effort, and I think many of us weren’t sure we could get it done. It was a tribute to Ms. Drake’s relationships and reputation with people in the industry that they would, number one, talk to her and, number two, agree to be on a slate in a proxy contest kind of situation, which is a difficult scenario to go through, and time-consuming. And personally exposes one to critique and so forth.

Q.    And, Mr. Corcoran, do you believe that Ms. Drake’s slate is trying to take control of the company?

A.    No.

Q.    Are you trying to take control of the company?

A.    Not at all.

ATTORNEY C. DAVIS: No further questions at this time. Pass the witness.

THE COURT: Thank you, Mr. Davis.

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Mr. Bayliss.

ATTORNEY BAYLISS: Thank you, Your Honor.

We had some cross binders. May we approach?

THE COURT: You may.

ATTORNEY BAYLISS: Thank you.

CROSS-EXAMINATION

BY ATTORNEY BAYLISS:

Q.    Good afternoon, Mr. Corcoran.

A.    Mr. Bayliss.

Q.    Mr. Davis put up a timeline in front of you on your direct examination. Do you recall that?

A.    Yes.

Q.    That timeline was missing a few things, wasn’t it?

A.    Tell me what it was missing.

Q.    Well, it was missing all of the times that half the board met without the other half; right?

A.    I don’t know that to be the case.

Q.    The timeline was also missing all the times that half of the nonmanagement committee met without the other half; right?

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A.    I don’t know that to be the case.

Q.    The timeline was also missing all the times that half the nonmanagement committee met with their lawyers at Weil Gotshal and Morris Nichols without telling the other half of the nonmanagement committee about it; correct?

A.    I — I don’t know that to be the case.

Q.    Mr. Corcoran, you’re a candidate for election at the company’s upcoming meeting of stockholders; right?

A.    Yes.

Q.    Ms. Drake nominated you as a candidate for election; correct?

A.    You could say that.

Q.    Ms. Drake asked you to serve on her slate; correct?

A.    Yes.

Q.    And you agreed to serve as a candidate on her slate; correct?

A.    I did, yes.

Q.    Ms. Drake’s decision to nominate you wasn’t an attack on the company, was it, Mr. Corcoran?

A.    I don’t believe so.

Q.    Ms. Drake’s decision to nominate you

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wasn’t some hostile act, was it, Mr. Corcoran?

A.    I don’t believe it was.

Q.    Your agreement to serve as a candidate for election wasn’t an attack on the company, was it?

A.    That’s correct.

Q.    Your agreement to serve wasn’t some hostile act, was it?

A.    Yes, it was not.

Q.    I think you just said that Ms. Drake isn’t trying to take over the company; right?

A.    That’s correct.

Q.    And neither are you; correct?

A.    That’s correct.

Q.    The stockholders can vote for you or they can vote against you; right?

A.    That’s correct.

Q.    Corporate democracy; correct?

A.    Yes.

Q.    Something that you described as highly irregular, do I have that right?

A.    Not exactly.

Q.    There’s nothing wrong with corporate democracy, is there?

A.    No.

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Q.    Let’s talk about conflicts for a second.

You’re on a stockholder-nominated slate; correct?

A.    Yes.

Q.    That doesn’t disqualify you from your service as a director, does it?

A.    No.

Q.    Even though you’re on a stockholder-nominated slate, you can still exercise your fiduciary duties; right?

A.    That’s correct.

Q.    You can still exercise your duties of care and loyalty, even though you’ve been nominated as a candidate for election by a stockholder; correct?

A.    That’s correct.

Q.    Now, there’s a slate running against you; right?

A.    Yes.

Q.    Mr. Henderson, Ms. McNiff, and others, are opposing you; correct?

A.    That’s correct.

Q.    And the stockholders get to choose between you; right?

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A.    Yes.

Q.    You agree that there needs to be a fair election; right?

A.    I’m sorry?

Q.    You agree with me that there needs to be a fair election; correct?

A.    Yes.

Q.    Both sides should have a full and fair opportunity to convince the stockholders to vote for them; correct?

A.    Yes.

Q.    Neither side should get any special advantages; correct?

A.    That’s correct.

Q.    Neither side should get a chance to use company resources to discredit the other side; correct?

A.    That’s correct.

Q.    The company’s resources should be off limits to both sides; right?

A.    Yes.

Q.    Isn’t that what Mr. Lichtenstein proposed back in February?

A.    I believe that’s correct.

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Q.    At a board meeting on February 4, he proposed board resolutions that would have provided that the company would remain neutral in the proxy contest; correct?

A.    I don’t recall that specifically. He may have.

ATTORNEY BAYLISS: Let’s pull up JX 284.

Q.    It will be on your screen, and it’s also in your binder. It may be easier —

THE COURT: I don’t have a binder, sir.

ATTORNEY BAYLISS: Oh, I’m sorry.

A.    Which number?

Q.    0284, please.

Do you have it in front of you, Mr. Corcoran?

A.    I do.

Q.    Do you see that it’s a February 3 email from Mr. Lichtenstein to the board of directors?

A.    Yes.

Q.    Let me just draw your attention to the very top of the email, where the text reads, “Dear Board Members: I have attached proposed board

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resolutions for consideration at the upcoming board meeting.”

Do you see that?

A.    Yes.

Q.    And then it goes on to say, “You will see that the resolutions memorialize the fact that the members of the board fundamentally disagree about the future direction of the Company if the Lockheed deal does not close. The proposed resolutions contemplate that the stockholders will choose how that dispute gets resolved when they vote for director candidates at the upcoming annual meeting ....”

Do you see all that?

A.    Yes.

Q.    If you skip down to the first paragraph, the next paragraph, the text reads, “The proposed resolutions provide that, until the annual meeting, (or until an earlier settlement), the Company and its officers will remain neutral and will not use the Company’s name, disclosures, resources or electoral machinery to sway the outcome of the election.”

Do you see that?

A.    Yes.

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Q.    You voted against these resolutions, didn’t you, Mr. Corcoran?

A.    I don’t recall that I did or didn’t at this stage.

Q.    Mr. Corcoran, you voted against these resolutions, and you voted in favor of your own resolutions; correct?

A.    I don’t recall.

Q.    Mr. Corcoran, you proposed resolutions that would have created a special committee; correct?

A.     Yes, I think that’s true. I don’t know if it was at this meeting or a subsequent meeting. But we did propose separate resolutions.

Q.    You would have been on that special committee; right?

A.    Yes.

Q.    And that special committee would have controlled the investigation up to that point controlled by the nonmanagement committee; correct?

A.    Yes.

Q.    That new special committee would also control the company’s response and activities in connection with the Lockheed merger as well; correct?

A.    That’s correct.

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Q.    And it would also control the company’s resources in the proxy contest; correct?

A.    Yes.

Q.    That’s a lot of power, isn’t it?

A.    It is.

Q.    And it would have gone to you and two other members of the board; correct?

A.    Yes.

Q.    Not exactly neutrality; correct?

A.    Well, I think you’re mischaracterizing the situation.

Q.    Mr. Corcoran, you joined the Aerojet board in 2008. Do I have that right?

A.    Yes.

Q.    So you’ve been a board member for 14 years?

A.    Yes.

Q.    You’re an independent director; correct?

A.    Correct.

Q.    The company’s described you as an independent director in every proxy statement since then; correct?

A.    Correct.

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Q.    Mr. Henderson joined the board at the same time you did; right?

A.    Slightly before me.

Q.    The company has described Mr. Henderson as independent in every single proxy statement since that time; correct?

A.    That’s correct.

Q.    Mr. Turchin joined the board approximately at the same time; right?

A.    Same time as Mr. Henderson? I believe so.

Q.    And the company has described him as independent ever since then; correct?

A.    Yes.

Q.    Ms. McNiff has been on the board for about a year and a half. Does that sound right?

A.    Yes.

Q.    The company has also always described her as independent; correct?

A.    Yes.

Q.    And when the board created a nonmanagement committee in October of 2013, you were on it; right?

A.    Yes.

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Q.    Because you were independent; correct?

A.    Correct.

Q.    The whole purpose of that committee was to conduct an independent investigation into allegations made by Ms. Drake against Mr. Lichtenstein; correct?

A.    Correct.

Q.    And all six of the nonmanagement directors were on that committee; correct?

A.    Correct.

Q.    Because you were comfortable that they could all be independent; correct?

A.    Independent enough to deal with the situation, yes.

Q.    In fact, the company has described the nonmanagement committee as a committee of independent directors; correct?

A.    Yes.

Q.    Ms. Drake joined the company in 2015; is that right?

A.    It was either 2015 or 2016, I believe.

Q.    And she became CEO shortly thereafter; right?

A.    Yes.

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Q.    Ms. Drake’s employment agreement requires her to report to the board and to the executive chairman; correct?

A.    Correct.

Q.    The company’s description of the roles and responsibilities of the executive chairman also address the same thing and indicate that Ms. Drake reports to the board and to Mr. Lichtenstein; correct?

A.    I believe so.

Q.    The two worked well together initially; right?

A.    For several years.

Q.    But they disagreed about the Lockheed transaction; correct?

A.     Well, fundamentally, I don’t agree with that. They both voted for it, so — I don’t think what you said is accurate.

Q.    But disagreements arose in connection with how to react to Lockheed; correct?

A.    Say that again. How to ...?

Q.    Disagreements arose about how to interact with Lockheed; correct?

A.    I’m not sure I agree with that either.

Q.    But you’re right, all of the directors

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ultimately approved the Lockheed deal; correct?

A.    That’s correct.

Q.    And Steel voted for it at the stockholder meeting; correct?

A.    Correct.

Q.    And Mr. Lichtenstein continued to support the Lockheed transaction; correct?

A.    As far as I know, yes.

Q.    But he did get worried that the deal might not close; correct?

A.    That’s what I understand. Yes.

Q.    He started pushing for contingency plans; right?

A.    He talked about contingency planning.

Q.    It did make sense to engage in contingency planning; correct?

A.    At a certain point, yes.

Q.    Because the merger was still subject to FTC review; right?

A.    That’s correct.

Q.    You thought contingency planning was appropriate; correct?

A.    I did.

Q.    Isn’t it true that Ms. Drake initially

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resisted contingency planning?

A.    I don’t know that to be a fact.

Q.    Let’s look at JX 0058.

A.    I’m sorry. Which one?

Q.    0058.

Do you have it in front of you?

A.    Yes.

Q.    I’d like to direct your attention to the bottom of the email. It’s one from Mr. Lichtenstein, dated August 20, 2021.

Do you see that?

A.    Yes.

Q.    And the text reads, in part, “Dear Board of Directors, Given recent events including Senator Warren’s letter and Chairwoman Khan’s response and the significant drop in the Company’s stock price, I believe it’s prudent for the Board to be provided with an update on the antitrust process by management ....”

Do you see that?

A.    Yes.

Q.    And then, in the next paragraph, the beginning reads, “In addition, while we all of course continue to fully support the transaction, as a board

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it is also appropriate that we be prepared in the unfortunate circumstance that the transaction is not approved.”

Do you see that?

A.    Yes.

Q.    And the text goes on to say, “Therefore, I have also requested that Arjun add to Thursday’s Board meeting agenda a discussion on the actions [we] would need to be taken” — excuse me — “that would need to be taken if the transaction is not approved ....”

Do you see that?

A.    Yes.

Q.    That’s Mr. Lichtenstein addressing contingency planning; correct?

A.    It’s speaking to contingency plans, yes.

Q.    And then, if you look up at the top, Ms. Drake responds.

Do you see that?

A.    Yes.

Q.    And she writes, “Unfortunately Warren continues to ignore requests to avoid emails like this, continues to avoid council to wait for a board

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meeting until other meetings take place, and continues to call board meetings without [collaborating] with the CEO. He continues to put the company at risk.”

Do you see that?

A.    Yes.

Q.    And then she goes on to say, “I’m unavailable for his requested meetings on Thursday and highly encourage they don’t take place.”

Do you see that?

A.    I do.

Q.     You agree with me that she’s resisting the request for a board meeting to discuss contingency planning, don’t you?

A.    No.

Q.    Let’s look at JX — well, actually, before we move on, do you see that Mr. Lichtenstein has addressed the entire board in his email?

A.    Yes.

Q.    But Ms. Drake, when she responds, doesn’t actually respond to Mr. Lichtenstein, does she?

A.    That appears to be correct.

Q.    She just responds to Mr. Gromacki, the company’s lawyer at Jenner; Mr. Kampani, the general

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counsel; and General Lord, a director; correct?

A.    Correct.

Q.    So not only does she resist, but she resists behind Mr. Lichtenstein’s back.

Do you see that?

A.    I see that she copied certain people.

Q.    And you agree that, at this time, Ms. Drake reports, or is supposed to report, to Mr. Lichtenstein.

Do I have that right?

A.    And the board.

Q.    Let’s look at JX 0062.

Do you have it in front of you?

A.    I do.

Q.    Do you see that this is an email from Mr. Lichtenstein to the board of directors dated August 24, 2021?

A.    Yes.

Q.    Do you see that it reads, in part, “Dear Board Members, I understand from management that on September 8th the DoD will be meeting with the FTC to discuss the merger. I also understand that Eileen is on vacation this week and unavailable to meet on Thursday. Therefore our path forward is that

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management will distribute a memo within the next few days describing the current HSR situation, timelines and milestones for approval and we will reschedule a Board meeting for follow up after the DoD/FTC meeting on the 8th.”

Do you see all that?

A.    I do.

Q.    And then Ms. Drake responds on top, “Again..putting things in email he shouldn’t. I’m not focusing on anything but getting this deal done as we committed to with the merger agreement.”

Do you see that?

A.    I do.

Q.    Do you agree with me that Ms. Drake is resisting the contingency planning that Mr. Lichtenstein is requesting here?

A.    No.

Q.    At this time, Ms. Drake reported to Mr. Lichtenstein; correct?

A.    And the board.

Q.    But she doesn’t respond to Mr. Lichtenstein, does she?

A.    I don’t know that. I know what this states, but I don’t know that she didn’t respond.

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Q.    She responds behind his back to the general counsel and to General Lord and Mr. Gromacki.

Do you see that?

A.    I see that she copied the general counsel and General Lord.

Q.    At some point, Ms. Drake simply refused to meet with Mr. Lichtenstein one on one; correct?

A.    Not exactly.

Q.    She did refuse to schedule meetings that he requested; correct?

A.    Not exactly.

Q.    Well, let’s look at JX 56, please.

A.    0056?

Q.    Yes, sir.

A.    Okay.

Q.    Do you see, at the bottom of the first page, the text reads, “Eileen, Warren’s office informed me that WL will be at Space Symposium on August 24-26 ...”?

Do you see that?

A.    Yes.

Q.    And then, up at the top — or, excuse me, in the middle, right above that, Ms. Drake

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responds, “fyi.    Need to discuss his attendance at NSS and his talking to customers. He shouldn’t even be going. Also I’m not having a 1:1 with him.”

Do you see that?

A.    Yes.

Q.    Let’s go now to JX 82, please.

A.    I’m sorry, which one?

Q.    82.

A.    82.

Q.    I’d like to draw your attention to the email in the middle of the page. It’s from Mr. Lichtenstein, dated September 8, 2021.

Do you see that?

A.    Yes.

Q.    This is an email that he writes to Mr. Boehle, the CFO.

Do you see that?

A.    Yes.

Q.     And he writes, “Thanks dan. Yesterday and today are Jewish new year so i am generally out of pocket. Let me know a good time thursday morning for our call. And would be good to plug in jim into the conversation.”

Do you see that?

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A.    I do.

Q.    Do you understand “Jim” to be referring to Jim Henderson, the chairman of the audit committee?

A.    I believe so.

Q.     And then, up above, Ms. Drake responds. But not to Mr. Lichtenstein.

Do you see that?

A.    Yes. I do.

Q.    She responds, “FYI— Now WL wants a Finance review to include Jim Henderson — this is a first in my 6 plus years as CEO — WL needs to stop. I have no intention of scheduling the meeting.”

Do you see that?

A.    Yes.

Q.    So let me get this straight. The CEO, who is supposed to report to the executive chairman, is refusing to meet with him and is refusing to schedule management meetings that he requested; correct?

A.    No.

Q.    Well, it’s not a good situation for the company, whatever it is; correct?

A.    It was not a good situation for the

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company, I agree.

Q.    You agreed that Warren was no angel; correct?

A.    Absolutely.

Q.    But Ms. Drake had serious management issues; correct?

A.    I’m not aware of that.

Q.    Let’s look at JX 0532.

A.    I don’t have an 0532.

Q.    It might be hiding right behind JX 0471.

A.    No.

Q.    It might be easier to look on your screen.

A.    Okay.

Q.    Do you see that that’s an email that you wrote to yourself?

A.    Yes.

Q.    And do you see that it’s dated April 3, 2022?

A.    Yes, I see that.

Q.    And you write at the top, “what is best for the shareholders at this stage?”

A.    Yes.

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Q.     And then you write, “Eileen and warren can not coexist ... doesn’t really matter any more how we got here .... warren no angel ....”

Do you see that?

A.    Yes.

Q.    But then, if you go down to the very bottom, where there’s a number 3 — do you see that?

A.    Yes. I do.

Q.    It says, “Buyout Eileen ... serious management issues.” Correct?

A.    Yes.

Q.     Let’s fast-forward to January 2021. You testified on direct that Mr. Lichtenstein asked you not to stand for reelection; correct?

A.    That’s correct.

Q.    And you ultimately decided not to stand for reelection for personal reasons; correct?

A.    That’s correct.

Q.    I want to focus on the conversations that you had with Mr. Lichtenstein.

You told him that you would stay on to see the Lockheed merger through; correct?

A.    Yes.

Q.    You also told him that you would stay

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on to see the investigation through; correct?

A.    Yes.

Q.    He didn’t object to either of those two things, did he?

A.    As far as I know, not.

Q.    He never asked that the investigation stop, did he?

A.    That’s correct. As far as I know.

Q.    On direct, you indicated that you thought that Mr. Lichtenstein didn’t like the fact that you were the point person on the investigation.

Do I have that right?

A.    Yes.

Q.    But he didn’t tell you that, did he?

A.    Not in so many words. I felt he implied it in our conversation.

Q.    But he didn’t say it. So you thought that he was implying it?

A.    As I said, I believe he implied it in our conversation.

Q.    But you told him that you would stay on to see the investigation through; correct?

A.    I did.

Q.    And it was your expectation that you

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would be able to do that; correct?

A.    That’s correct.

Q.    Otherwise, you would never have agreed not to stand for reelection; correct?

A.    That’s correct.

Q.    You testified about a board meeting on January 24th; correct?

A.    I believe I did, yes.

Q.    Mr. Lichtenstein proposed a slate of seven directors; right?

A.    Correct.

Q.    Everybody except you?

A.    That’s correct.

Q.    Because you were not going to stand for reelection, for personal reasons?

A.    That’s correct.

Q.    You didn’t object at that point to a slate of seven directors; correct?

A.    That’s correct.

Q.    Mr. Lichtenstein even included Ms. Drake on the slate; correct?

A.    Yes.

Q.    He wasn’t trying to take over the company, was he?

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A.    As far as I know, not.

Q.    You’re aware that the company has an advance notice bylaw, aren’t you?

A.    Yes.

Q.    It imposes some deadlines; correct?

A.    Yes.

Q.    One of them was set to expire on February 5; correct?

A.    Yes.

Q.    And Steel submitted a notice of nominations on January 28, a few days ahead of that; correct?

A.    That’s correct.

Q.    But then Steel indicated it wanted to negotiate; right?

A.    There were negotiations. I don’t recall whether Steel indicated those — certainly the other directors also wanted to negotiate.

Q.    There was an effort to avoid a proxy contest; correct?

A.    That’s correct.

Q.    And the independent directors met on January 30; right?

A.    I believe that’s correct.

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Q.    And they actually reached consensus on the company slate for the upcoming meeting; correct?

A.    That’s correct.

Q.    Everybody except you; right?

A.    Everybody except me — I — we all reached consensus, just to be clear, and I was not part of the slate.

Q.    Not an attempt to take over at that point; correct?

A.    Well, it was a negotiation between two parties, with continuity being the objective.

Q.    And everyone agreed on a slate of seven; right?

A.    At which meeting?

Q.    At the January 30 meeting.

A.    Yes. As far as I know.

Q.    You’ve been a director of Aerojet for more than a decade?

A.    Yes.

Q.    You served on many other boards. I didn’t count, but many; right?

A.    Yeah. About 20.

Q.    So you’re familiar with your responsibilities as a director?

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A.    Yes.

Q.    One of them is a duty of candor?

A.    Duty of care.

Q.    There’s a duty of candor too; right?

A.    Okay. Okay.

Q.    You need to be candid with your fellow directors?

A.    I’m always candid. It’s in my nature.

Q.    You’re supposed to be candid with your fellow directors; right?

A.    I’m candid in everything I do.

Q.    Boards don’t work very well together if directors aren’t candid with one another?

A.    I am candid in everything I do.

Q.    Boards of directors don’t work very well when directors are withholding information from one another; correct?

A.    That’s probably true.

Q.    Let’s look at JX 802. It’s toward the back of your binder.

Do you have it in front of you?

A.    Yes.

Q.    Do you see that this is an email from Mr. Lichtenstein dated February 1, 2022, at 10:39

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a.m.?

A.    Yes.

Q.    And it’s to the — to Mr. Kampani, the company’s general counsel; right?

A.    Yes.

Q.    And the entire board is cc’d, including you; right?

A.    Yes. I see my name.

Q.    And the text reads, “Dear Arjun: I write to remind you that any press releases or other public disclosures by, for or in the name of the Company should be provided to all Board members so that they may review and provide any comments that they may have before such [discussions] are issued or filed.”

Do you see that?

A.    Yes.

Q.    That’s a request from a director and the executive chairman; correct?

A.    Yes.

Q.    It’s the morning of February 1; right?

A.    Yes.

Q.    No one ever responded to this email, did they?

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A.    I don’t know that.

Q.    Even though, at the time, you and other directors were working on a press release in the name of the company; correct?

A.    There was a press release issued on February 1, I believe.

Q.    That you were working on for days before it was issued; correct?

A.    I believe the company was working on it for some time.

Q.    Nobody told Mr. Lichtenstein, did they, Mr. Corcoran?

A.    I’m not aware that they did or they didn’t.

Q.    Nobody told Mr. Henderson, Mr. Turchin, or Ms. McNiff; correct?

A.    I’m not aware that they did or they didn’t.

Q.    They were all kept in the dark, weren’t they, Mr. Corcoran?

A.    I’m not aware that they were or weren’t.

Q.    They were all kept in the dark deliberately, weren’t they, Mr. Corcoran?

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A.    I’m not aware that they were or they weren’t.

Q.    So when the press release came out, it was a surprise to them; correct?

A.    That’s what they’ve indicated.

Q.    Let’s look at JX 208.

A.    I’m sorry. 208?

Q.    Do you have it in front of you?

A.    I do.

Q.    This is an email from Kevin Chilton to Lance Lord, and it’s forwarding a press release.

Do you see that?

A.    Yes.

Q.    And down below, it’s forwarding an email from Jeff Wolters, the lawyer for the nonmanagement committee; correct?

A.    Yes.

Q.    And that one is dated January 31, 2022, at 2:00 p.m.

Do you see that?

A.    Yes.

Q.    And it’s to you; right?

A.    Yes.

Q.    And the subject line is

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“Privileged” —

A.    And others. And others.

Q.    And the subject line is “Privileged and Confidential/Attorney Work Product — Press Release.”

Do you see that?

A.    I do.

Q.    You agree that you and the nonmanagement committee’s lawyers were working on a press release on January 31, 2022?

A.    We may have.

Q.    Didn’t tell Mr. Lichtenstein about it, did you?

A.    I don’t recall telling Mr. Lichtenstein. But I don’t think —

Q.    You didn’t even tell the other members of the nonmanagement committee, did you?

A.    I didn’t personally.

Q.    You didn’t tell them that the lawyers for the nonmanagement committee were working in secret with half of the nonmanagement committee on a press release about the other half; correct?

A.    Well, I think you’re mischaracterizing the situation completely. You’re mischaracterizing it

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that the members of the board that were not part of the proxy slate were acting other than the best interests of the company.

In my view, we were acting in the best interest of the company the whole time. The proxy slate was something that we had never seen anything like it, and counsel was advising us that the company needed to act in the best interest of the company. And it was clear to us that this proxy statement and proxy slate was highly irregular and inconsistent with good corporate governance.

Q.    Didn’t we talk earlier about how it was stockholder democracy?

A.    Well — well, first of all, stockholder democracy came — I believe in, but I also don’t believe that a set of directors should go off and initiate a proxy contest against their company.

Q.    So you believe in corporate democracy except when it involves a threat to your director seat?

A.    No. I believe in corporate — they had every right. But they should recuse themselves. And they didn’t recuse themselves. In fact, far from it. In my mind, they were conflicted.

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Q.    Mr. Corcoran, there was never a board meeting at which they could recuse themselves because the press release was kept secret; correct?

A.    They don’t need a board meeting to recuse themselves. If you have an issue, you should voluntarily recuse yourself from a situation with the company.

Q.    Mr. Corcoran, you weren’t transparent about the press release with your fellow directors, were you?

A.    I believe I was.

Q.    By keeping them in the dark?

A.    I don’t believe that I kept the appropriate directors in the dark.

Q.    The board never authorized the press release; correct?

A.    The company authorized the press release.

Q.    The board never authorized it; correct?

A.    The company authorized.

Q.    The board never authorized the press release; correct?

A.    The full board. That’s true. As far

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as I know.

Q.    The nonmanagement committee never authorized the press release; correct?

A.    As far as I know.

Q.    No committee of the board authorized the press release; correct?

A.     The independent directors that were not part of the proxy, I believe, did authorize the press release.

Q.    The SEC —

A.    Which was entirely appropriate, in my mind.

Q.    The SEC —

A.    The other directors were conflicted.

Q.    The SEC filings that were filed the next day, they weren’t provided to the board either, were they?

A.    I’m — I don’t think so. But I’m not certain.

Q.    They weren’t approved by the board or the nonmanagement committee; correct?

A.    I don’t know that to be a fact. But they may not have been.

Q.    The letter from Gibson Dunn, February

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3, threatening litigation against half the board, never approved by the board; correct?

A.    I believe that’s true with the full board, yes.

Q.    Never approved by the nonmanagement committee; correct?

A.    That’s correct.

Q.    Never approved by any formal committee of the board; correct?

A.    I don’t know that to be a fact. But it may be true.

Q.    The drafting of the February 3 letter was kept secret from half the board until the letter was finalized and sent; correct?

A.    Again, the members of the board that were not part of the proxy, on the advice of counsel, were acting in what they believed was the best interest of the company. And our view was, and my view still is, that the proxy directors were conflicted.

Q.    You filed a lawsuit on February 11; correct?

A.    Yes. I believe so.

Q.    And it named the company as the

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plaintiff; correct?

A.    Sorry?

Q.    It named the company as the plaintiff; correct?

A.    I believe that’s true.

Q.    You were a plaintiff, and the company was also named as a plaintiff; correct?

A.    I would have to refresh my memory on the lawsuit, but —

Q.    But the board never authorized that; correct?

A.     Again, members of the board were getting advice were conflicted, members of the board on the proxy. And the remaining members of the board acted in the best interest of the company consistent with their fiduciary duties.

Q.    You realize that that complaint sought to knock out the Steel slate; right?

A.    I don’t recall that exactly.

Q.    And it sought to remove Mr. Lichtenstein as a director; correct?

A.    I don’t recall that exactly. I’d have to refresh my memory.

Q.    If you had been successful in that

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litigation, you would have defeated the election challenge; correct?

A.    I don’t know that to be the case.

Q.    That would have been a pretty good result for you; right, Mr. Corcoran?

A.    Again, I believe that a proxy contest is fine, but I think if existing directors are part of a proxy, they should recuse themselves. And my experience on 20 boards suggests that anything other than recusing yourself is inappropriate in that circumstance.

Q.    I take it that you believe that half of the board was conflicted, but the other half was somehow free to act in whatever manner it chose without board authority?

A.    In the best interests of the company.

Q.    There was a hearing in this case on February 15; correct?

A.    That’s what I understand, yes.

Q.    The Court ruled that Delaware law contemplates contested elections. Do I have that right?

A.    Yes. I believe so.

Q.    The Court ruled: “Where the board is

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divided, one half of the board doesn’t get to co-opt the company’s resources to further its campaign. The company must stand neutral.”

Do I have that right?

A.    That’s my understanding, yes.

Q.    Now, as a director, you have a duty of oversight; right?

A.    Yes.

Q.    You’re supposed to oversee the operations of the company; right?

A.    That’s correct.

Q.    And that involves making sure that the company complies with the law; right?

A.    That’s correct.

Q.    Including things like a temporary restraining order?

A.    That’s correct.

Q.    One that prevents the use of the company’s resources in a proxy contest; correct?

A.    Consistent with the TRO, yes.

ATTORNEY BAYLISS: Would now be a good time for our 3:00 break?

THE COURT: This is a perfect time.

Why don’t we take a 15-minute break.

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I’ll see you back then.

ATTORNEY BAYLISS: Thank you, Your Honor.

(Court in recess at 3:01 p.m.)

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(Resumed at 3:15 p.m.)

THE COURT: Mr. Bayliss, you may proceed.

ATTORNEY BAYLISS: Thank you,

Your Honor.

BY ATTORNEY BAYLISS:

Q.    Mr. Corcoran, before the break, we were discussing your duty of oversight; correct?

A.    Yes.

Q.    And that duty involves ensuring that the company complies with the law; right?

A.    Correct.

Q.    Including a temporary restraining order, for instance?

A.    Yes.

Q.    You’re aware that the Court held a hearing on February 15th; right?

A.    Yes.

Q.    And there was a bench ruling from that hearing; correct?

A.    That’s correct.

Q.    You were aware of that at the time; right?

A.    Yes.

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Q.    The bench ruling prevented the parties from using company resources in the proxy contest without board approval; correct?

A.    Correct.

Q.    If I could trouble you to turn to JX 0627 in your binder.

A.    I have 0062 and then I have 0082.

Q.    This one is in the back of your binder, and it’s at — just one leading zero. It’s JX 0627.

A.    Oh, I’m sorry, I misunderstood. 0627.

Yes, sir.

Q.    And if you turn to the second page of the document — actually, the third page, do you see a letter from Gibson Dunn?

A.    Yes, dated February 10th.

Q.    It’s dated February 10th, right.

And then the re line is “Joint Representation with Aerojet Rocketdyne Holdings, Inc.”

Do you see that?

A.    Yes.

Q.    And it goes on to read, “Dear General Chilton, Eileen, Thomas, and General Lord.”

Do you see that?

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A.    Yes.

Q.    And you’re the “Thomas” referred to there?

A.    I believe so.

Q.    The text goes on to say, “As you know, Gibson, Dunn & Crutcher [        ] currently represents Aerojet Rocketdyne Holdings, Inc. in connection with the case captioned In re Aerojet Rocketdyne Holdings, Inc. ....”

Do you see that?

A.    Yes.

Q.    And the text goes on to say, “We understand that you, as an Aerojet director, have been named as a Defendant in the Litigation, and Aerojet and you may file litigation against the Plaintiffs in the above-captioned lawsuit ....”

Do you see that?

A.    Yes.

Q.    So at this point, you were contemplating offensive litigation using Gibson Dunn; correct?

A.    It appears that way.

Q.    And if you turn to the next page, there’s a heading “Payment of Fees and Expenses.”

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Do you see that?

A.    Yes, sir.

Q.    And the text reads, in part, “Aerojet has agreed to pay all of our costs, fees, and expenses incurred in connection with our representation of you in the Disputes.”

Do you see that?

A.    Yes.

Q.    Do you understand that this agreement purported to commit Aerojet to pay Gibson Dunn for offensive litigation?

A.    Yes.

Q.    Including in connection with the complaint that was ultimately filed on February 11th; correct?

A.    I’m sorry, which complaint was that?

Q.    The complaint that you filed where you were a plaintiff.

A.    Yes, that may be true.

Q.    That’s the complaint that sought to disqualify the Steel slate and remove Mr. Lichtenstein; correct?

A.    Uh-huh.

Q.    The letter’s dated February 10th. At

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that point, Mr. Lichtenstein and other directors had filed a lawsuit in this Court; correct?

A.    I believe so.

Q.    They had already sought a temporary restraining order; right?

A.    That may be true.

Q.    But the Court hadn’t held a hearing yet; correct?

A.    As far as I know.

Q.    The Court ultimately did rule on February 15th; right?

A.    Yes.

Q.    The hearing was at 9:00 a.m. in the morning; right?

A.    I believe so.

Q.    It concluded at about 11:15; correct?

A.    That may be true.

Q.    Ms. Drake attended the hearing; right?

A.    I don’t know that to be the case.

Q.    So did Mr. Kampani, the company’s general counsel; right?

A.    I don’t know that to be the case.

Q.    Other members of management also attended the hearing; correct?

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A.    I don’t know that to be the case.

Q.    They reported to you about the hearing; right?

A.    Yes. I can’t remember exactly who reported, but yes.

Q.    You knew about that hearing before you signed this document; correct?

A.    No.

Q.    Well, let’s look at JX 0366.

A.    0 ...

Q.    Do you see that this is an email dated February 16th, 2022?

A.    Yes.

Q.    And do you see that it forwards an email, and the bottom email is from you; right?

A.    Yes.

Q.    February 15th, 6:23 p.m.; correct?

A.    That’s correct.

Q.    Approximately seven hours after the Court ruled; right?

A.    That may be true.

Q.     And the text reads, “Arjun As requested. I have forwarded now so I’m [not] now holding things up.” That appears to be a typo.

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“[Not] holding things up”; right?

A.    Yes.

Q.    So you agree with me that you signed the joint representation agreement committing the company to fund your litigation after the entry — or, excuse me, after the TRO ruling; correct?

A.    I likely did not — in fact, I know I did not know the TRO existed at the time.

Q.    Ms. Drake and Mr. Kampani also signed the agreement after the hearing; correct?

A.    I don’t know that to be true.

Q.    Let’s look back to JX 0663.

A.    0663. And to amplify my last response, I would never respond to a court order inappropriately.

Q.    Well, that’s what we’re about to get to.

If you look at JX 0663.

Are you there?

A.    Yes.

Q.    Look down at the bottom of the page. Do you see that that’s an email from Jenna Shinderman at Joele Frank?

A.    Yes.

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Q.    That’s the company’s public relations firm; correct?

A.    It may be. I don’t know.

Q.    And it’s 11:41 a.m. on February 15th; correct?

A.    Yes.

Q.    So it’s after the company has been ordered to be neutral; correct?

A.    It appears that way, correct.

Q.    In fact, she’s forwarding a Bloomberg article where the headline is, “Aerojet CEO [        ] Use of Company Resources Curbed in Board Fight.” Right?

A.    Yes.

Q.    Everybody knew about the TRO, didn’t they, Mr. Corcoran?

A.    At that point, no.

Q.    Well, Bloomberg knew about it.

A.    Well, Bloomberg isn’t everybody.

Q.    Well, let’s look up, because Joele Frank knew about it, the company’s PR firm; right?

A.    I don’t know that to be a fact.

Q.    The entire Gibson Dunn team is on these emails; correct?

A.    I don’t know that it’s the entire

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team.

Q.    The company’s lawyers at Jenner are on this email thread; correct?

A.    I believe some of them appear to be.

Q.    The company’s advisors at Evercore and Citi are on this thread; correct?

A.    It appears some of them are.

Q.    And right at the top, Mr. Gallardo from Gibson Dunn says, “Judge granted a narrow[    ] TRO.”

Do you see that?

A.    I do.

Q.    You went ahead and signed the joint representation agreement anyway; correct?

A.    I would never violate a court order. I probably didn’t read these emails at the time. I may have read them subsequently.

Q.    Let’s look at JX 0367 now.

If you look at page 3 at the top, do you see that it’s an email from Jim Moloney at Gibson Dunn dated February 15th at 12:57 p.m.?

A.    Yes.

Q.     So this is after the TRO hearing, and it’s after Bloomberg has run an article about the TRO hearing; correct?

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A.    I can’t remember exactly when the Bloomberg article ran. It may be. And it — I believe you indicated the TRO was signed around 11:00, 11:15 in the morning.

Q.    The hearing ended at about 11:15 and the Bloomberg article came out about 30 minutes after that.

Does that sound right?

A.    It may be.

Q.    This is an email from Mr. Moloney on the same date at about 1:00 p.m.; correct?

A.    About what, sir?

Q.    About 1:00 p.m.

A.    12:57, to be exact, yes.

Q.    And the text reads, “Arjun - So far we have received a signed joint representation letter from the two Generals, but we don’t have signed letters from Eileen or Tom.”

Do you see that?

A.    I do.

Q.    So Gibson Dunn is trying to collect signatures on the letter that hadn’t been signed after learning about the TRO hearing; correct?

A.    I don’t know that Mr. Moloney knew

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about the TRO at the time. I certainly didn’t when I signed or I wouldn’t have signed. I would never violate a TRO.

Q.    Let’s look on page 2. If you look up at the top.

A.    Page 2 of the same exhibit?

Q.    Yes, please.

A.    Yes, sir.

Q.    Look up at the top. Do you see that it’s an email from Mr. Kampani?

A.    Yes.

Q.    And he’s forwarding Ms. Drake’s electronic signature; correct?

A.    Yes.

Q.    Do you see that he’s doing that on February 16th —

A.    Yes.

Q.    — after Ms. Drake asked him on the 16th, “Can this be signed electronically?”

Do you see that?

A.    Yes.

Q.    And even at this point, almost 24 hours after the hearing, the company still hasn’t signed the agreement; correct?

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A.    Hasn’t signed what agreement, sir?

Q.    Let’s look at the first page of this document.

This is — the first page, at the very top, is an email from Jim Moloney from Gibson Dunn; correct?

A.    Yes, it appears that way.

Q.    It was sent on February 16th at 8:39 p.m.

Do you see that?

A.    Yes.

Q.     And the text reads “OK, thanks for confirming. I booked a hotel for tonight in El Segundo. When I see Arjun later today and tomorrow, I will remind him that we are just waiting for his signature.” Correct?

A.    That’s what it says, yes, sir.

Q.    He’s the company’s general counsel and the signatory on the joint representation agreement?

A.    I believe that’s correct.

Q.    Mr. Corcoran, the Court ultimately entered an order on February 23rd; correct?

A.    Yes, I believe so.

Q.    And I think that you indicated that

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Ms. Drake submitted a notice of nominations after that point; correct?

A.    I can’t remember right off the top of my head exactly when it was.

Q.    I think you described what you called a Herculean effort.

Do I have that right?

A.    That’s true.

Q.    It was a Herculean effort between February 23rd and the deadline on February 28th; correct?

A.    I believe that’s correct.

Q.    And it was a Herculean effort by, among others, the company’s management team; correct?

A.    Herculean effort on the part of Ms. Drake.

Q.    Well, she had some help, didn’t she, Mr. Corcoran?

A.    I don’t know that to be a fact.

Q.    Well, she had some help from the company’s personnel; right?

A.    I’m not aware of that.

Q.    Let’s look at JX 0437.

It’s just a few tabs back.

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Do you see that this is a 70-page document? If you look down in the bottom right-hand corner, it’s page 1 of 71.

A.    I see that, yes.

Q.    It’s a collection of emails back and forth with the members of the management team trying to move Ms. Drake’s shares from a position as a beneficial owner into record holder name; correct?

A.    I don’t know that. I haven’t had a chance to read it, sir.

Q.    Well, for instance, this one on the first page is Andrea Holton, who’s an employee of Aerojet Rocketdyne; correct?

A.    I don’t know that.

Q.    Her email address is @rocket.com; correct?

A.    Yes, it appears that way.

Q.    And then, if you page through, there are multiple emails with the same individual, all related to an attempt to move Ms. Drake into record name ahead of the February 28th deadline; correct?

A.    I don’t know that. I haven’t had a chance to study these, sir.

Q.    Well, let’s look, for instance, at

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page 7.

A.    Page what?

Q.    Page 7 of this document.

A.    Yes, sir.

Q.    This is an email from Dietrick Miller titled “CEO Transfer Request.”

Do you see that?

A.    I do.

Q.    Dietrick Miller is an associate general counsel at the company?

A.    Yes.

Q.    And the text reads “Hi Audrey, Trying to untangle all the requests related to our CEO. Could you call me so we can figure this out.”

Do you see that?

A.    Yes, sir.

Q.    I think we can skip the rest of this, but do you see that these are members of the management team trying to assist in moving Ms. Drake’s shares into record name so she can meet the advance notice deadline?

A.    I haven’t had a chance to study this document, sir.

Q.    Let’s look at JX 0426.

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Do you see that this — are you there yet, Mr. Corcoran?

A.    Yes, sir.

Q.    Do you see that this is an email from David Cahoy at Evercore?

A.    Yes.

Q.    It’s dated February 25th, 2022?

A.    Yes.

Q.    After the TRO was entered; correct?

A.    Made official, I believe it could be, yes.

Q.    Evercore is the company’s banker?

A.    One of them, yes.

Q.    The email is to Ms. Drake; the company’s CFO, Dan Boehle; Arjun Kampani, the company’s general counsel; and project.meissa@citi.com.

Do you see that?

A.    Yes, sir.

Q.    Those are all company employees and the company’s bankers at Citi; correct?

A.    I don’t know Meissa, but that likely is true.

Q.    And the text — the subject line is

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“Action Plan.”

Do you see that?

A.    Yes, sir.

Q.    And the text reads, “All, please see below an action plan coming out of today’s discussions. I’ll send around the latest draft of the shareholder letter to the broader group shortly.”

Do you see that?

A.    Yes.

Q.    And it lists all these things that the company’s bankers and the company’s employees and the company’s lawyers are working in connection with the proxy contest; right?

A.    I don’t know that.

Q.    Well, the D&O questionnaires are part of a proxy contest, aren’t they, sir?

A.    I don’t know that, sir.

Q.    The leader agreements for the candidates are part of the proxy contest, aren’t they?

A.    I don’t know that, sir.

Q.    The nomination paperwork, that’s part of the proxy contest; correct?

A.    I don’t know that, sir.

Q.    “Call with Debbie James scheduled for

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4:00 p.m. ....”

She’s a director candidate; correct?

A.     She may have become — she did become a director candidate, if I — if it’s the same Debbie James.

Q.    And then “Awaiting feedback from AE, TPG and KKR”; correct?

A.    Yes, sir.

Q.    AE is an aerospace company?

A.    I don’t know who they are.

Q.    TPG and KKR are private equity firms; right?

A.    I believe so.

Q.    Those were all sources of funding for the proxy contest; correct?

A.    I don’t know that to be —

Q.    There were strawman terms proposed. If they put in a million dollars for the proxy fight, they could get potentially one board seat.

A.    I’m not aware of that, sir.

Q.    You weren’t aware of any of this, were you, Mr. Corcoran?

A.    I wasn’t aware of this email.

Q.    Even though you were responsible, as a

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director, for overseeing the company’s compliance with the temporary restraining order?

A.    I wasn’t aware of this, sir, and I would never condone violating a temporary restraining order, either on my own behalf or on behalf of members of the board.

ATTORNEY BAYLISS: Thank you, Mr. Corcoran.

Thank you, Your Honor. I don’t have any further questions.

THE COURT: Thank you, Mr. Bayliss. Redirect?

ATTORNEY C. DAVIS: Just a few questions, Your Honor.

REDIRECT EXAMINATION

BY ATTORNEY C. DAVIS:

Q.    Mr. Corcoran, I’d like to start by showing you a document that Mr. Bayliss showed you during your cross-examination.

Could you open the binder that Mr. Bayliss provided to joint Exhibit Number 284.

A.    Yes, sir.

Q.    You remember Mr. Bayliss asked you about this email; correct?

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A.    I think he did. He’s asked me about so many, but, yes, I believe he did.

Q.    Do you also remember Mr. Bayliss asking you about a set of resolutions that you, General Lord, and General Chilton proposed?

A.    Yes.

Q.    What is your understanding of those resolutions, Mr. Corcoran?

A.    That we wanted to resolve the proxy matter and find a way to move forward so that the company wouldn’t have the disruption of a proxy fight which, in my mind, is terribly destructive to a company.

Q.    Do you recall if the resolutions that were proposed by you and General Chilton and General Lord around February 3rd of 2022 did anything with respect to the formation of a special committee?

A.    I believe they did, either at this time or very near this time, yes.

Q.    As of February 3rd of 2022, was there a Drake slate?

A.    No.

Q.    At this time, how many slates, proposed slates, were there for election at the

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company’s next annual meeting?

A.    One.

Q.    And you indicated that the February 3rd resolutions proposed the formation of a special committee proposed — or excuse me, composed as of you, Mr. — General Chilton and General Lord; correct?

A.    Yes.

Q.    Did you believe that you and General Chilton and General Lord could act independently on behalf of the company?

A.    Absolutely, yes.

Q.    And did you believe that you and General Lord and General Chilton could act independently with respect to nominating a company slate?

A.    Yes.

Q.    Why did you believe that you and General Chilton and General Lord could act independently with respect to forming a company slate?

A.    Because our fiduciary duty required us to do that.

Q.    Mr. Corcoran, I’d like to turn your attention to Joint Exhibit 532, which is another

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document that Mr. Bayliss showed you.

A.    Yes.

Q.    Okay. And this is a — an April 3rd, 2022, email that you wrote to yourself; is that correct, Mr. Corcoran?

A.    Yes.

Q.    And Mr. Bayliss asked you some questions about this email. I want to direct your attention to the last substantive line on this, which is number 3.

Do you see that?

A.    I do.

Q.    And that line reads, “Buyout Eileen ... serious management issues.”

Do you see that?

A.    Yes.

Q.    What did you mean by that?

A.    Well, I had talked with Mr. Turchin, I believe, and we talked in general, was there a way to resolve this matter; because, again, I believed the proxy fight is terribly disruptive to the company and to management and the entire team. And one of the points that Mr. Turchin and I discussed was a potential that Ms. Drake would take a buyout, if you

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will. I don’t think that is necessarily in the best interests of the company, but it was something to be discussed.

Q.    Okay. And why did you write in this email “serious management issues”?

A.    Because I believed that, given the proxy fight and given the disagreements between Mr. Lichtenstein and Ms. Drake, that there are serious management issues in the company.

I further believed that, given the proxy situation, it’s a ripe territory for headhunters to come in and attract management. And, in fact, two of the management team, Mr. Kampani and Ms. Gowder, who was the COO, have left the company. And that’s not unexpected, in my mind, given this proxy fight.

Q.    And in this email, Mr. Corcoran, were you criticizing Ms. Drake’s management of Aerojet?

A.    Absolutely not.

Q.    Mr. Corcoran, I’d like to direct your attention to Joint Exhibit No. 627, which Mr. Bayliss asked you some questions about.

A.    Yes, sir.

Q.    This is the email that attaches the joint representation letter between Gibson Dunn,

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yourself, and Aerojet.

Do you recall that?

A.    Yes.

Q.    Do you know if Aerojet has ever paid any fees under this engagement letter?

A.    I — I believe they have not.

Q.    Mr. Corcoran, I’d like to — Mr. Bayliss showed you an email dated February 25th discussing an action plan regarding the proxy contest.

Do you recall that?

A.    Yes. Which exhibit, sir?

Q.    I believe the document that Mr. Bayliss showed you is 426, but I’d like to direct your attention to a later email in that chain.

Mr. Corcoran, could you reach behind you and, in the binders, grab the book that would include Joint Exhibit Number 428. It’s also on the screen, if that’s easier, Mr. Corcoran.

A.    Volume 7?

Q.    Yep.

A.    428. Yes, sir.

Q.    And do you see that Joint Exhibit No. 428, at the bottom of the email chain, contains the email that you looked at a few moments ago with

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Mr. Bayliss?

A.    It’s not exactly the same format, but I believe it is.

Q.    The formatting of the email is a little bit different, correct.

A.    Yes.

Q.    And you see that, in this version of the email chain, there’s a reply from Mr. Gallardo? Do you see that?

A.    Yes.

Q.    And that reply from Mr. Gallardo is directed only to David Cahoy at Evercore, project.meissa@citi.com, Project-Athlete@evercore.com and Mr. Moloney of Gibson Dunn.

Do you see that?

A.    Yes.

Q.    And it’s bcc’ed to Mr. Panda at Evercore.

Do you see that?

A.    Yes.

Q.    Mr. Gallardo writes in his email, “All, for now let’s keep document distributions, emails and calls to just Evercore and Citi, plus Eileen and Gibson Dunn.”

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Do you see that?

A.    Yes, sir.

Q.    No other member of management is included on that email chain; correct?

A.    I see that.

Q.    And Mr. Bayliss didn’t show you this reply to the email that he showed you; correct?

A.    Correct.

ATTORNEY C. DAVIS: No further questions.

THE COURT: Thank you.

Sir, I appreciate your testimony. I have no questions for you myself. You are excused.

THE WITNESS: Thank you, Your Honor.

(Witness excused.)

ATTORNEY BEAUDIN: Good morning, Your Honor. Katie Beaudin from Gibson Dunn & Crutcher on behalf of defendants. We have General Kevin Chilton to the stand. And we have witness binders for everyone as well.

THE COURT: Thank you.

KEVIN CHILTON, having first been duly affirmed, was examined and testified as follows:

DIRECT EXAMINATION

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BY ATTORNEY BEAUDIN:

Q.    Good afternoon, General Chilton.

A.    Good afternoon.

Q.    And, General Chilton, you spent over 34 years serving your country in the Armed Forces; correct?

A.    Yes, just over 34 1/2.

Q.    And that service culminated in you achieving the rank of four-star general?

A.    It did.

Q.    In that role, did you serve any function in the U.S. Strategic Command?

A.    That was my last assignment. I was the Commander of the United States Strategic Command.

Q.    And what duties did you perform as Commander?

A.    United States Strategic Command is established by the Unified Command Plan, responsibility signed off by the President, and I worked directly for the Secretary of Defense. And our command oversaw all of the nation’s nuclear deterrent, strategic nuclear deterrent, to include the intercontinental ballistic missiles, submarine launch ballistic missiles, and the bomber forces. We also

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were responsible, at the time, for all of the Department of Defense space operations. That has since been transferred to the United States Space Command, but at the time that was our responsibility. And at the time, we were also responsible for all of Department of Defense cyber operations. That subsequently has been transferred to U.S. Cyber Command, but all three were under STRATCOM at the time.

We had a few other areas that were — we weren’t in, necessarily, command of forces, but we provided more of a coordinating authority; and that had to do with integrated missile defense, how we brought missile defense together to defend against North Korea, potentially, in and around, and other theater risks, but to homeland mostly.

We had responsibilities for coordinating requirements for electronic warfare, for systems and process to combat the spread of weapons of mass destruction. And we also had a group that worked to help prioritize and make recommendations to the Secretary of Defense on how to utilize our nation’s precious and few intelligence surveillance and reconnaissance assets, mostly aircraft, that were

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prioritized to collect around the world.

Q.    And you were also a NASA astronaut; right?

A.    Yes. I wasn’t — my career started — I was in the Air Force the whole time, but I was detailed to NASA for 11 years during my career.

Q.    And have you held any other positions related to space?

A.    Well, at NASA, besides training and being a member of the astronaut office, the last two years I was there, I was the deputy program manager for operations for the International Space Station program, which was in development at the time, in the late 1990s.

Q.    Are you proud of your service?

A.    I am.

Q.    And what values guided you in the service of your country?

A.    Well, I think the Air Force will — I know the Air Force core values, which I think are outstanding values for anyone to follow in or out of the Air Force: integrity first, service before self, and excellence in all we do. And I’ve tried to follow those core values my entire life.

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Q.    And are there any circumstances that would lead you to deviate from those values?

A.    No.

Q.    Since 2018, have you served on the Aerojet Rocketdyne board?

A.    Yes.

Q.    Are you proud of your service on the Aerojet board?

A.    I am.

Q.    And what values have guided you in your service on the board?

A.    The very same values: integrity, service, and excellence.

Q.    And are there any circumstances that would lead you to deviate from the values that you hold on the Aerojet board?

A.    No.

Q.    Other than your service on the board, are you currently employed?

A.    Yes, I’m the president of Chilton & Associates LLC, a consulting firm that has an employee of one. That would be me.

Q.    And are you currently a member of any other boards?

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A.    Yes. I’m a member of another public board, Lumen Corporation. And I’m on the board of a private-equity-held company, Cobham Advanced Electronic Solutions.

I also serve on not-for-profit boards. I’m a governor, independent governor, on the board of governors for the Lawrence Livermore National Lab, and I’m an independent manager on the board of managers for Sandia National Laboratory. Both of these are national laboratories that deal both in development of our nuclear deterrent capabilities, but other Department of Defense-related systems.

Q.    Have you previously been a member of other public boards?

A.    I have. After retirement from the Air Force, I joined Anadarko Petroleum, and I joined Level 3 Communications. I would comment that Level 3 eventually was bought by CenturyLink, and I was asked to transfer from the Level 3 board to the CenturyLink board, and then CenturyLink rebranded to Lumen. So that’s that linkage there.

I was also asked to join, and agreed to join, the Orbital Science Corporation board. And Orbital Sciences eventually did a merger of equals

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with ATK. We became Orbital ATK, and I was asked to continue to serve on that new company board. Then, eventually, that company was sold to Northrop Grumman.

I also served on another nonprofit for a while called The Aerospace Corporation, until I became conflicted with regard to my services on Orbital Sciences, and so I stepped off of that board because of a conflict.

And I’m a member of the Pikes Peak or Bust Foundation in Colorado Springs, which is a charitable group where we raise money through various events, including a rodeo, the Pikes Peak or Bust Rodeo, to support military families in the Colorado Springs area, because we have quite a few.

Q.    And can you briefly describe your educational background.

A.    Yes. I attended the United States Air Force Academy and graduated from there with a bachelor’s degree in engineering sciences, and then was fortunate to receive a Guggenheim Fellowship to Columbia University, where I studied mechanical engineering and received a master’s degree in mechanical engineering in 1977.

And then continuing education with the

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Air Force would have included Squadron Officer School, Air Command — which I did in person — Air Command and Staff College, and Air War College. And these schools happened at various ranks along the way. The latter two, I did by correspondence.

Q.    And, General Chilton, have you ever been accused of doing anything unlawful?

A.    Other than a speeding ticket a long time ago, or two, no.

Q.    Have you ever been accused of breaching your fiduciary duties?

A.    No.

Q.    How did you become a member of the Aerojet board?

A.    Several years back, when I was serving, it was either on Orbital Sciences or Orbital ATK, I got a call from Mr. Lichtenstein, who I’d not met before and had never talked to before, asking if I would be interested in serving on the Aerojet board. And I explained to him — and, of course, checked with counsel — that it seemed obvious to me that I couldn’t because of Orbital Sciences, or even Orbital ATK, we competed for contracts with Aerojet Rocketdyne. So, you know, I told him, I just think

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I’m conflicted. He agreed, and he may have said at the time, well, let me know if you ever leave that board.

Q.    And eventually did you leave that board?

A.    I did. Eventually, I left that board, and I don’t recall if I reached out to Mr. Lichtenstein to follow up on that to let him know that I had left the board or if he called me. I can’t recall. But that led to a meeting to discuss my interest in joining the Aerojet Rocketdyne board.

Q.    And at that meeting, was that the first time you had ever met Mr. Lichtenstein?

A.    In person, yes.

Q.    Are you a member of any committees of the Aerojet board?

A.    I am. For the first year I wasn’t, but then, when General McPeak retired, who chaired org and comp, the organization and compensation committee, Mr. Lichtenstein asked me to take that position. And I have since then held that position.

Q.    You’re also a stockholder of the company?

A.    I am.

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Q.    Do you recall when you first met Ms. Drake?

A.    I believe it was probably at our first board meeting, but I can’t be sure. There’s a lot of space forums you go to, and you meet people. And we may have crossed paths before, but I suspect that was the first time we had time to spend together.

Q.    And you didn’t have a previous relationship with Mr. Lichtenstein before the meeting you mentioned?

A.    No, other than, you know, he’d called me to talk about that.

Q.    Have you ever had any personal issues with Mr. Lichtenstein?

A.    No.

Q.    What about the other plaintiffs, any issues?

A.    No.

Q.    At some point did the board become aware that the relationship between Mr. Lichtenstein and Ms. Drake was deteriorating?

A.    Yes.

Q.    Do you recall when that happened?

A.    Well, in my view, I believe it began

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even before we voted on the Lockheed deal. There was tension there as to how to go forward in the negotiations with Lockheed. Mr. Lichtenstein wanted a higher price — and I think every shareholder wants a higher price, but the realities of the Lockheed negotiations were we got what we got.

And eventually, we closed on — everybody agreed to sign up to the deal. There had been other considerations, as well, about some financial — in lieu of a deal with Lockheed, to do some financial things with the company to improve its stock price, but — and that may have been a source of tension. I can’t say for sure. But those discussions were going on.

But, ultimately, we closed on — you know, after everyone agreeing, after a lot of debate, on the going forward with Lockheed.

The next time period where it seemed to become evident to me was in the early part of the next year, which would have been 2021. And that was when there was a — an issue with Mr. Lichtenstein’s employment, whether he was W-2 or 1099 employee. And the issue seemed to be that it was taking up a lot of time of various people in the company that worked

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their way through this, at a time period when the company was trying to focus on moving forward with Lockheed, so I sensed tension there developing.

Q.    And at some point in time, did the board receive anything in writing from Ms. Drake regarding her relationship with Mr. Lichtenstein?

A.    We did. We received a — it was a letter, I believe, she wrote to Mr. Kampani, the general counsel, that was shared with us in May of 2021.

Q.    And did the board decide to take any action, upon becoming aware of that memo?

A.    Well, we met with Ms. Drake to try to better understand her concerns and see if she wanted to proceed with any action against Mr. Lichtenstein, and she said no at that time; that she just wanted to be aware — us to be aware of what was going on.

Q.    And was any board member tasked with assessing the situation between Ms. Drake and Mr. Lichtenstein?

A.    Yeah, I think as we, as independent directors, and began thinking about we could — the tension, I think, was recognized by all. I can’t speak for everybody, but certainly for me, that there

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was a need to calm the waters, if you will, and that it might be helpful if someone would act either as an interlocutory or be present in discussions between Ms. Drake and Mr. Lichtenstein, and that — General Lord actually volunteered. We didn’t have to volun-tell him, but he actually volunteered to do that.

Q.    And after that point, did the board receive anything else from Ms. Drake regarding her relationship with Mr. Lichtenstein?

A.    Yes, we did. Another letter came to our attention — again, I believe it was addressed to Arjun and shared with us later that summer, so I think it would have been in the early September time period.

Q.    And upon receipt of that letter, did the members of the board decide to do anything with respect to the relationship or the allegations in the memo?

A.    Yeah, I believe it was at that point that we asked the general counsel to draft a letter to Mr. Lichtenstein to explain to him his responsibilities with regard to the Lockheed Martin transition and what he should and should not be doing.

This is coming in on the heels of —

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and I think what my recollection is, what prompted this is, in August of that year, there was a large Space Symposium. I mentioned that we have these occasionally. Well, the biggest one that I know of is held at the Broadmoor Hotel in Colorado Springs. My hometown. Unfortunately, I wasn’t able to attend that, but I think the concerns that — in September that were raised to us were concerns that had been raised by Ms. Drake based on what she had heard Warren had said and who he had talked to and the topics he had talked about when he attended that symposium.

Q.    And you mentioned that the general counsel was asked to draft a letter.

Who asked him to draft that letter?

A.    I suspect — I don’t know. Oh, no, I think we asked him to draft that letter. I’m sorry, I was confusing with the letter to Arjun. Eileen obviously draft — Ms. Drake obviously drafted a letter to Mr. Kampani, but I believe it was us independent directors who suggested a letter needed to be drafted and given to Warren to be clear on his duties.

Q.    And all six of the independent directors agreed?

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A.    Yes.

Q.    And after the letter was sent, did the board receive any other communications from Ms. Drake regarding Mr. Lichtenstein’s conduct?

A.    Yes. And then we received another letter in October, and I don’t believe this was to Arjun. I think this one might have been to us. And it was kind of building on, but with new information to what had happened or what was alleged in the September letter, and it said that Mr. Lichtenstein had actually contacted some individuals and asked if they would be interested in becoming the CEO of the company, and that word had gotten back to Ms. Drake and so she brought that to our attention.

Q.    And did you take those allegations seriously?

A.    Yes, we did, based on the letter we had sent Mr. Lichtenstein; so absolutely.

Q.    And what did the board members decide to do from there?

A.    We got advice from counsel on this, and after that, the decision was made that there was a lot of he said/she said here, or secondhand information; that what we needed to have was an

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independent investigation of what exactly happened and the time periods along the way.

Q.    And did every member of the nonmanagement committee vote to commence that investigation?

A.    Yes, they did.

Q.    Who was responsible for overseeing the investigation?

A.    Well, there was a discussion about who best to take on the task of finding a legal firm to do the investigation, and although we all recognized, and I believed everybody was independent, it was pointed out by counsel that you don’t want to leave any opportunity for someone second-guessing the outcome of this investigation by suggesting that someone who may have closer relationships with Mr. Lichtenstein and others maybe influenced who was picked, et cetera.

And so it was proposed in those — because of those — that terms, if you will, that it probably would be best if either General Lord or myself or Tom be considered for that, because of business relationships other members of the board had, or familial relationships, with Mr. Lichtenstein.

I subsequently informed counsel that,

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you know, Mr. Lichtenstein and I were becoming friends; we had spent time at his home in Colorado with my wife. And I just said, you know, someone could look at this and say that I’m biased in favor of Mr. Lichtenstein, so I should probably be taken off. And he agreed. And what came out of that was that General Lord and Tom would be in charge of finding a company to do the investigation.

Q.    And did both General Lord and Tom end up finding that?

A.    No. Then, subsequently, General Lord revealed that, subsequent to this discussion, that, I believe, Steel Partners was making entries into — considering buying either his company or something he had interest in. I can’t recall. And so he recused himself, which left Mr. Corcoran as the — as the last one standing, with a job just to find someone to do the investigation that would be acceptable to everyone else.

Q.    Did the investigators reach a conclusion?

A.    They did.

Q.    And was there a meeting in which they presented that to the nonmanagement members of the

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board?

A.    There was. We received an oral report from Ms. Coyne, who conducted the investigation.

Q.    And were all six members of the nonmanagement committee present?

A.    Yes, they were.

Q.    And what were those findings?

ATTORNEY WALSH: Excuse me, Your Honor. My understanding is this is a discussion between counsel for the committee and the committee. And it sounds to me like this is attorney-client privilege, and I don’t know that the committee has agreed to waive this discussion as between Ms. Coyne and the committee, and I think that’s a decision for the committee to make. I don’t know that it’s been made. We’ve obviously heard about the conclusions reached in the report, but I don’t think this is a proper subject of examination.

THE COURT: Please respond.

ATTORNEY LUTZ: Yes, the results of the investigation have already been publicized. They were, indeed, attached to a company press release, the document that’s been shown in court. It’s been public. There’s been testimony on it. The results of

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the investigation are public.That means that any underlying privilege that may at one time have applied has clearly been waived.

THE COURT: You’re saying that all privilege has been waived with regard to the committee’s finding and discussion with counsel about those findings?

ATTORNEY LUTZ: It has. But to be clear, all that’s being asked right now is questions directed at the communications at the meeting where the presentation was made and the deliberations of the members themselves. I can provide case law, Your Honor. It’s back in the room, I don’t have it right now, but one of the Ryan v. Gifford cases, there’s a motion to compel decided by former Chancellor Chandler where this exact issue comes up, where the presentation of a special committee investigation is made to the full board, including members who were the targets of the investigations, the subjects of the investigation.

Motion to compel ruling is the presentation, the publication of the report itself waives any privilege that applied to the underlying investigation of any communications involving the

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special committee members and their counsel.

So the answer is, yes, it has been waived.

THE COURT: Well, I think the decision was more nuanced than that in terms of the waiver.

I am concerned that we’re starting to get into some privileged discussions with counsel. The subjects of the investigation were not in the room, to my knowledge, at least. I obviously have seen the document that was attached to the SEC filing. That’s not privileged any longer.

If we start to get into the more privilege-nuanced conversations, though, you’re welcome to renew your objection. I’ll allow it at this point, but please tread lightly.

ATTORNEY WALSH: Your Honor, if I may, I just want to point out that this was not a topic considered and discussed at the depositions, for the very reason that it wasn’t an attorney-client privilege. And I would respectfully disagree; the fact that the committee came out with the conclusions does not operate as a waiver of discussions between the committee’s counsel and the committee itself, particularly when the committee has not made a

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decision and has — and, clearly, that’s the six. They haven’t made a decision to waive this communication.

THE COURT: I agree with you completely. With regard to what’s been published, that’s been waived. But if we’re starting to talk about discussions with counsel behind the scenes, that is something that I would view as privileged.

ATTORNEY WALSH: Thank you, Your Honor.

ATTORNEY LUTZ: The reason it wasn’t discussed at the depositions is because the report hadn’t been published yet, obviously.

Your Honor, the — I don’t see the distinction at all in the Ryan v. Gifford decision. I mean, the publication of the report itself is what prompted the privilege. That is what is at issue here.

THE COURT: Has the oral report been transcribed and publicized, or is it just the summary of findings that I saw before?

ATTORNEY LUTZ: Just the summary of findings.

THE COURT: That’s different than

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Ryan v. Gifford, isn’t it?

ATTORNEY LUTZ: Well, the report itself, the presentation of the report at that meeting with members of — the rest of the members of the board present, that’s what accounted for the waiver of the privilege, including communications between — all communications, in that case, between Orrick and the special committee members were fair game in discovery because of the waiver. I don’t see any distinction here. This is a publication of the report that came from counsel through the special committee that is now public, both in this courtroom and on the SEC filings.

THE COURT: How is the report public if it was given orally?

ATTORNEY LUTZ: You’re saying how was Ms. Coyne’s report?

THE COURT: Right.

ATTORNEY LUTZ: It was summarized into a report that was published with the SEC.

THE COURT: The summary is public, but the details of what exactly she said are not public; is that right?

ATTORNEY LUTZ: Well, I mean, there is not a transcription, I agree, of what she said in

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public, but the report itself is a summary of her findings as part of the investigation.

THE COURT: Are we talking just about that summary, or are we talking about her oral report?

ATTORNEY LUTZ: Look, at this time all that’s being asked is what discussions between counsel — I’m sorry, discussions between the committee members in the room at the time of the report.

Look, I think that there is no privilege, even if a lawyer was present during that time, but we’re not seeking documents. We’re not seeking underlying privileged communications. We’re seeking to ask what happened in that room; what happened in that room between the special committee members as they were discussing receiving the information that became the report. That’s all we’re asking right now.

THE COURT: And not about what exactly counsel and their clients discussed during that meeting? You would agree that that’s off limits?

ATTORNEY LUTZ: Meaning what Ms. Coyne — the words that she said? Is that what — is that the question?

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THE COURT: Where would you draw that line? Would you say that anything that she said in that room is no longer privileged?

ATTORNEY LUTZ: Look, if we can have General Chilton testify as to his communications with and among the special committee members at that meeting, we’re fine with that. I don’t need a — I’m not asking for a broader privilege waiver. I maintain that there is, but for purposes of just getting through this, I’m happy to just say if he can testify as to his communications during that meeting, that’s fine.

I would like the opportunity to brief this, because I think this is an important issue.

THE COURT: That’s fine. If we can keep it to that specific issue and not get into any privileged discussions for now, I would vastly prefer that. If you want to brief it, you’re welcome to. I’m familiar with Ryan v. Gifford. I’m happy to look at your briefs, but let’s be very careful about that for now. And if we have to go off the record and discuss it, we will.

ATTORNEY WALSH: And just to be perfectly clear, the conversation that was just asked

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about predated the final report and conclusions and deliberations. It was a separate, perhaps previously weeks, if not a month, when Ms. Coyne had a conversation with her client. And it’s that conversation we believe is privileged, has never been waived, and is separate and apart from the conclusions and reports that the committee ultimately came up with and released at the end of the May to Mr. Lichtenstein and Ms. Drake.

So there are two very different things we’re talking about here. And what we object to is the attorney-client communications going back and forth with respect to Ms. Coyne.

THE COURT: I understand. Thank you.

ATTORNEY BAYLISS: And, Your Honor, I would just add that beyond the privilege issue, I wasn’t able to ask Mr. Chilton any of these questions at his deposition. The privilege was invoked, I don’t know, 15 different times to protect the investigation, so regardless of whether it is privileged today, I wasn’t afforded an opportunity to discover the question, so I’m not capable of cross-examining him on direct testimony that I wasn’t able to ask about. Thank you.

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ATTORNEY LUTZ: Because —

THE COURT: Any response to that?

ATTORNEY LUTZ: Because, as I said before, the investigation report had not been published at that time. We weren’t able to ask questions about it either. We respected it. Once that document is published, it’s a waiver. It is a waiver over the investigation.

But, look, I’m happy to table this and move on insofar as he can — General Chilton can answer questions about the communications that he had with his fellow special committee members, irregardless — regardless of whether it was at the meeting where Ms. Coyne presented or thereafter. There was a lengthy period for reasons that you’ll hear as to why it took so long, but he should be able to testify as to those communications with the special committee member — with the nonmanagement committee members.

THE COURT: Mr. Bayliss?

ATTORNEY BAYLISS: Your Honor, this was really important, and this was an area that I wasn’t allowed to ask about. I just don’t see how it’s possibly fair for the witness to testify on

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topics that I wasn’t allowed to inquire about, regardless of whether it was privileged. And if they wanted to take the position that all of this had been waived, they should have produced all the documents.

Your Honor has seen already the evidence that has been withheld, still withheld today on the basis of the special committee privilege. If they wanted to waive it now, they needed to produce all of those documents, including, for instance, the press release that was withheld as privileged because it was between members of the nonmanagement committee and its lawyers at Weil Gotshal and Morris Nichols. They’ve continued to assert the privilege until now, until today, and we haven’t had the opportunity to ask the witness questions about it, and there’s no way for us to cross-examine on this.

ATTORNEY LUTZ: He’s here right now. You can ask your questions right now. We weren’t able to ask the questions to the other special committee members either because they objected to our probing those issues, and we respected that. It is a different issue now that it’s out there.

THE COURT: I understand. I’m inclined to allow him to testify, given all of the

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confines we’ve just discussed.

Mr. Bayliss, you can cross-examine him to the best of your abilities, and if there are specific issues that you feel you’re not able to fully examine, you can take that up in post-trial briefing.

ATTORNEY BAYLISS: Thank you, Your Honor.

THE COURT: Thank you.

ATTORNEY LUTZ: Thank you.

THE COURT: You can proceed.

THE WITNESS: Your Honor, could I ask a question, please?

THE COURT: Of course.

THE WITNESS: I just want to be clear that I follow your direction here about what conversations I can talk about and which ones I can’t.

THE COURT: I am going to encourage you to raise that with your counsel, and if we need to, we can take a short break and we can address privilege issues.

THE WITNESS: I just don’t want to violate what you just said —

THE COURT: Thank you.

THE WITNESS: — out of ignorance.

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BY ATTORNEY BEAUDIN:

Q.    General Chilton, was there a discussion among the committee members, among the committee members about what action to take with respect to Mr. Lichtenstein as a result of the investigation?

A.    Yes.

Q.    And what was that discussion?

A.    The discussion had to do with whether or not we agreed with the findings of the investigator. I think that’s okay to say. And — and what consequences should be meted out as a result of where we — we would settle on as our position as a result of the investigation. We asked for investigation, we got it back, it’s the “now what.”

Q.    And what consequences were discussed among the committee members?

A.    Well, there were bookend consequences here. One is do nothing and the other is to ask Mr. Lichtenstein to either step down as chairman or leave the board, and so the initial polling amongst ourselves produced that polarization, and two individuals thought he should be asked to step down, and three other individuals thought that he had not

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done any — done anything serious enough to require that.

I personally withheld my views at the first discussions because I wanted to hear the rationale from both sides because I had not concluded what I thought should be the consequences of the investigation at that time.

Q.    And who were the two individuals who believed he should step down?

A.    General Lord and Mr. Corcoran is who I recall.

Q.    And so from there, did the committee members decide to issue ultimately the May 2nd memo reflecting your findings?

A.    We did. We deliberated a lot on this. We called back Ms. Coyne I think at least once, maybe twice, for clarification questions, which I won’t go into. And the committee worked this really hard. And we eventually got to a point where there was still a divide, and so Mr. Turchin and I were asked if we could work together and see if we could come up with something that would be agreeable to both of us and then present it back to the six, to the entire group, and see if that was something that we could all agree

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to.

Q.    And so the language in the May 2nd memo, was that language that all six of the members of the nonmanagement committee approved?

A.    If this is the memo we’re talking about, yes, that — that was addressed to I believe Ms. Drake and Mr. Lichtenstein.

Q.    And did you agree with those ultimate findings and the reprimand therein?

A.    I did.

Q.    Moving back to January 22 of this year, do you recall a conversation with Mr. Lichtenstein in which you spoke about the composition of the board?

A.    In January of this year?

Q.    Correct.

A.    Yes. So there was two conversations. One, really, I don’t think he intended to call me to talk about it, but there was some things that I had done as the head of org and comp, or my committee had done with my leadership that Mr. Lichtenstein was unhappy with, and I think — you know, I remember the phone call was at my home, I was at home, and we talked about that.

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And after hearing his displeasure with me, I said to him that, you know, look, if you don’t want me to be on the board or, you know, continue in this capacity, I’m happy to submit my resignation going forward or not stand for reelection. He didn’t respond to that. But — and I thought that meant he was probably, you know, contemplating that, thinking about it.

And then there was another call that I recall, and I don’t remember the — exactly when it was, with a very direct question about, are you interested in standing for reelection to the board, and I told him I wanted to think about it. And I believe I asked him who else he’d asked. He said he’d asked General Lord, who was also considering it, and — yeah, frankly, at that point, I may have only just asked about General Lord. I don’t know why. But that’s the only one I immediately recall.

And I — and I subsequently got back to Mr. Lichtenstein and — it may have been at that time period, too, but eventually this conversation happens, all the names are named except Mr. Corcoran, and I ask — and I’ve agreed to serve. And I asked why — why not Tom, and the answer was, he’s not on

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the list. That was the end of that conversation.

Q.    And what did you understand Mr. Lichtenstein to mean when he said that?

A.     I — I don’t know what he was thinking at the time, but my thoughts was he didn’t want Tom on the board. I don’t know if that’s truly what he was thinking, though.

Q.    Eventually, did Mr. Lichtenstein raise with the full board that proposal for seven people on the board without Mr. Corcoran?

A.    Yes.

Q.    And was that at a board meeting?

A.    There was a notice of a meeting to be held later that month, and so I participated telephonically, but, yes, there was — I think the notice of the meeting said to discuss a slate, and then what happened was, at the meeting, a slate was presented by Mr. Lichtenstein.

Q.    And what was your reaction to the presentation of that slate?

A.    Well, first of all, why are we doing it in this form and fashion to just call a board meeting at that point and present slate? It’s not the way it’s done in any other company I’ve worked with.

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Usually comes up through nom and gov, it’s discussed at that level, and then brought to the board for consideration. And there was objections to that resolution which was never voted on, my recollection was, at that meeting, and the objections were along the line of, this is not the right process to do this, and so that, I think, pretty much ended that meeting. Again, I was — you know, I was participating telephonically.

Q.    And at this point, was the investigation still ongoing?

A.    Yes.

Q.    And did that fact influence in any way your reaction to Mr. Lichtenstein’s proposed slate?

A.    I don’t think immediately at that first meeting, but as the week went on and I started — and things started to un — you know, become apparent that this was continued to be pushed, what occurred to me is that the right way for this to be done was to complete the investigation, because it made no sense to me to nominate a slate with somebody on it that was under investigation and then find out later — of course, we didn’t know the outcome, but one potential bookend, as I mentioned, outcome, was

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removal from the board or from his position. It didn’t make sense to me to do that until the committee had finished their work.

Further, we had not done a normal process here to go forward. So I was in favor of finishing the investigation, finding out what really happened and whether or not — and the consequences of that, and then following in the normal process for nomination of a slate to be put out by the company.

Q.    And do you recall if there was a resolution at that meeting?

A.    At the first meeting?

Q.    Uh-huh.

A.     There was. And that was — you know, it was just a resolution. That was all that was brought. And that had everyone on it except Mr. Corcoran.

Q.    But the board did not ultimately reach a resolution based on what Mr. Lichtenstein was —

A.    No, that — I was referring to the piece of paper, the document that we did not reach a resolution there, no, it was tabled at that point.

Q.    And do you recall another meeting being called for January 27th?

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A.    Yeah, my recollection was the 24th was a Monday, and the reason I remember this, I was out at Livermore serving, doing work out there in California. And yes, there was another meeting on Wednesday.

Q.    I’m going to ask you to look at Exhibit JX 155, which is in the binder in front of you.

A.    155?

Q.    155.

A.    Make sure we’re on the right side. I think — yes, I’ve got it.

Q.    And this is an email from Mr. Lichtenstein to yourself and the other directors; is that right?

A.    Yes.

Q.    And the email says, “Attached please find the materials for tomorrow’s Board meeting”?

A.    Yes.

Q.    And will you turn to the second page of that email.

A.    Okay.

Q.    And what is that agreement?

A.    This is a proposed agreement from Steel Partners to accept, looks like, those seven

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individuals.

Q.    And do you recall having an opinion about the substance of this agreement?

A.    First of all, I wanted to — I didn’t understand why we had to have a written agreement. There’s a board process for nominating a slate. The agreement says — let’s see. Let me read it.

Q.    Sure.

A.    Yeah, okay, so it’s right on the first paragraph, “Steel Partners Holdings [                    ], on behalf of itself and its affiliates [                    ], hereby agrees not to nominate its own slate of director candidates ....”

So this is the first time I’m hearing that Steel Partners was thinking about nominating their own slate, but they’re going to not do it if there’s this following agreement to approve those seven individuals, less Tom Corcoran.

Q.    To your knowledge at this time, had nom and gov met to propose a company slate?

A.    Not to my knowledge.

Q.    And to your knowledge at this time, had the investigation concluded?

A.    It had not.

Q.    So you still had your same concerns

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about the process being followed with respect to nom and gov?

A.    Absolutely, and also my concern about the ongoing investigation, and now what appears to me, at this point, an attempt to get a signed agreement that would secure Mr. Lichtenstein’s position on the board.

Q.    Thank you. You can put that exhibit away.

Do you recall around this time having a discussion about Ms. Drake’s potential departure from the company?

A.    Yes, that was — so on — I traveled from Livermore Labs — this is why I remember this — to a friend’s house in Reno, Nevada, on Thursday.

Q.    And who did you have that discussion with?

A.    And the discussion — it may have started with Mr. Turchin, but I can’t be sure, but certainly with Mr. Henderson. And he called me and said, you know, essentially that this — perhaps there’s a way to avoid a submission of a proxy, et cetera, if Ms. Drake would agree to a separation package.

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And I said what — you know, why are you calling me first kind of thought, and then he said, well, you are the chair of org and comp and there would be compensation, I’m sure, in the negotiation, what the compensation would be, and so it would make sense for you to contact her and ask her.

And then the proposal would be that she would table through lawyers, then the lawyers would get together and negotiate back and forth.

Q.    And did you speak with Ms. Drake about that?

A.    I did. And — but I think — I’m almost positive now that I called Mr. Kampani first, because I wanted legal advice about this. Is this okay to be doing. And he said — and I described him, what I was going to do, he says, yeah, you can do that. So — and I kind of described the circumstances what Mr. Henderson had asked me to do and the potential path forward.

And then I called Ms. Drake, and I would say she — she was surprised by the call and she told me that she was preparing to celebrate her birthday with her mother and family and friends — this was late on Thursday night now — and she’s taken

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tomorrow off, it’s her first time off in months since the start of the Lockheed deal, and she really just — you know, it’s catching her cold, she really doesn’t have an opinion on this, she doesn’t want to think about it at all over the weekend, she just wants to relax and then she’ll get back to me at some point.

Q.    And then what happened after your call with Ms. Drake?

A.    Then I received — and where I was exactly when I got this — but I got — I believe it was an email, it may well have been a phone call from Mr. Kampani, saying that I interpreted to be Ms.— from Ms. Drake being relayed through him.    I was wrong in that regard. That was a bad assumption.

And I relayed those generic, you know, first-table terms for a negotiation to Mr. Henderson. And then I subsequently found out in a conversation with Mr. Kampani that he had not talked to Eileen, that after our conversation earlier, he had just put together his own thoughts on what he thought might be a reasonably acceptable package for a CEO to bring forward in these circumstances for an amicable separation from the company.

Now, once I realized that, I

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immediately called Mr. Henderson to let him know that that was not from Eileen, we’re not in a position to start a negotiation here. She has not responded. So my mistake.

Q.    And so at that time, you never received any terms from Ms. Drake herself with respect to her potential departure?

A.    In fact, I never did.

Q.    After January 27th, was a new slate of directors proposed?

A.    Say that again, what date?

Q.    Sure. January 27th, was a new slate of directors proposed?

A.    This would be the Steel slate?

Q.    The Steel slate was proposed after that time?

A.    I’m trying to recall the date.

Q.    Do you recall receiving a notice of nomination with respect to the Steel slate?

A.    Yes, I do. And — and I remember, I just — the date was a little off, but I just was struck by who was on it and who wasn’t.

Q.    And at that point, to your knowledge, had nom and gov met to prepare a company slate?

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A.    Not to my knowledge, no.

Q.    Had the investigation concluded?

A.    No.

Q.    And do you recall a meeting of the members of the nonmanagement committee on January 30th after the notice of nomination was delivered?

A.    Okay. So that would have been Sunday night, I believe, and the reason I remember all this, I was down in South Texas on a hunt, and it was hard to — you had to be in the right place to get phone connectivity, so I had to work that — so I remember — I think it was on Saturday, the day before, when I learned that there was a Steel slate, my name wasn’t on it. I thought, hmm, that’s interesting. And then the next day I think we came together, the six of us, without Mr. Lichtenstein and Ms. Drake, to see if we could discuss and find a way ahead.

Q.    Let’s take a look at Joint Exhibit 219, which is in your binder.

You’ll see this is an email from Jeff Wolters on January 31st. He writes, “Attached are the resolutions reflecting the consensus from the meeting of the six independent directors last night.”

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Do you see that?

A.    I do, on the first page, yes.

Q.    Yes.

And then on the second page, you see those resolutions?

A.    I do.

Q.    And do those reflect your understanding of what was agreed to during that meeting?

A.    It was my understanding that the lawyers were going to look at this again, but that that — this was in general what was agreed to. And one of the important things for me was that we wouldn’t have our hands tied as to whether or not Mr. Lichtenstein would be on the board after the completion of the investigation, and this -- one of the resolves here discusses that.

Q.    And are you referring to the fourth resolution there, it reads, quote, “The Board retains the authority to reconsider the inclusion of any person on the proposed slate in light of the results of the Company’s pending investigation or any other matter”?

A.    Yes.

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Q.    And so that satisfied your concern with respect to the investigation results?

A.    I wasn’t completely satisfied. I still thought, you know, we needed to complete the investigation, but at this point we’re at a negotiating point. And when you weigh — which I always do the best interests of the shareholders — what’s worse here, this — go into a proxy contest which will have impact on the company or find a way to settle this, but still preserve what I thought was important and the opportunity if — depending on the outcome of the investigation for us to be free in how we could adjudicate that or pass out consequences.

Q.    And did Ms. McNiff, Mr. Turchin, and Mr. Henderson agree to these resolutions?

A.    I think when we left this meeting, I think there was general agreement as to the content in here, but we subsequently heard back was that it couldn’t be a resolution. It needed to be an agreement, a written agreement.

Q.    Okay. And what did you understand to be the importance of the distinction between a resolution and an agreement?

A.    Well, I asked that question, and I

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forget who said it back to me and said, well, a resolution can be changed, an agreement can’t. And there wasn’t an agreement proposed, but it was mentioned that, no, we can’t — it’s not what we agreed to as a resolution. Frankly, I just didn’t recall that we had agreed to that. It’s possible that was said — someone had said. And Ms. McNiff raised this, and I don’t dispute her memory.

Q.    And at some point did the Steel slate — strike that.

At some point was the Steel slate publicly disclosed?

A.    Yes.

Q.    And what was your reaction to the public announcement of the Steel slate?

A.    Let’s see, the date on that was when? Was this on Friday? That’s when I found out — first found out about the slate, that’s when it was disclosed, I believe, Friday before we had this meeting on the 30th, yeah.

Q.    That’s your memory?

A.    Yeah.

Q.    Do you recall — do you recall how you felt when you learned about it?

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A.     Yeah, I was just — I’ve never been in a situation like this before, and I just was kind of curious. My first thought was, well, I guess I’m not going to be on the board, but I hadn’t thought it through, and I didn’t — it just was what it was. It was a surprise. And I believe, like I said, I think I saw that on Saturday before this meeting we just talked about, which happened on Sunday.

Q.    Did you feel that the company should respond to the public announcement?

A.    Yes, I thought it was important to — for our shareholders to know that this was happening. And I also thought it was important for them to know that there was an ongoing investigation because, again, it was so much a part of what I thought was important to how the correct process should follow here that we should have — complete the investigation, have a nom and gov meeting, and, you know, find the consequences of the investigation, have a nom and gov meeting, then have a board vote on the company slate.

And it just — it seemed to me that the members of the sitting board who had agreed to be on the Steel Partners slate had become conflicted in

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their ability to support a way forward on how to conduct the normal things I just described.

Q.    So you felt you had a duty to inform the shareholders of — not only with respect to the Steel slate nomination, but also the investigation?

A.    Yes, I thought that was an important point, that there was an investigation ongoing and the shareholders should know. Again, you know, the very first board I ever joined was in a darkroom. I’ll tell you, frankly, coming out of the military, we don’t know what a board of directors is, and I asked specifically early on, who do I work for? Who am I — who is my client here? And it was the shareholders of the company, and I’ve always taken that to heart since my very first board, and that was my motivation to support the press release that went out.

Q.    And so did you approve the press release?

A.    I did.

Q.    Had you ever approved a press release before the company had sent it out?

A.    Not to my recollection. I don’t remember that being a routine thing that we did at all.

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Q.    And press releases are not typically presented to the entire board before they’re sent?

A.    Not in my experience.

Q.    Is there any statement in the press release you believe is not factually correct?

A.    No.

Q.    And did you have any conversations with Mr. Lichtenstein subsequent to the publishing of the press release?

A.    Yes, he asked for a call, and we — again, it was just he and I on the phone. I was at home. And he — he was asking why — why we released that, why did — why did you mention the investigation, and I explained to him, I thought it was important. And more broadly, you know, he asked me why — why I took the position I was taking, and I said, because I feel like a gun’s being held to my head here, that this is a play to not get — I don’t see how — and this was based on counsel — how we could continue to put forward a slate when half the company had agreed to join the slate — or half the board, I should say, had agreed to join a proxy slate from Steel Partners. In other words, there’s — the board is split.

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Q.    When you say we could put forth a slate, who do you mean by “we”?

A.    The company, through a normal process, from government — nom and gov to be voted upon, and I couldn’t see how that could happen, and that’s what counsel advised as well, that this was unprecedented and there was really no way forward, in their view, to allow us to do what we needed to do, which I thought was important, was to make sure our shareholders didn’t have just one choice. I wanted them to have — and I’ll — you know, I’m okay with the Steel Partners slate being put out there, but there needs to be another slate as well, I think, and that would be one that came from the company.

Q.    And I want to go back to our conversation about the January 30th meeting.

At that meeting, you discussed the fact that a resolution could be changed and an agreement could not; right?

A.    That was — that was the answer to my question, what’s wrong with the resolution, and that was the answer I got from another board member.

Q.    And why was that important?

A.    To me, again, I thought it was

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important to preserve the options for the group, which was the six of us that were investigating allegations which I considered serious, the allegations to be serious, and, as I said earlier, there’s a bookend here of one extreme, nothing was done wrong; at the other extreme, serious things were done wrong and the board would not want Mr. Lichtenstein to continue to serve, and it didn’t make sense to me to not preserve that optionality and lock in an agreement that — that he could stay. And that’s what appeared to me was being attempted to be done.

Q.    After the February 1st press release, do you recall a board meeting being called?

A.    So the date, would this have been February — or I’m sorry —

Q.    Do you recall a board meeting being called in the early February time frame?

A.    I think there was, yes.

Q.    Let’s take a look at Exhibit 274.

A.    Thank you.

Q.    And I’m looking at the second page of the email, of the exhibit, excuse me, and that email on the bottom from Mr. Lichtenstein says, “Dear Tom, Kevin and Lance: I understand from the Company that

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you have called a board meeting ....”

Do you recall yourself, General Lord, and Mr. Corcoran calling a board meeting?

A.    Yes, we wanted to have a meeting.

Q.    And what was the reason for that?

A.    We — the question was how are we going to govern — how are we going to do board governance when we have conflicted — 50 percent of the board, we believe, was conflicted at the time. So how can we best go forward here and make sure we do the work that the shareholders expect us to do in an unbiased fashion.

Q.    And turning to the third page of that exhibit, there’s some proposed resolutions. Are those the resolutions that you and General Lord and Mr. Corcoran initially proposed?

A.    Yes.

Q.    And in that first resolution, it discusses the establishment of a committee that includes yourself, General Lord, and Mr. Corcoran.

And why did you propose the creation of that committee?

A.    Well, I thought it — and, again, this was — as we discussed with counsel, this would be a

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way to have a totally independent group of directors not influenced by being members of an outside proxy slate to be given appropriate authorities to conduct company business as the board, to include such things as nominating a slate.

Q.    And let’s pull up what’s been marked as JX 711, which I don’t believe is in your binder, but it will show up on the screen here.

A.    Okay.

Q.    And this is an email from February 4th from Mr. Kampani to yourself and your fellow board members, among others.

It says, “All - Attached please find the agenda and resolutions for today’s ([February] [4th]) board meeting.”

Do you recall this board meeting — strike that.

Do you recall this board meeting?

A.    Yes.

Q.    And what do you recall about this meeting?

A.    That I — I believe this was the board meeting where two opposing resolutions were presented.

Q.    And let’s take a look at the second

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page — I’m sorry, the third page.

Let’s take a look at the resolutions there at the bottom. Are those similar to the resolutions that we just discussed?

A.    Hard to read — thanks.

Yes, I believe — they look identical.

Q.     Okay. And let’s take a look at the next page. Apologies, the page after that.

And do you see this set of proposed resolutions?

A.    Yeah, I have a hard time reading it. I was going to say, I don’t know if it’s my eyes — that’s very helpful. Thank you.

ATTORNEY BEAUDIN: Thank you, Mr. White.

Q.    And do you recall these resolutions being presented at that board meeting?

A.    Yes, I do.

ATTORNEY BEAUDIN: And could you go to the final page, Mr. White. Thank you.

Q.    And do you recall what your opinion was of these resolutions?

A.    Yeah, again, I thought it was — was not acceptable because it did not allow for an

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independent development of a slate, and seemed to want to lock in the Steel slate.

Q.    General Chilton, I’m going to read to you a passage from the plaintiffs’ pretrial brief regarding the February 4th board meeting. It says, “The ploy would have given the Drake Slate the power to speak on behalf of the Company against their fellow directors, use Company resources to tilt the election in their favor, renegotiate the Lockheed Merger, issue public filings without consulting the board, and even seize control over the ongoing Investigation.”

Do you consider that to be an accurate reflection of the proposal you were making in your resolutions at the February 4th board meeting?

A.    Absolutely not.

Q.    Did you think this was a ploy that would give the Drake slate any power to speak on behalf of the company?

A.    No.

Q.    Did the Drake —

A.    First of all, I don’t know that there was a Drake slate. This — what was in my mind was the shareholders and what was right for them.

Q.    Well, as of February 4th, was there a

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company slate at all?

A.    No, I don’t think we’d had that process yet.

Q.    And was there a Drake slate at all?

A.    No.

Q.    And was the resolution that you and General Lord and Mr. Corcoran put forth a ploy to use company resources to tilt the election in your favor?

A.    No.

Q.    And was it a ploy to renegotiate the Lockheed merger?

A.    Absolutely not.

Q.    Was it a ploy to issue public filings without consulting the board?

A.    No.

Q.    And was it a ploy to seize control over the ongoing investigation?

A.    Absolutely not.

Q.    General Chilton, are you familiar with the temporary restraining order issued in this case?

A.    I am.

Q.    And have you complied with the requirements of the temporary restraining order?

A.    I have.

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Q.    And to the best of your knowledge, have all defendants complied with the requirements of the restraining order?

A.    Yes.

Q.    To the best of your knowledge, have any of the defendants used company resources in support of the proxy contest?

A.    No.

Q.    And how do you know that?

A.     Well, I can only know what I know and not what I don’t know. But what I can — at every meeting that we had, as we moved forward after the judge issued the TRO, I asked, as I heard new names being brought in to assist in various areas, I asked, are we in violation of the TRO? And the answer was always “no.” I queried at every meeting to make sure we were doing that.

THE COURT: Ms. Beaudin, we’re about out of time for the day. If you are wrapping up your direct examination, I’m happy to let you finish. Otherwise, would this be a good time to stop?

ATTORNEY BEAUDIN: Now is a good time. Thank you.

THE COURT: Okay. I’m assuming we’ll

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be picking it up with General Chilton’s direct examination tomorrow.

Let me ask you-all, in terms of the privilege issue we discussed, do you anticipate that coming up again in testimony tomorrow?

ATTORNEY LUTZ: No, not —

THE COURT: You can talk about it offline. If you think it will and you want me to look at submissions, I’m going to ask that you just get them to me by 9:00 tonight, and I can try to give you a ruling one way or another tomorrow morning.

ATTORNEY LUTZ: Thank you.

THE COURT: Okay. All right. Thank you-all very much. I’ll see you tomorrow.

(Proceedings concluded at 4:48 p.m.)

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I N D E X

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